   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2000.


                           REGISTRATION NO. 333-65089

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               CT HOLDINGS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           DELAWARE                                     7372                                75-2432011
(STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

  3811 TURTLE CREEK BOULEVARD                                                            STEVEN B. SOLOMON
          SUITE 770                                                                  CHIEF EXECUTIVE OFFICER
   DALLAS, TEXAS 75219-4421                                                   3811 TURTLE CREEK BOULEVARD, SUITE 770
       (214) 520-9292                                                                DALLAS, TEXAS 75219-4421
(Address and telephone number of                                                          (214) 520-9292
   principal executive offices)                                     (Name, address and telephone number of agent for service)

                                   COPIES TO:

  DAVID A. WOOD, ESQ.                           JOHN B. MCKNIGHT, ESQ.
  WOOD, EXALL & BONNET, L.L.P.                  LOCKE LIDDELL & SAPP LLP
  714 JACKSON STREET, SUITE 300                 2200 ROSS AVENUE, SUITE 2200
  DALLAS, TEXAS 75202                           DALLAS, TEXAS  75201
  (214) 742-8844                                (214) 740-8000

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE
            AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 17, 2000


                                   PROSPECTUS

                               CT HOLDINGS, INC.

                         786,784 SHARES OF COMMON STOCK

         This prospectus relates to the offer and sale from time to time by some selling stockholders of up to 786,784 shares of common stock of CT Holdings, Inc., of which 589,755 shares are issuable upon the exercise of outstanding warrants and 197,029 shares have already been issued upon the exercise of the related warrants. This prospectus includes shares, the offer and sale of which was originally registered pursuant to a registration statement declared effective by the Securities and Exchange Commission in November 1998. The offer and sale of the shares of common stock covered by this prospectus is not being underwritten.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. All the expenses related to the registration of the shares will be paid by us, except that the selling stockholders will pay any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders. We would receive estimated gross proceeds of approximately $364,650 if all of the warrants to purchase shares of our common stock that are currently outstanding and covered by this Prospectus are exercised by their holders. See "Use of Proceeds."

         The selling stockholders may sell the shares of common stock directly or through one or more broker-dealers in the Nasdaq Stock Market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."


         Our common stock is now listed on the Nasdaq SmallCap Market under the symbol "CITN." On August 15, 2000, the last reported sale price for the common stock on the Nasdaq SmallCap Market was $0.94 per share.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                THE DATE OF THIS PROSPECTUS IS AUGUST ___, 2000.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Prospectus Summary                                                           5
Risk Factors                                                                 9
Use of Proceeds                                                             27
Selling Stockholders                                                        28
Plan of Distribution                                                        29
Market Prices of Common Stock and Dividend Policy                           31
Management's Discussion and Analysis of Financial
     Condition and Results of Operations                                    32
Our Business                                                                40
Management                                                                  52
Certain Relationships and Related Transactions                              56
Principal Stockholders                                                      60
Description of Capital Stock                                                61
Legal Matters                                                               63
Experts                                                                     64
Index to Consolidated Financial Statements                                 F-1



          ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION


         Unless the context otherwise requires, "CT Holdings," the "Company," "we," "our," "us" and similar expressions refers to CT Holdings, Inc. and its predecessors, but not to the selling stockholders. "Selling stockholders" refers to the stockholders identified under the caption "Selling Stockholders."


         We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

Judiciary Plaza                    Citicorp Center                    Seven World Trade Center
Room 1024                          500 West Madison Street            13th Floor
450 Fifth Street, N.W.             Suite 1400                         New York, New York 10048
Washington, D.C. 20549             Chicago, Illinois 60661

         You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You also can find our SEC filings at the SEC's website at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

         Our World Wide Web site is located at http://www.ct-holdings.com. Information contained on our Web site does not constitute, and shall not be deemed to constitute, part of this prospectus.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Generally, these forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the sections captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock.

                                   CT HOLDINGS


         We are an incubator of Internet service companies that provides early stage ventures with a single source of management capital, as well as consulting on operations, marketing and strategic planning. Our incubator model is designed to enable the start up companies with whom we partner to become online market leaders in their industries. We began our Internet activities in 1999 with the formation of Parago, Inc., an application service provider (ASP) and Internet based business process outsourcer (BPO) that provides an online suite of offerings designed to increase sales, reduce costs, retain customers and increase client profitability. These services include online promotional management, online rebate processing, proactive email, online surveys, online multimedia product demonstrations and manuals, and online customer data warehousing, analysis and reporting. Parago's comprehensive integrated suite of outsourced customer care solutions are marketed across multiple industry lines. In May 2000, we acquired a minority interest in River Logic, Inc., which is headquartered in Beverly, Massachusetts and creates and operates integrated decision support networks for industries such as K-12 education, utilities, forest products, health care and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a competitive advantage.

         In addition to our incubation business, we continue to operate our "Citadel Technology" security software line, which is focused on developing and marketing security and administration software products for both computer networks and desktop personal computers. Our integrated, easy-to-use software products enable network administrators to control access to network resources, automate routine network maintenance tasks, and automatically shutdown and restart servers and desktop PCs in the event of a network crash. These software products also enable individual PC users to control access to their desktops, secure files, and index and retrieve files stored in a variety of storage media. Our Citadel Technology software products are designed to reduce the direct and indirect costs of computer network operations, protect proprietary networks and information, and otherwise improve overall office productivity.

         Our core focus is on our incubation services, and we are currently analyzing various strategic alternatives for our Citadel Technology security software business, including new strategic alliances with third parties, new applications of the technology, new third party licensing or joint venture arrangements or the sale of the business line. As a result, management believes that the results of operations for our Citadel Technology security software business will continue to be adversely affected in the future by our core focus on incubation services.

OVERVIEW OF OUR PARAGO SUBSIDIARY

         In January 1999, we announced that we had formed a subsidiary, Parago, Inc. (formerly How2.com), to implement our Internet and e-commerce strategies. Parago is an application service provider (ASP) and Internet based business process outsourcer (BPO) that provides an online suite of continuous customer interaction offerings designed to increase sales, reduce costs, retain customers and increase client profitability. These services include online promotional management (including online rebate processing), proactive email, online surveys, online multimedia product demonstrations and manuals, and online customer data warehousing, analysis and reporting. Parago's comprehensive integrated suite of outsourced continuous customer interaction solutions are marketed across multiple industry lines.

         Parago provides Internet-based solutions that automate customer relationship management. Parago's solutions enable both brick-and-mortar and e-commerce businesses to more efficiently develop, retain and extend customer relationships and improve sales, marketing and customer retention. Parago's Internet-enabled enterprise solutions include PromoCenter, InfoCenter and KnowledgeCenter. By automating customer care activities such as online and traditional rebate processing and promotions, Parago allows its clients to enhance customer retention, increase revenue opportunities and improve operating efficiencies. Parago's Internet-based solutions seek to transform promotional management and product information from customer service liabilities to retention and extension opportunities.

         Parago's online solutions provide a new vehicle for its clients to conduct targeted marketing to customers with whom they have traditionally lost contact subsequent to the point of purchase. Parago is developing proprietary software that will provide an online mechanism for customers, many of whom have immediate purchasing power in the form of promotional proceeds, to apply those proceeds towards the purchase of additional products or services. Parago's solutions also capture valuable customer information that can help its clients better understand customer behavior. Parago plans to provide fee-based customer specific or aggregated data analyses to assist clients in designing future promotions. Parago's solutions also enable businesses to improve operating efficiencies by allowing them to analyze the results of their promotions and manage these promotions on a real time basis.

         Parago has increased the number of its clients to approximately 160 as of July 15, 2000, which include leading national retailers, manufacturers and service providers. For Parago's quarter ended June 30, 2000, Parago reported record revenues of approximately $4,000,000, a 400% increase over the 1999 second quarter. Parago's gross margins improved to approximately 59% in the second quarter of 2000 from 46% in the first quarter of 2000 (on a normalized basis), as Parago expanded its offerings.

         Parago has completed several acquisitions since its inception. In March 1999, Parago acquired 2-Lane Media, Inc., an award-winning interactive/multimedia communications firm. The principal asset acquired in this transaction was the technical expertise of the 2-Lane personnel, who, prior to the acquisition, offered Web site and e-commerce design services for a diverse client roster. In May 1999, Parago completed its acquisition of FCI Services, Inc., Forward Communications, Inc. and Forward Freight, Inc. (collectively, "Forward"), a product rebate and promotional fulfillment operation that offered its clients solutions for designing, implementing and fulfilling merchandise and consumer rebate programs. In addition to processing rebates, Forward handled fulfillment assignments for e-commerce, high technology and other companies. In August 1999, Parago completed its acquisition of some of the assets of Broadcast Production Group, Inc. used in multimedia production and content conversion (to convert traditional media formats into web-enabled content). In addition, in connection with the acquisition, Parago retained certain members of Broadcast Production Group's management team as employees of Parago. In connection with Parago's acquisition of 2-Lane, we agreed to convert the Parago shares of common stock issued in connection with the merger into up to 500,000 of our shares at the option of the 2-Lane shareholders. In addition, pursuant to the terms of the subscription agreements between Parago and some of its stockholders, we may be required to issue up to 414,000 shares of our common stock to such stockholders based upon a conversion price of $3.75 per share. These provisions could have the effect of diluting our stockholders if the market price of our common stock is above the effective conversion prices at the time of conversion.

         At June 30, 2000, we owned 20,000,000 shares of the common stock of Parago, representing 45.2% of the outstanding common stock of Parago (or 38.8% including preferred stock on an as-if-converted basis). As a result, we account for our ownership interest in Parago using the equity method of accounting. Since its inception, Parago has incurred net losses and now has a substantial accumulated deficit, which have had an impact upon and are reflected in our financial statements. For example, for the quarter ended May 31, 2000, we recorded an "equity in loss of unconsolidated affiliate" of $1,060,884. We understand that Parago expects to incur net losses for the foreseeable future, and, even though our investment in Parago is currently carried at zero and will not be further reduced, we may record significant losses relating to our Parago subsidiary as it continues to develop its business services in the future if increases in Parago equity occur.

         Parago filed a registration statement with the Securities and Exchange Commission relating to an initial public offering of shares of its common stock in October 1999, but applied to withdraw this registration statement in March 2000. Parago plans to refile a registration statement covering its proposed initial public offering. We previously announced that we intend to distribute 15% of the shares of Parago common stock that we hold to our stockholders, subject to compliance with the SEC requirements applicable to the proposed distribution and upon the expiration of a 180-day lock-up agreement between the underwriters of the Parago proposed initial public offering and us. If there are some problems associated with compliance with SEC requirements or state law, then the distribution of Parago shares may be delayed or may not occur. There can be no assurance that Parago's initial public offering will be completed, or that we will otherwise complete the distribution of a portion of our shares to our stockholders on the proposed terms or at all.

OVERVIEW OF RIVER LOGIC

         On May 5, 2000 we completed a previously announced transaction whereby we acquired a minority interest in River Logic, Inc. (formerly iNetze.com, Inc.). As part of this transaction we acquired approximately 5.9% of the outstanding shares of capital stock of River Logic, Inc. from several of its existing shareholders in exchange for 333,333 shares of our common stock. We also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by one of our wholly-owned subsidiaries of the ESRN Assets, as described below. The acquired shares of River Logic's preferred stock are convertible into shares of common stock that represent approximately 13.1% of the currently outstanding shares of capital stock of River Logic on a post conversion basis as of May 5, 2000.

         In July 2000, River Logic closed a $3 million private placement of shares of its Series B preferred stock to a venture capital firm that specializes in early stage technology firms that offer B2B Internet solutions that provide strong value-oriented models for their prospective market-space.

         In addition, one of River Logic's resellers, Heads Up! Systems, LLC, and PriceWaterhouseCoopers, LLC entered into a strategic alliance offering clients of process- and supply-chain modeling applications reliability in the use of enterprise modeling tools. New software such as COR Technology(C) by River Logic, provides business planners and managers with the ability to identify profit improvement opportunities, design and communicate supply chain and business process information, and to develop model-based tactical and strategic plans. The crucial step of model validation - ensuring that these complex and detailed models accurately and reliably represent business behaviors and financial results - is vital for instilling confidence by users and ensuring that models function properly.

         Our Chief Executive Officer, Steven B. Solomon, serves on the board of directors of River Logic.

         In connection with our investment in River Logic, we also made two $300,000 bridge loans to River Logic that together are convertible into 800,000 shares, in the aggregate, of common stock that would represent approximately 3.8% of the currently outstanding capital stock of River Logic on a post conversion basis as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter, (ii) is secured by certain assets of River Logic, (iii) is payable upon our demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, we owned approximately 19% (22.2% in the event the bridge loans and other securities are converted in full) of the voting stock of River Logic as of May 5, 2000.

         The ESRN Assets consist of the EBSCO School Resource Network (ESRN Network), an educational network catering to kindergarten through 12th grade (K-12). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs. The ESRN Network is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of CT Holdings from a subsidisry of EBSCO Industries in connection with this transaction in exchange for 666,667 shares of CT Holdings' common stock.

         We intend to file a resale registration statement relating to the shares of our common stock issued in connection with this transaction within 90 days of the closing.

         As we hold a less than 20% ownership interest in River Logic the investment has been accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of River Logic is not included in the consolidated statements of operations.

         River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education, Utilities, Forest Products, Healthcare and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a decisive competitive advantage. River Logic has several industry-specific networks in development. Additionally, River Logic develops and licenses its technologies to key industry partners.

LETTER OF INTENT WITH IDEAVILLAGE

         As part of our strategy to fund early stage Internet companies, we recently entered into a letter of intent with ideavillage.com and its stockholders relating to a transaction in which we would gain the right to acquire a substantial minority interest in ideavillage. ideavillage develops and markets an Internet enabled consumer testing solution that enables businesses to test market products to consumers in advance of the products' release, permitting businesses to reduce the likelihood of a product that lacks consumer interest and to reduce costly inventory returns. In addition to its proprietary technology, ideavillage has created an inventor portal designed to permit inventors to access markets for their inventions. ideavillage also markets and distributes consumer products through retail channels. We currently anticipate that this transaction will close in September 2000. The letter of intent provides, among other things, that we will purchase shares of ideavillage preferred stock convertible into 25% of the outstanding shares of ideavillage common stock in exchange for options to purchase 750,000 shares of our common stock at $1.00 per share and $4,500,000 in cash and Parago services and technology to ideavillage, and the shareholders of ideavillage will grant us an option to acquire up to an additional 26% of the outstanding common stock of ideavillage for the next year for $9 million payable in cash or 1.8 million shares of our common stock valued at $5.00 per share. We will also receive preemptive rights covering certain future ideavillage equity offerings and representation on ideavillage's board. There can be no assurance that the foregoing transaction will close in September 2000 or at all.


         We maintain our principal executive offices at 3811 Turtle Creek Blvd., Suite 770, Dallas, Texas 75219-4421; the telephone number of this office is (214) 520-9292.

                                  THE OFFERING



Securities Offered                                           786,784 shares of common stockissued or
                                                             issuable upon exercise by selling
                                                             stockholders of the warrants.

Common Stock to be Outstanding
  After this Offering (1)                                    49,439,473 shares of common stock.

Use of Proceeds                                              We will not receive any of the proceeds
                                                             from the sale of the shares of common
                                                             stock offered by this prospectus. We
                                                             will receive estimated gross proceeds
                                                             of up to $364,650 if the selling
                                                             stockholders exercise all of the
                                                             currently outstanding warrants
                                                             to purchase the shares of our common
                                                             stock covered by this prospectus. We
                                                             currently intend to use such net
                                                             proceeds, if any, for working capital
                                                             and general corporate purposes. See
                                                             "Use of Proceeds."


Risk Factors                                                 An investment in the shares of common
                                                             stock offered hereby involves a high
                                                             degree of risk and should be made only
                                                             by investors who can afford the loss of
                                                             their entire investment. See "Risk
                                                             Factors."

Nasdaq SmallCap Market trading symbol                        CITN



(1) Assumes conversion in full into shares of common stock of the warrants covering 589,755 shares of common stock held by the selling stockholders as described in "Selling Stockholders," as well as the conversion in full of options covering 100,000 shares of common stock into shares of common stock.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware of various risks, including those described below. Investing in our common stock involves a high degree of risk. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

GENERAL RISKS


WE RECENTLY DECIDED TO CHANGE OUR BUSINESS TO FOCUS ON INCUBATION OF EARLY STAGE B2B COMPANIES; HENCE, WE WILL ENCOUNTER NUMEROUS RISKS ASSOCIATED WITH OUR NEW BUSINESS FOCUS AND OUR PRIOR OPERATING HISTORY MAY NOT BE A MEANINGFUL GUIDE TO EVALUATING OUR FUTURE PERFORMANCE.



         In January 2000 we announced that we were changing our business model to focus on the incubation of early stage B2B ventures. Other than our formation and development of Parago, we have little experience in this area. As a consequence, our prior operating history may not provide a meaningful guide to our prospects in the emerging B2B market. Moreover, our new business model and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. We may be unable to execute our strategy of developing our B2B incubation business due to numerous risks, including the following:



    o We may be unable to identify or develop relationships with attractive emerging B2B companies.

    o Any B2B companies that we are able to attract may not succeed and the value of our assets and the price of our common stock could consequently decline.

    o Our new business model is unproven and depends on the willingness of companies to participate in our incubator and collaborate with us and each other.

    o Our expenses will increase as we refocus on our new B2B incubation business model and seek to build the infrastructure necessary to implement this model.

    o We face competition from other incubators of B2B e-commerce companies, some of which are publicly traded companies, venture capital companies and large corporations; many of these competitors have greater financial resources and brand name recognition than we do, which may make it difficult for us to effectively compete.

    o We will require additional capital resources in order to implement our new B2B e-commerce business model and we may not be able to obtain these resources on attractive terms, if at all.

WE RECENTLY COMPLETED OUR FIRST INVESTMENT IN AN EARLY STAGE B2B VENTURE FOLLOWING OUR FORMATION AND DEVELOPMENT OF PARAGO; THERE CAN BE NO ASSURANCE THAT THIS INVESTMENT WILL PROVE TO BE A FINANCIALLY ATTRACTIVE INVESTMENT.

    We recently completed a transaction in which we acquired approximately 19% of the shares of River Logic, Inc. We have never done business with River Logic before and this is our first investment in an early stage B2B venture following our formation and development of Parago. Inasmuch as River Logic is an early stage venture, it is difficult to judge its future prospects.

WE RECENTLY ANNOUNCED OUR ENTRY INTO A LETTER OF INTENT TO MAKE AN INVESTMENT IN IDEAVILLAGE.COM AND WE ANTICIPATE MAKING INVESTMENTS IN OTHER COMPANIES IN THE FUTURE; THERE CAN BE NO ASSURANCE, HOWEVER, THAT WE WILL COMPLETE OUR INVESTMENT IN IDEAVILLAGE OR IN ANY OTHER COMPANY OR, IF COMPLETED, ANY OF THESE INVESTMENTS WILL PROVE ATTRACTIVE.

         As part of our strategy to fund early stage Internet companies, we recently entered into a letter of intent with ideavillage.com and its stockholders relating to a transaction in which we would make an investment in ideavillage. The letter of intent provides, among other things, that we will purchase shares of ideavillage preferred stock convertible into 25% of the outstanding shares of ideavillage common stock in exchange for options to purchase shares of our common stock, $4.5 million in cash and the provision of Parago services and technology to ideavillage. We have not yet determined how we will finance the cash required to complete this investment. We anticipate closing the ideavillage transaction in September 2000, although our completion of this transaction is subject to a number of conditions and circumstances, many of which are beyond our control. Further, inasmuch as ideavillage is an early-stage venture, it is difficult to judge its future prospects. Although we expect to make an investment in ideavillage and other companies in the future, there can be no assurance that any of these investments will be completed or, if completed, will prove to be attractive.


WE MAY INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER OTHER ADVERSE CONSEQUENCES IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY.


         We may incur significant costs to avoid investment company status and may suffer other adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940. Some of our contemplated equity investments in other businesses may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or Securities and Exchange Commission safe harbor applies. If we were to be deemed an investment company, we would become subject to the requirements of the 1940 Act. As a consequence, we would be prohibited from engaging in some businesses or issuing our securities and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.



         Although we have yet to make any investments in the investment securities of an incubation startup or existing company other than Parago and River Logic, such investments, if and when made, could fluctuate in value, which may cause the value of such securities to exceed 40% of our total assets. Unless an exclusion or safe harbor were available to us, we would have to attempt to reduce our investment securities as a percentage of our total assets. This reduction could be accomplished in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we may otherwise have preferred. These sales may be at depressed prices and we might never realize anticipated benefits from, and may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.


OUR EARNINGS AND STOCK PRICE ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         Due to the factors noted below, our earnings and stock price have been and may continue to be subject to significant volatility, particularly on a quarterly basis. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock. This may occur again in the future.

         Additionally, we have received requests from the staff of the Securities and Exchange Commission for additional information regarding the accounting for some of our acquisitions, including questions relating to the write-off of associated in-process research and development costs and other matters. While we have responded to these requests, we cannot determine at this time the effect, if any, that the outcome of this matter will have on our reported financial position or results of operations. However, should the staff of the Securities and Exchange Commission require us to retroactively record any adjustments, the effect could have a material adverse impact on the future trading price of our common stock.


RISKS RELATED TO OUR INTERNET SUBSIDIARY, PARAGO, INC.

         The following are some risks related to the business of Parago, Inc., our Internet subsidiary, and should be considered in addition to the risk factors described in this prospectus. Any of these factors could have a material adverse effect on us, as we owned 45.2% of the outstanding shares of common stock (or 38.8% including preferred stock on an as-if converted basis) of Parago at June 30, 2000. Parago filed a registration statement with the Securities and Exchange Commission relating to an initial public offering of shares of its common stock in October 1999, but applied to withdraw this registration statement in March 2000. Parago plans to refile a registration statement covering its proposed initial public offering.

THERE CAN BE NO ASSURANCE THAT PARAGO'S CONTEMPLATED INITIAL PUBLIC OFFERING WILL TIMELY, OR EVER, BE SUCCESSFULLY COMPLETED.

         The delay or complete abandonment of the contemplated Parago initial public offering could have a material adverse effect on our stock price due to our substantial equity interest in Parago. You cannot be assured that the initial public offering will occur in the near future or ever at all. In addition, we have agreed to convert the shares of Parago common stock issued in connection with the acquisition of 2-Lane Media by Parago into up to 500,000 of our shares at the option of the 2-Lane Media shareholders. Pursuant to the terms of the subscription agreements between Parago and some of its stockholders, we may be required to issue up to 414,000 shares of our common stock based on a conversion price of $3.75 per share (above the fair market value on the dates of issuance) at the option of such stockholders. These provisions could have the effect of diluting our stockholders if the market price for our stock is above that price at the time of conversion.

WE MAY NOT BE ABLE TO EFFECT THE DISTRIBUTION OF PARAGO SHARES.

         We previously announced that we intend to distribute shares of Parago common stock to our shareholders upon compliance with the Securities and Exchange Commission (SEC) requirements applicable in connection with the proposed distribution and upon the expiration of a 180 day lockup agreement between the underwriters of Parago's proposed initial public offering and us. If there are problems associated with compliance with SEC requirements or state law, then the distribution of Parago shares may be delayed or may not occur. There can be no assurance that we will complete the distribution on the proposed terms or at all.

PARAGO'S BUSINESS AND FUTURE PROSPECTS ARE EXTREMELY DIFFICULT TO EVALUATE BECAUSE ITS OPERATING HISTORY IS VERY LIMITED AND ITS BUSINESS MODEL IS NEW, UNPROVEN AND EVOLVING.



         Parago was formed in January 1999. Since its formation, Parago has:

                  o   acquired its rebates operation in May 1999;

                  o   launched its Web site in September 1999; and

                  o completed the initial development of its online rebate application in December 1999.

         As a result, Parago has only a limited operating history on which one can base an investment decision. You should consider its prospects in light of the uncertainties and difficulties frequently encountered by companies in their early stages of development.

         In addition, its business model is new, unproven and evolving. In December 1999, Parago focused its business to concentrate on its online customer care solutions. Parago cannot assure that its new, focused business model will be commercially successful. Parago cannot assure you that that its online solutions will be accepted by businesses or consumers. If Parago is unable to establish pricing and service models acceptable to manufacturers, retailers and service providers and attractive to their customers, its Internet-based solution may not be commercially successful.

SOME MAJOR COMPONENTS OF PARAGO'S BUSINESS STRATEGY HAVE NOT YET BEEN IMPLEMENTED AND THE TECHNOLOGIES AND APPLICATIONS NECESSARY TO IMPLEMENT ITS ENTIRE BUSINESS STRATEGY HAVE NOT YET BEEN DEVELOPED. IF PARAGO DOES NOT DEVELOP THESE TECHNOLOGIES AND APPLICATIONS IN A TIMELY MANNER, ITS RESULTS OF OPERATIONS WILL SUFFER.

         Some of Parago's business strategies related to its Internet-based solution have not yet been implemented. To implement these strategies Parago must develop new applications and enhance its existing applications. Its online promotional management and product information applications are new, unproven and evolving and Parago continues to develop enhancements to these applications. Its technology that enables its clients' customers to apply promotional proceeds to additional products and services immediately following submission has not yet been completed. Further, the more advanced aspects of its technology that enables clients to access customized, real time customer data analysis are still in the design phase. These applications and technologies are critical to the success of its business. The development and implementation of these technologies and applications is complicated and time consuming. Parago cannot assure you that Parago will successfully develop all of its planned technologies and applications. If Parago does not develop and implement these technologies and applications in a timely manner, its results of operations will suffer.

PARAGO HAS A HISTORY OF NET LOSSES AND EXPECTS TO CONTINUE TO INCUR SUBSTANTIAL NET LOSSES IN THE FUTURE.

         Parago had a net loss of approximately $9.1 million for the three months ended May 31, 2000 and an accumulated deficit of approximately $48.4 million at May 31, 2000. Parago anticipates that its operating expenses will increase in the foreseeable future as Parago continues to develop its technology and applications, increase its sales and marketing activities, expand its outsourced solutions capabilities and improve its operational and financial systems. In addition, because its increasing expense levels are based, in part, on expectations of its future revenues, any decline in its revenues below its expectations would have a disproportionately adverse impact on its operating results. Accordingly, Parago expects to incur additional losses for the foreseeable future. If its revenues do not grow as Parago anticipates, Parago may never be profitable.

PARAGO'S REBATE AND RELATED SERVICES HAVE ACCOUNTED FOR SUBSTANTIALLY ALL OF ITS REVENUES SINCE INCEPTION, AND PARAGO EXPECTS TO DEPEND ON ITS PROMOTIONAL MANAGEMENT APPLICATION AND PROCESSING SERVICES FOR A SIGNIFICANT PORTION OF ITS REVENUES FOR THE FORESEEABLE FUTURE.

         Parago's rebate and related services accounted for approximately 96.5% of its total revenues for the three months ended May 31, 2000. Parago anticipates that revenues from its rebate solution will continue to constitute the major portion of its revenues for the foreseeable future. A decrease in the amount of promotional dollars spent on rebate programs by its clients or a decrease in the rebate service fees Parago receives would negatively impact its results of operations.

PARAGO IS DEPENDENT ON FOUR CLIENTS FOR A SUBSTANTIAL PORTION OF ITS BUSINESS.

         Parago is dependent upon its relationship with a small number of clients for a substantial portion of its existing and anticipated revenues. Four of its rebate clients accounted for approximately 84.9% of its aggregate invoiced revenue for the three months ended May 31, 2000. As a result of this concentration of sales, Parago's business, operating results or financial condition would suffer as a result of the termination of or adverse change in its relationship with any of these clients.

         In addition, Parago cannot assure you that its relationship with these clients will continue, or if continued, that the revenues from these clients will remain at current levels or increase in any future period. The initial term of its agreement with Staples expired in July 2000. The agreement is renewable annually upon mutual agreement. In addition, Staples' vendors may not use, or may discontinue their use of, Parago's rebate solution. Parago currently performs rebate services for eMachines under an oral agreement. Consequently, its agreement with eMachines could be terminated. Based on the nature of these agreements, Parago cannot assure you that Parago will generate significant revenues in future periods from any of its principal rebate clients. The loss of all or any part of Parago's relationship with any of these clients would seriously harm its business.

MANY OF PARAGO'S CLIENT AGREEMENTS ARE TERMINABLE BY THE CLIENT AT WILL.

         Parago does not have any long-term agreements with its clients. In addition, many of its agreements with its clients are terminable by the client at will. Therefore, Parago cannot assure you that any of its clients will continue to use its online solutions for any period of time. The loss of a significant number of its clients would seriously harm its business.

PARAGO'S REVENUE IS DEPENDENT UPON ITS CLIENTS' BUSINESS AND PRODUCT SALES.

         Parago's revenue is primarily transaction based and will fluctuate with the volume of transactions or levels of sales of products by its business clients for which Parago provides its online customer relationship management solutions. Its business would suffer if its clients decrease their activity that relates to its online customer relationship management solutions.

PARAGO'S BUSINESS MODEL IS DEPENDENT ON ITS ABILITY TO SUCCESSFULLY ENTER INTO RELATIONSHIPS WITH CLIENTS, OF WHICH PARAGO CURRENTLY HAS ONLY A LIMITED NUMBER. MOST OF THESE RELATIONSHIPS WILL NOT BE EXCLUSIVE AND MAY BE TERMINATED BY ITS CLIENTS AT ANY TIME.

         Parago's ability to become profitable depends on its ability to successfully enter into relationships with manufacturers, retailers and service providers that wish to use its online promotional management and product information solutions. Parago currently has these business relationships with only a limited number of clients. Currently, Parago has four principal promotional management clients that use its promotional management application. Parago only recently began marketing its online product information solution and currently does not have any clients using this solution. Parago anticipates that its arrangements with clients will typically not be exclusive and will be subject to termination upon short notice. In addition, Parago cannot assure you that these arrangements will result in revenues or be profitable for it. If Parago cannot develop relationships with new clients, its results of operations will be significantly and negatively impacted.

PARAGO'S QUARTERLY OPERATING RESULTS WILL LIKELY VARY SIGNIFICANTLY IN THE
FUTURE.

         Parago expects that its revenues and operating results may vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of its results of operations may not be meaningful. In some future quarter or quarters, its operating results are likely to fall below expectations. Any shortfall will likely adversely affect the price of its common stock in a manner that may be unrelated to its long-term operating performance.


         Its quarterly operating results, as well as its operating results generally, may also vary depending on a number of factors, including but not limited to:


     o demand for its online promotional management and product information solutions;

     o fluctuations in the average promotion amount and number of the transactions processed by it;

     o seasonality in its clients' rebate promotions;


     o its ability to develop, introduce and market new applications and enhancements to its existing applications on a timely basis;

     o its ability to attract and retain clients and to generate client satisfaction;

     o changes in its pricing policies or those of its competitors;

     o changes in accounting standards and revenue recognition policies; and

     o costs related to the acquisition of technologies and businesses.


         Because of its limited operating history, Parago has limited insight into trends that may emerge and affect its operating results.

THE AMOUNT OF REVENUES PARAGO RECOGNIZES AS A RESULT OF EXPIRED OR UNCASHED REBATE CHECKS MAY BE REDUCED BY ABANDONED PROPERTY LAWS OR AN INCREASE IN THE PERCENTAGE OF REBATE CHECKS CASHED BY CONSUMERS.

         Parago bills its rebate clients for the full amount of the rebate checks that it issues to its customers, plus a processing fee. Some customers never cash their rebate checks. In the rebate industry, expired or uncashed checks are referred to as "slippage". Slippage is recorded on its books as an increase to revenues. The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property, possibly including slippage, must surrender that property to the state. As a result, any state into which Parago sends rebate checks could assert that it is entitled to unclaimed rebate checks that Parago has issued to consumers in that state.

         Its operating results could suffer if any state is entitled to a significant portion of these slippage amounts as a result of its unclaimed property or escheat laws.

         Furthermore, Parago expects that more of its clients' customers will cash their rebate checks as a result of its online rebate solution, which would reduce slippage. A decline in the amount of slippage that Parago retain could decrease its revenues and negatively impact its results of operations.

TO CONTINUE ITS OPERATIONS AND BUSINESS, PARAGO MUST COMPLETE ITS INITIAL PUBLIC OFFERING OR FIND ALTERNATIVE FINANCING.

         Parago's ability to maintain and grow its business is dependent on its access to sufficient funds to support its working capital and capital expenditure needs. If Parago does not complete its initial public offering, Parago must find an alternative method of financing. If Parago does not complete its initial public offering or find an alternative source of funds, its business and results of operations will be seriously harmed. Parago believes that the net proceeds from its initial public offering, if completed, will be sufficient to fund its working capital and capital expenditure needs for at least the next 12 months.

PARAGO'S BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION AND LOYALTY NECESSARY TO SUCCEED.

         Parago believes that broad recognition and favorable business perception of the Parago brand are essential to its future success. Accordingly, Parago is pursuing an aggressive brand-enhancement strategy, which includes advertising, trade shows, promotional programs and public relations activities. Successful positioning of its Parago brand will largely depend upon:

     o its ability to provide high quality service to its clients and their customers, including online and offline responses to customer inquiries regarding the status of their promotional proceeds;

     o the success of its promotional programs and public relations activities; and

     o the technical performance and visual appearance of its applications and Web site.

         To increase awareness of the Parago brand Parago spent significant amounts in a sales and marketing campaign in the last half of 1999 and will spend significant amounts in the future on marketing and promotions programs targeted at decision makers within its prospective clients' organizations. These expenditures may not result in a sufficient increase in net revenues to cover these marketing and promotion expenses. Even if brand recognition increases, its number of clients, the number of transactions processed through its online solutions or number of licenses sold to use its applications may not increase.

         Between September and December 1999, Parago spent approximately $17.0 million on a brand advertising campaign that was partially related to informational tutorials related to lifestyle topics Parago offered on its Web site. In December 1999, Parago focused its business model to concentrate on its online solutions. Therefore, Parago may not be able to realize the full benefit of the advertising expenses that related to the information tutorials that did not relate primarily to its online solutions.

THE DAY-TO-DAY OPERATIONS OF PARAGO'S COMPUTER AND COMMUNICATIONS EQUIPMENT ARE DEPENDENT ON THIRD PARTIES. THE PERFORMANCE OF EXODUS COMMUNICATIONS, INC. IS CRITICAL TO ITS OPERATIONS.

         Parago depends upon third parties for several critical elements of its technology. Parago has entered into material contracts with Exodus Communications, Inc. for its data center hosting, and plans to continue to enter into material contracts with other third parties, to manage, maintain and expand the computer and communications equipment and software needed for the day-to-day operations of its business.

         To assist Parago with its technical operations, Exodus maintains Parago's communications lines and manages the network data centers where its network data is stored. If Exodus does not perform to its requirements, Parago would have to obtain similar services from another provider or perform these functions themselves. Parago may not be able to successfully obtain or perform these services on a timely or cost-effective basis. Due to the third party installation of the computers, communications equipment and software needed for the day-to-day operations of its Web site, Parago may be entirely dependent on that party to manage, maintain and provide security for this technology. Any termination or breach of these contracts could have a material adverse effect on its business.

IN ORDER TO MANAGE ITS GROWTH AND EXPANSION, PARAGO WILL NEED TO IMPROVE AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

         Since its formation, Parago has experienced significant expansion of its operations. Since its inception in January 1999, Parago has expanded from one employee to more than 360 employees. Further, since inception, Parago has expanded from operating solely from its Dallas headquarters to operating from three additional facilities located in Coppell, Texas and the metropolitan areas of Los Angeles and San Jose, California. This expansion has placed a strain upon its management systems by increasing management responsibilities, consuming more of management's time and making close coordination among its executive, finance, accounting, sales, marketing and operations organizations more complex. Other resources, such as the cash required to meet increased expenses associated with expansion, have also been strained. Its ability to compete effectively and to manage future expansion of its operations, if any, will require it to continue to improve its financial and management controls, reporting systems and procedures as well as continue to train and manage its employee work force. If Parago is unable to manage its growth and expansion, its business will be materially adversely affected.

ADOPTION AND INTEGRATION OF ITS APPLICATIONS BY LARGE CLIENTS IS COMPLEX, TIME CONSUMING AND EXPENSIVE AND PARAGO MAY EXPEND RESOURCES ON DEVELOPING NEW RELATIONSHIPS THAT DO NOT MATERIALIZE.

         Parago recruits clients to process their promotions, and their vendors' promotions in the case of retail clients and includes their product information as part of its online solutions. Most of the clients Parago recruits are large companies. The adoption and integration of its solutions by large companies tends to be complex, time consuming and expensive. In many cases, its clients must change established business practices and conduct business in new ways in order to use Parago's online solutions and associated applications. In addition, they generally consider a wide range of other issues, including the benefits, ease of use, ability to work with existing systems, functionality and reliability of Parago's applications, before committing to use its online solutions. It frequently takes several months to complete the sale of an online solution to a client and requires approval at a number of management levels within the client's organization. These long cycles may cause delays in its sales and Parago may spend a large amount of time and resources on potential clients who decide not to use any of its online solutions, which could materially and adversely affect its business.

IF PARAGO LOSES ANY OF ITS KEY PERSONNEL, INCLUDING ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF OPERATING OFFICER, OR THE KEY EMPLOYEES OF ITS FINANCE, TECHNOLOGY, LEGAL, SALES AND MARKETING OPERATIONS, ITS BUSINESS MAY SUFFER.

         Since formation in January 1999, Parago has employed many of its key personnel, including Steven B. Solomon, its Chairman and Chief Executive Officer, Kenneth R. Johnsen, its President and Chief Operating Officer, and the key employees in its finance, technology, legal, sales and marketing operations. Parago has applied for life insurance policies that would pay proceeds to it upon the death of Messrs. Solomon and Johnsen. Parago's business could be negatively impacted if it were to lose the services of one or more of these persons.

PARAGO HAS LIMITED EXPERIENCE WITH THE HOSTING OF ITS APPLICATIONS ON OTHER WEB SITES AND PRICING OF THESE TRANSACTIONS.

         Parago's business plan contemplates that it will host its technology, for a fee, to businesses that want to provide its applications through their own Web sites. However, Parago has limited experience with negotiating or pricing these transactions.

         Parago intends to sell hosting services on an annual or fixed-price basis. To do this, Parago must estimate the amount of work involved in implementing its application on a client's Web site and the value of the application. If Parago underestimates the amount of time or resources required to implement its applications on clients' Web sites or the value of its application, its revenues and results of operations will suffer.

         Parago also intends to sell hosting services on a varying price basis where Parago would receive an initial fee and share in revenues generated by the use of its applications on a client's Web site. To do this, Parago must estimate the amount of work involved in implementing an application on a client's Web site, the value of the application and the revenues that will be generated by the use of its application on a particular client's Web site. If Parago underestimates these amounts and revenues, its revenues and results of operations will suffer.

PARAGO'S APPLICATIONS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS.

         Parago's applications are complex. Complex applications often contain errors or defects, particularly when first introduced or when new enhancements to those applications are introduced. Despite internal testing and testing by clients as Parago licenses the use of its applications, its applications may contain serious defects of which Parago is unaware.

         Since Parago plans to license its applications to clients for critical customer interaction activities, such as promotional processing and hosting product information, and uses the same applications themselves for clients outsourcing these activities to it, any errors, defects or other performance problems in the applications could result in damage to its clients. Injured clients could seek significant compensation for their losses from it. Even if not successful, a product liability claim brought against it would likely be time-consuming and costly. Errors or defects in Parago's applications could also result in delayed market acceptance of its applications, diversion of its developmental resources to correcting these errors or defects and lost revenues.

PARAGO WRITES ITS APPLICATIONS IN THE JAVA PROGRAMMING LANGUAGE AND ITS BUSINESS COULD BE HARMED IF JAVA LOSES MARKET ACCEPTANCE OR IF PARAGO IS NOT ABLE TO CONTINUE USING JAVA OR JAVA RELATED TECHNOLOGIES.

         Parago writes its applications in the Java computer programming language which was developed by Sun Microsystems. While many companies have introduced Internet-based applications based on Java, Java could fall out of favor and support by Sun Microsystems or other companies could decline. If Parago could not continue to use Java or related Java technologies or if Java support decreased, Parago might have to rewrite the source code for its applications to enable its products to run on other computer platforms. Changes to Java could also require it to change its products. If Parago failed to implement or develop appropriate modifications to its applications in a timely manner, Parago could lose revenue opportunities and its business could be harmed.

PARAGO'S MARKETS ARE HIGHLY COMPETITIVE.

         The promotional management and product information industry is highly competitive and fragmented. Parago expects competition to persist and to intensify in the future. Its competitors include small firms offering specific promotional applications, divisions of larger entities and large independent firms, such as Young America Corporation and Continental Promotions Group. Some companies are already engaged in various aspects of the promotional management business online. A number of competitors have or may develop greater capabilities and resources than it. Similarly, additional competitors with greater resources than it may enter the industry. Its performance and growth could be negatively affected if its existing or potential clients decide to perform their own promotional management operations that are currently outsourced or use another provider. In addition, competitive pressures from current or future competitors could cause its promotional management application to lose market acceptance or result in significant price erosion. This could result in a material adverse effect upon its business.

         Many of its current and potential competitors have longer operating histories and significantly greater financial, technical, marketing, production and other resources. In addition, some have significantly greater name recognition and a larger base of clients, and many have well-established relationships with its current and potential clients and have extensive knowledge of its industry. Its current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address clients' needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competition may also increase as a result of industry consolidations. In the event a larger company acquires one or more of its competitors, Parago would face increased competition.

         In order to remain competitive, Parago may need to acquire additional businesses, applications, technologies, expertise, products or other resources. Parago may not be able to identify suitable acquisition candidates or negotiate satisfactory terms for acquisitions successfully, finance the acquisitions or integrate the acquired operations into its existing business. Further, completing a potential acquisition and integrating the acquired businesses or resources will cause significant diversions of management time and resources. If Parago consummates significant acquisitions in which the consideration consists of stock or other equity securities, your ownership could be significantly diluted. If Parago proceeds with significant acquisitions in which the consideration includes cash, Parago could have to use a substantial portion of its available cash to consummate these acquisitions. Acquisition financing may not be available on favorable terms, or at all. In addition, Parago may be required to amortize significant amounts of goodwill and other intangible assets in connection with past and future acquisitions, which would adversely affect its results of operations. Parago has no current plans, commitments or agreements with respect to any acquisitions, and Parago may not make any acquisitions.

PARAGO'S BUSINESS IS VERY DEPENDENT ON ITS TECHNICAL SUPPORT AND SALES
PERSONNEL.

         Parago's future success depends on its ability to attract, hire, train and retain highly skilled personnel. In addition, Parago will need to add a significant number of new technical support and sales personnel to develop and market its existing and new applications. Competition for qualified personnel is intense, and Parago may fail to attract or retain these personnel, in which case its business would be negatively impacted. Parago expects to hire approximately 66 additional technical support and sales and marketing employees by the end of 2000.

         Because labor costs are a significant portion of its costs, an increase in wages, costs of employee benefits or employment taxes could seriously harm its business. In addition, its facilities are located in areas, including Dallas, Los Angeles and Silicon Valley (Campbell, California), with high demand for technical and other personnel and relatively low unemployment rates. It is more difficult and costly to hire qualified personnel in these areas.

IF THE PROTECTION OF PARAGO'S INTELLECTUAL PROPERTY IS INADEQUATE, ITS COMPETITORS MAY GAIN ACCESS TO ITS CONTENT AND TECHNOLOGY.

         Parago depends on its ability to develop and maintain the intellectual property aspects of its content and technology. To protect its content and technology, including its promotional management and product information applications, Parago relies primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws. Parago seeks to avoid disclosure of its trade secrets through a number of means including, but not limited to, requiring those persons with access to its intellectual property to execute confidentiality agreements and restricting access to its source codes. Parago seeks to protect its content, applications, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Parago has no registered copyrights, but claim copyright protection on most of the content on its Web site. Parago cannot assure you that any of its intellectual property with respect to its solutions will be viable or of value in the future because the validity, enforceability and type of protection of intellectual property in Internet-related industries are uncertain and still evolving.

         Despite its efforts to protect its intellectual property, unauthorized parties may attempt to copy aspects of its content and other intellectual property or to obtain and use information that Parago regards as proprietary. Policing unauthorized use of its products is difficult, and while Parago is unable to determine the extent to which piracy of its content or other intellectual property exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect its intellectual property as well as the laws of the United States. Its means of protecting its intellectual property may not be adequate and its competitors may independently develop similar technology, duplicate its solutions or applications or design around patents issued to it or its content or other intellectual property.

PARAGO HAS NO REGISTERED TRADEMARKS AND MAY NOT RECEIVE ANY TRADEMARKS.

         Parago has filed 23 trademark applications with respect to trademarks that Parago has used or is using in connection with its business, but Parago has received no legal opinion and has not conducted full searches regarding the registrability of its marks. Parago has not conducted extensive searches regarding the availability of any of the trademarks for which Parago has filed applications. Parago has received no trademark registrations to date. Any of its trademarks may be successfully challenged or may not provide it with any competitive advantages. None of its trademarks may be registrable and other parties may have priority of use of such trademarks or variants thereof. Parago may not successfully carry out its business strategy of establishing a strong brand name for Parago if Parago cannot prevent others from using its trademarks. This could impair its ability to increase market share and revenues.

PARAGO HAS NO PATENTS, ITS PATENT APPLICATIONS MAY BE UNSUCCESSFUL AND OTHER PARTIES MAY HAVE PRIOR CLAIMS TO PATENTS ISSUED TO IT.

         Although Parago has filed three patent applications and one provisional patent application with respect to its online promotional management systems and processes, Parago has not received any legal opinion or conducted full searches regarding the patentability of its patent applications. Its three patent applications specifically relate to its system and method of computer-aided promotional management processing, its promotional management processing system and method that offers selectable disbursement options and its promotional management processing system and method that provides a promotions database and interface. Its provisional patent application specifically relates to its method and apparatus for a computer network system designed to facilitate promotional fulfillment and customer information gathering. Parago has no patents, and may not receive any patents related to its online promotional management applications. If Parago receives a patent related to its promotional management application either resulting from its current patent applications or future applications, Parago may be unable to claim the filing date of, and priority from, its existing provisional patent application. Its future patents, if any, may be successfully challenged, rendering them invalid or unenforceable, or may not provide it with any competitive advantages.

         Parago may not develop technologies that are patentable and other parties may have prior claims to those technologies. Additionally, other parties may claim to have rights to any patents issued to it, and, if proven, these parties would be able to use the patented technology or license it to others without its consent. The validity and enforceability of its future patents, if any, may also be affected by future legislative actions or judicial decisions, especially to the extent such future patents may be deemed "method of doing business" patents.

PARAGO MAY BE SUBJECT TO CLAIMS THAT ITS APPLICATIONS, CONTENT, OR SERVICES INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS.

         There has been a substantial amount of litigation regarding intellectual property rights relating to the Internet. While Parago has not been the subject of any infringement claims, it is possible that in the future third parties may claim that Parago or its current or potential future applications, content or services infringe upon their intellectual property. Parago expects that developers and providers of Internet-based solutions and applications will increasingly be subject to infringement claims as the number of products and competitors in this industry segment grows and products in different industry segments overlap. Any claims, made against it, with or without merit, could be time-consuming, result in costly litigation, cause delays in implementation of its services or require it to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to it, which could seriously harm its business.

PARAGO IS DEPENDENT ON ITS DOMAIN NAMES, AND PARAGO COULD SUFFER LOSSES IF ITS DOMAIN NAMES ARE NOT PROTECTED.

         Parago currently owns and controls the Internet domain names that Parago currently uses, "www.parago.com" and "www.rebateshq.com" as well as approximately 300 various other names, and names that Parago acquired in acquisitions of businesses and assets that Parago does not currently use. Generally, Internet regulatory bodies regulate domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, Parago may not acquire or maintain the domain names "www.parago.com" and "www.rebateshq.com" in all of the countries in which Parago conducts business.

         The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, Parago may be unable to prevent third parties from acquiring or using domain names that infringe or otherwise decrease the value of its trademarks and other intellectual property.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM PARAGO'S BUSINESS.

         While Parago has not experienced capacity constraint or system failure problems in the past, if Parago cannot expand its systems in the future to cope with any increased demand, or its technology systems fail to perform properly, Parago could experience:

     o unanticipated disruptions in service;

     o slower response times;

     o decreased client service and satisfaction;

     o decreased customer service and satisfaction; or

     o delays in the introduction of new products and services.

         Any of these factors could impair its reputation, damage the Parago brand and materially and adversely affect its business.

         Parago's ability to provide high quality client and consumer service depends on the efficient, uninterrupted operation of its computer and communications hardware systems. While Parago has not had any computer or communications hardware systems related interruptions in the past, its Web site may experience periodic system interruptions from time to time. Its systems and operations are also vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, acts of vandalism and similar events. While Parago plans to establish redundant servers and a mirror site to provide limited service during system disruptions, Parago does not currently have fully redundant systems, a formal disaster recovery plan, alternative providers of hosting services or a mirror site.

         Parago's business is highly dependent on its computer and telephone equipment and software systems. While Parago maintains backup systems, the temporary or permanent loss of any of this equipment or these systems, through casualty loss due to events such as fire, flood, earthquake or tornado, or operating malfunction, could seriously harm its business. While Parago has property and business interruption insurance, its insurance may not adequately compensate it for all losses.

PARAGO'S MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE PARAGO MUST CONTINUALLY ENHANCE ITS SYSTEM AND APPLICATIONS TO COMPLY WITH EVOLVING STANDARDS.

         To remain competitive, Parago must continue to enhance and improve the responsiveness, functionality and features of its applications. If Parago is unable to adapt to changing market conditions, client requirements or emerging industry standards, its business could be adversely affected. The Internet is characterized by rapid technologic change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and emergence of new industry standards and practices that could render its technology and applications obsolete. To succeed, Parago must internally develop and license leading technologies to enhance its existing solutions and applications and develop new applications. Parago must continue to address the increasingly sophisticated and varied needs of its clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. Parago may fail to develop new technologies effectively or to adapt its proprietary technology and systems to client requirements or emerging industry standards.

PARAGO MUST EXPAND EXISTING TECHNOLOGY SYSTEMS AND DEVELOP AND IMPLEMENT NEW TECHNOLOGY SYSTEMS AS PARAGO INTRODUCES NEW AND ENHANCED SOLUTIONS AND APPLICATIONS AND AS DEMAND FOR ITS SOLUTIONS AND APPLICATIONS INCREASES.

         As Parago introduces new and enhanced solutions and applications, Parago will need to develop and implement new technology systems. Parago uses internally developed and third party systems to operate its Web site, including transaction processing and order management systems designed to be scalable. Parago does not know whether Parago will be able to accurately project the rate or timing of any increases in demand to allow it to upgrade its systems and infrastructure in a timely manner to accommodate these increases. Significant outages, delays and other difficulties due to its failure to expand existing technology systems or develop and implement new technology systems could cause its clients and their customers that use its online applications to perceive its applications as not functioning properly and, therefore, cause them to use other online solutions.

PARAGO DEPENDS ON INCREASING USE OF THE INTERNET. IF THE USE OF THE INTERNET DOES NOT GROW AS ANTICIPATED, ITS BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

         Parago's Internet-based solutions depend on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use of the Internet may not develop at projected rates and a sufficiently broad base of users may not adopt the Internet as a medium of conducting commerce. If the Internet is not broadly adopted as quickly as Parago anticipates, potential and existing clients may not choose to use its solutions.

CONCERNS REGARDING THE SECURITY OF TRANSMISSION OF CONFIDENTIAL INFORMATION OVER THE INTERNET MAY REDUCE CONSUMER CONFIDENCE IN PARAGO'S ONLINE SOLUTIONS AND NEGATIVELY IMPACT ITS BUSINESS.

         The secure transmission of confidential information over the Internet is essential to maintaining consumer and client confidence in Parago's online solutions. The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in its online solutions. While Parago has not had security breaches of its system in the past, substantial or ongoing security breaches of its system or other Internet-based systems could significantly harm its business. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by it to protect client and customer transaction data.

         A party that is able to circumvent its security systems could steal proprietary information or cause interruptions in Parago's operations. Security breaches also could damage its reputation and expose it to a risk of loss or litigation and possible liability. Its insurance policies carry low coverage limits, which may not be adequate to reimburse it for losses caused by security breaches. While Parago attempt to protect against and remedy security breaches, Parago cannot guarantee that its security measures will prevent security breaches.

         Parago also faces risks associated with security breaches affecting others conducting business over the Internet. Any publicized security problems relating to third parties could heighten concern regarding security and privacy on the Internet, inhibit the growth of the Internet and, therefore, its Internet solutions.

PARAGO IS HEAVILY DEPENDENT ON TELEPHONE, POSTAL AND DELIVERY SERVICES.

         Parago materially relies on services provided by various local and long distance telephone companies in connection with its promotional management solution. A significant increase in the cost of telephone services that Parago cannot recover through an increase in the pricing of its solutions, or any significant interruption in telephone services, could have a material adverse effect on its business.

         Its business is also materially dependent on the United States Postal Service and, to a lesser degree, on private delivery companies. Postal and delivery service rate increases affect the cost of its mailings and shipments to consumers. Any increase in postal and other delivery service rates, including the elimination of existing discounts, could have a material adverse effect on its business.


PARAGO AND OUR COMPANY, CT HOLDINGS, COULD FACE POTENTIAL CONFLICTS OF INTERESTS RELATING TO EACH OTHER.

     o Because of Parago's relationship with us, and because we owned 45.2% of its outstanding shares of common stock at May 31, 2000, and because of our interlocking directors and officers, who collectively owned 16.7% of Parago's outstanding shares of common stock as of May 31, 2000, Parago and we are likely to face potential conflicts of interest relating to each other.

     o Executives, employees and consultants associated with us assisted in the development of Parago's business model. Steven B. Solomon, our CEO and President, is the founder, Chairman and CEO of Parago. In addition, Lawrence Lacerte, Victor K. Kiam II, and Steven B. Solomon serve as directors of both Parago and us.

     o Some of Parago's executive officers, key employees and directors also beneficially own, or hold options or warrants to purchase, approximately 27.1% of our outstanding common stock as of May 31, 2000. Steven B. Solomon owned approximately 11.3% of our common stock as of May 31, 2000.

     o Accordingly, conflicts of interest may arise from time to time between Parago and us, particularly with respect to the pursuit of overlapping business opportunities. Parago has not adopted any formal plan or arrangement to address these potential conflicts of interest and intends to review related-party transactions with CT Holdings on a case-by-case basis.

     o Because Parago has interlocking directors and officers with us, there may be inherent conflicts of interest for these directors and officers related to transactions between Parago and us. Directors may be required to abstain from voting with respect to matters involving both us and Parago. Parago may lose valuable management input from the directors and officers who have conflicts.

IN THE EVENT OF THE COMPLETION OF PARAGO'S INITIAL PUBLIC OFFERING, PARAGO'S STOCK PRICE IS LIKELY TO BE VERY VOLATILE.

     o Currently, Parago's common stock can not be bought or sold publicly. Although it is anticipated that the initial public offering price will be determined based on several factors, the market price after the offering may vary significantly from the initial offering price. The market price of Parago's common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors that are beyond its control. A decline in Parago's stock price will adversely affect our stock price.

     o Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of Parago's common stock.

     o The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently increase to levels that bear no relationship to the operating performance of these companies. Those market prices generally are not sustainable and are subject to wide variations. If Parago's common stock trades at levels significantly above its initial public offering price, its common stock likely will experience a material decline.

     o Sales of a substantial number of shares of Parago's common stock in the public market after its initial public offering could depress the market price of the Parago common stock and could impair Parago's ability to raise capital through the sale of additional equity securities.


RISKS RELATED TO OUR CITADEL TECHNOLOGY BUSINESS

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND WE WILL NEED TO ADAPT OUR DEVELOPMENT TO THESE CHANGES.

         We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. The recent trend toward server-based applications in networks and applications distributed over the Internet could have a material adverse affect on sales of our products. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

THE MARKET FOR OUR PRODUCTS IS INTENSELY COMPETITIVE AND WE EXPECT THAT COMPETITION WILL CONTINUE AND MAY INCREASE.

         The market in which we compete is influenced by the strategic direction of major microcomputer hardware manufacturers and operating system providers. Our competitiveness depends on our ability to enhance existing products and to offer successful new products on a timely basis. We have limited resources and must restrict product development efforts to a relatively small number of projects.

INTRODUCTION OF NEW OPERATING SYSTEMS MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR FINANCIAL RESULTS AND STOCK PRICE.

         If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the new operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. Additionally, as hardware vendors incorporate additional server-based network management and security tools into network operating systems, the demand may decrease for some of our products, including those currently under development.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

         As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. We have completed a number of acquisitions and dispositions of technologies, companies and products and may acquire and dispose of other technologies, companies and products in the future. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WE MUST EFFECTIVELY ADAPT TO CHANGES IN THE DYNAMIC TECHNOLOGICAL ENVIRONMENT OF THE INTERNET IN A TIMELY MANNER.

         Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. If we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected.

WE FACE INTENSE PRICE-BASED COMPETITION FOR SALES OF OUR PRODUCTS.

         Price competition is often intense in the software market, especially for utility and security products. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

THE TRANSITION TO INTEGRATED SUITES OF UTILITIES MAY RESULT IN REDUCED REVENUES.

         We and our competitors now provide integrated suites of utility products. The price of integrated utility suites is significantly less than the aggregate price of stand-alone products that are included in these utility suites when sold separately. As a result of the shift to integrated utility suites, price competition is intense and we have experienced cannibalization of our stand-alone products that are included within the suite. As a result, there may be a negative impact on our revenues and operating income from selling integrated utility suites rather than individual products, as the lower price of integrated utility suites may not be offset by increases in the total volume of utility suites sold. Additionally, our products may not compete effectively with competitors' products or integrated utility suites introduced in the future.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         We have been subject to substantial fluctuations in quarterly net revenues, and these fluctuations may occur in the future. Fluctuations may be caused by a number of factors, including:

     o the timing of announcements and releases of new or enhanced versions of our products and product upgrades;

     o the introduction of competitive products by existing or new competitors;

     o reduced demand for any given product;

     o seasonality in the end-of-period buying patterns of foreign and domestic software markets; and

     o the market's transition between operating systems.


         Due to these factors, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts.


WE MAY BE UNSUCCESSFUL IN UTILIZING NEW DISTRIBUTION CHANNELS.

         We currently offer products over the Internet. We may not be able to effectively adapt our existing, or adopt new, methods of distributing our software products utilizing the rapidly evolving Internet and related technologies. The adoption of new channels may adversely impact existing channels and/or product pricing, which may reduce our future revenues and profitability.

PRODUCT RETURNS MAY AFFECT OUR NET REVENUES.

         Product returns can occur when we introduce upgrades and new versions of products or when distributors or retailers have excess inventories. Our return policy allows distributors, subject to various limitations, to return purchased products in exchange for new products or for credit towards future purchases. End users may return our products through dealers and distributors within a reasonable period from the date of purchase for a full refund. In addition, retailers may return older versions of our products. We estimate and maintain reserves for product returns. However, future returns could exceed the reserves we have established, which could have a material adverse affect on our operating results.

OUR INCREASED SALES OF SITE LICENSES MAY INCREASE FLUCTUATIONS IN OUR FINANCIAL RESULTS AND COULD AFFECT OUR BUSINESS.

         We sell corporate site licenses through the distribution channel and through corporate resellers. We are increasingly emphasizing sales to corporations and small businesses through volume licensing agreements. These licensing arrangements tend to involve a longer sales cycle than sales through other distribution channels, require greater investment of resources in establishing the enterprise relationship and can sometimes result in lower operating margins. The timing of the execution of volume licenses, or their non-renewal or renegotiation by large customers, could cause our results of operations to vary significantly from quarter to quarter and could have a material adverse impact on our results of operations. In addition, if the corporate marketplace grows and becomes a larger component of the overall marketplace, we may not be successful in expanding our corporate segment to take advantage of this growth.

WE DEPEND ON DISTRIBUTION BY VALUE ADDED RESELLERS AND INDEPENDENT SOFTWARE VENDORS FOR A SIGNIFICANT PORTION OF OUR REVENUES.

         We distribute some of our products through value added resellers and independent software vendors under arrangements through which our products are included with these resellers' and vendors' hardware and software products prior to sale by them through retail channels. If we are unsuccessful in maintaining our current relationships and securing license agreements with additional value added resellers and independent software vendors, or if these resellers and vendors are unsuccessful in selling their products, our future net revenues and operating results may be adversely affected.

THE RESULTS OF OUR RESEARCH AND DEVELOPMENT EFFORTS ARE UNCERTAIN.

         We believe that we will need to make significant research and development expenditures to remain competitive. While we perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, our resulting products may not achieve market acceptance and our products may not compete effectively with products of our competitors currently in the market or introduced in the future.

THE LENGTH OF THE PRODUCT DEVELOPMENT CYCLE IS DIFFICULT TO PREDICT.

         The length of our product development cycle has generally been greater than we originally expected. We are likely to experience delays in future product development. These delays could have a material adverse affect on the amount and timing of future revenues.

WE MUST MANAGE AND RESTRUCTURE OUR OPERATIONS EFFECTIVELY.

         We continually evaluate our product and corporate strategy. We have in the past undertaken and will in the future undertake organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

WE MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

         We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, marketing and technical personnel. Competition in recruiting personnel in the software industry is intense. To accomplish this, we believe that we must provide personnel with a competitive compensation package, including stock options, which requires ongoing stockholder approval.

WE RELY ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.


         We regard our software as proprietary and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. However, we do not employ technology to prevent copying of our products. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. We do not have any patents or statutory copyrights on any of our proprietary technology which we believe to be material to our future success, although Parago has filed a provisional patent application with respect to some of its business applications and intellectual property rights. In selling our products, we rely primarily on "shrink wrap" licenses that are not signed by licensees, and, therefore, such licenses may be unenforceable under the laws of some jurisdictions. In addition, existing copyright laws afford limited practical protection. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees will provide meaningful protection of our proprietary information, in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

WE ARE INVOLVED IN LITIGATION THAT COULD, AND FUTURE CLAIMS AGAINST US MAY, AFFECT OUR FINANCIAL RESULTS.

         From time to time, we may be subject to claims that we have infringed the intellectual property rights of others, that our products are not Year 2000 compliant or other product liability claims, or other claims incidental to our business. We are involved in a number of judicial and administrative proceedings incidental to our business. We intend to defend and/or pursue all claims against us. We may suffer an unfavorable outcome as a result of one or more claims. We do not expect the final resolution of these claims to have a material adverse effect on our financial position, individually or in the aggregate. However, depending on the amount and timing of unfavorable resolutions of claims against us, or the costs of settlement or litigation, our future results of operations or cash flows could be materially adversely affected in a particular period.

YEAR 2000 - PRODUCT LIABILITY LITIGATION.

         We believe the software products that we currently develop and actively market are Year 2000 compliant for significantly all functionality. However, these products could contain errors or defects related to the Year 2000.

         In addition, earlier versions of our products, those that are not the most currently released or are not currently being developed, may not be Year 2000 compliant. We have sold some of our older products, which are not being actively developed and updated. These older products are also not necessarily Year 2000 compliant and are no longer sold by us.

SOFTWARE DEFECTS AND PRODUCT LIABILITY.

         Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. For example, in the past, our anti-virus software products have incorrectly detected viruses that do not exist. We have not experienced any material adverse effects resulting from any of these defects or errors to date and we test our products prior to release. Nonetheless, defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse affect on our business, operating results and financial condition.

OUR SOFTWARE PRODUCTS AND WEB SITE MAY BE SUBJECT TO INTENTIONAL DISRUPTION.

         While we have not been the target of software viruses specifically designed to impede the performance of our products, such viruses could be created and deployed against our products in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our Web site from time to time. A hacker who penetrates our network or Web site could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

WE HAVE EXPERIENCED REDUCED DEMAND FOR OUR PRODUCTS DUE TO CHANGES IN CUSTOMER BEHAVIOR RESULTING FROM YEAR 2000 PREPARATION.


         As a result of Year 2000 compliance and functionality, many enterprise customers used their Information Technology budgets in 1999 to focus on Year 2000 issues. In addition, some of our customer's Information Technology organizations were unwilling to deploy new software until after the Year 2000 in order to reduce the complexity of any changes in their systems required by any actual Year 2000 failures. We believe that these factors reduced sales of our products and had an adverse affect on revenues. In addition, we have experienced and may continue to experience significantly reduced revenues from our product sales as demand may significantly decline and could adversely affect our future operating results.

WE MAY STILL EXPERIENCE DISRUPTION IN OUR BUSINESS AS A RESULT OF THE YEAR
2000.

         Even though the date is now past January 1, 2000, and the Company has not experienced any immediate adverse impact from the transition to the year 2000, it cannot provide any assurance that its suppliers and customers have not been affected in a manner that is not yet apparent. In addition, certain computer programs which were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, the Company will continue to monitor its year 2000 compliance and the year 2000 compliance of its suppliers and customers. In assessing the effect of the year 2000 problem, management determined that there existed two general areas that needed to be evaluated: - Internal infrastructure and - Supplier/third-party relationships. A discussion of the various activities related to assessment and actions resulting from those evaluations is set forth below.

INTERNAL INFRASTRUCTURE. The Company verified that all of its personal computers and software are Year 2000 compliant. The Company replaced or upgraded all items that were not to Year 2000 compliant. The costs related to these efforts were not material.

SUPPLIERS/THIRD-PARTY RELATIONSHIPS. The Company relies on its outside vendors for water, electrical, and telecommunications services as well as climate control, building access, and other infrastructure services. Although the Company has not experienced any delays or interruptions in its service, it has received any assurance of compliance from the providers of these services. Any failure of these third-parties to resolve year 2000 problems with their systems could have a material adverse effect on the Company's operations.

CONTINGENCY PLANS. Based on the above actions, the Company has not developed a formal contingency plan to be implemented as part of its efforts to identify and correct year 2000 problems affecting our internal systems. However, if it deems necessary, the Company may take the following actions: - Accelerated replacement of affected equipment or software; - Short to medium-term use of backup equipment and software; - Increased work hours for Company personnel; - Other similar approaches. If the Company is required to implement any of these contingency plans, such plans could have a material adverse effect on its business. Based on the actions taken to date, and the lack of any problems to date, the Company is reasonably certain that it has identified and resolved all year 2000 problems that could hurt its business.

WE HAVE A HISTORY OF NET LOSSES AND WILL NEED ADDITIONAL FINANCING.

Since inception, we have incurred losses, and at May 31, 2000, we had an accumulated deficit of $48,734,245 and our current liabilities exceeded our current assets by $2,500,838. Our ultimate success in fully implementing our new strategy, continuing our existing business line and meeting our cash flow obligations is dependent on our ability to raise additional capital, as to which there can be no assurances. While the Company currently believes that it has the ability to obtain additional equity or debt financing, we have received a commitment from our President to fund up to $1,500,000 of our expected operating cash flow needs through March 1, 2001 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due. We have used approximately $400,000 of this commitment through July 17,2000. We also plan to sell stock in private equity financings during fiscal year 2001 to cover cash flow deficiencies not covered by the commitment by our President and to repay amounts advanced by our President. We expect that our equity investee, Parago, will incur losses in the foreseeable future as it continues to develop and upgrade its technology and infrastructure, develop and expand its product and service offerings, establish and sustain relationships with manufacturers, retailers and service organizations.


We currently fund our Citadel Technology product development and sales and marketing activities through existing cash reserves and cash from operations and issuances of securities. In the event that cash from operations and other available funds prove to be insufficient to fund our Citadel Technology anticipated operations, we will be required to seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of our then-current shareholders.


WE RELY ON MICROSOFT AND NOVELL TECHNOLOGY.

         Our software products are designed for Microsoft technologies, including Windows NT and Windows 95/98, and Novell NetWare. Although we believe that Microsoft and Novell technologies are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, if our products and technology are not compatible with new developments in Microsoft and Novell technologies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected.


WE FACE INCREASED RISK AS A RESULT OF OUR INTERNATIONAL OPERATIONS.

         We have entered into affiliations in Japan and Mexico. While we have taken steps to minimize the financial exposure of such ventures, there can be no assurances that its products will be successful overseas and that these ventures will not have an adverse impact on our financial condition. In addition, in order to successfully expand international sales significant management attention and financial resources could be required and could have an adverse effect on our operating margins. In addition, we rely significantly on our distributors and other resellers in international sales efforts, that are not our employees and do not offer our products exclusively, and there can be no assurance that they will continue to market our products. Additional risks inherent in our international business activities generally include unexpected changes in regulatory requirements, fluctuations in the values of currencies, tariffs and other trade barriers, costs to localize products, lack of acceptance of localized products, if any, in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. If all currently outstanding warrants to purchase the shares of common stock offered in this offering were exercised, CT Holdings would receive aggregate gross proceeds of approximately $364,650.

         The net proceeds that we receive from the exercise of warrants will be used for working capital and general corporate purposes. We may also use all or a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to our own, or otherwise to enter into strategic alliances. While we from time to time have engaged, and expect to continue to engage, in preliminary discussions with other business entities with regard to the possibility of such acquisitions or strategic alliances, as of the date hereof no such discussions have resulted in any pending definitive acquisition or strategic alliance agreements. No assurances can be given that we will be able to reach a definitive agreement on or consummate any related transaction. Pending any uses, we intend to invest the net proceeds from the warrant exercises in short-term, interest bearing securities or accounts.

         The foregoing represents our current best estimate of our use of the net proceeds derived from the exercise of the warrants to purchase the shares of common stock offered hereby, if any, based upon our present plans, the state of our business operations and current conditions in the industries in which we operate. We reserve the right to change the use of the net proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares that are issuable pursuant to warrants held by these selling stockholders. We are not aware that any of these selling stockholders has any plan, arrangement, understanding, agreement, commitment or intention to sell their securities. See "Plan of Distribution." None of the following shareholders has held any position or office within CT Holdings, nor has had any other material relationship with us in the past three years, other than in connection with the transactions pursuant to which the selling stockholders acquired the warrants. The following table sets forth some information about the selling stockholders for whom we are registering shares of common stock for resale to the public. The information in the table assumes no sales are effected by the selling stockholders other than pursuant to this registration statement, and that all shares of common stock being registered pursuant to this registration statement are sold.


                                     NUMBER
                                       OF           NUMBER OF
                                     SHARES          SHARES          NUMBER OF          PERCENT
                                      OWNED           BEING           SHARES          BENEFICIALLY
                                    PRIOR TO       REGISTERED       OWNED AFTER        OWNED AFTER
     NAME                           OFFERING       FOR RESALE        OFFERING           OFFERING
     ----                          ----------     ------------     ------------       ------------
     David Gerstenhaber                84,375           84,375            0                   0
     Stuart and Paula Graff           168,904          168,904            0                   0
     Duck Partners, L.P.(1)           168,904          168,904            0                   0
     Jack Nagel                        42,226           42,226            0                   0
     Michael Ferguson                 233,000          233,000            0                   0
     Wayne Pence, Jr.                  28,125           28,125            0                   0
     Peter Weih                        56,250           56,250            0                   0
     John Winter Smith                  5,000            5,000            0                   0
                                   ----------     ------------     --------            --------
        TOTAL                         786,784          786,784            0                   0
                                   ==========     ============     ========            ========



         (1) The general partner of Duck Partners, L.P. is J. Mitchell Hull, who holds voting and dispositive power with respect to the indicated shares.


         Of the shares of common stock covered by this prospectus, 197,029 have been issued pursuant to the exercise of the related warrants and 589,755 have not yet been issued and the related warrants remain outstanding.


         In connection with the issuance of some of the warrants to some selling stockholders, we agreed to file and use our best efforts to cause to be declared effective the registration statement of which this prospectus is a part. We have also agreed to use our best efforts to keep the registration statement effective until the earliest of:


         o        February 28, 2001, or

         o        such time as all of the shares have been sold, or

         o        such date as all of the shares may be sold under Rule 144.

         We have agreed to indemnify the selling stockholders against some expenses, claims, losses, damages and liabilities (or action in respect thereof). We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and our own counsel fees.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby in the over-the-counter market, the Nasdaq Stock Market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices, shares may be sold by one or more of the following means of distribution:

         o Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o Over-the-counter or Nasdaq Stock Market distributions in accordance with the rules of the Nasdaq Stock Market;

         o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o        Privately negotiated transactions.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with such transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         In order to comply with the securities laws of some states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

         We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

                MARKET PRICES OF COMMON STOCK AND DIVIDEND POLICY


         Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol CITN. Until February 29, 2000, our common stock was traded on the OTC Bulletin Board under the symbol CITN. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq SmallCap Market and the high and low bid and ask prices for the common stock as reported on the OTC Bulletin Board. The quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The common stock was traded under the symbol NOFF from May 4, 1996 to March 26, 1998.



FISCAL YEAR                         BID                             ASK
         QUARTER             HIGH            LOW             HIGH         LOW
         -------             ----            ---             -----        ---
1999

         1st Quarter         1.94            .35             1.97         .35
         2nd Quarter         2.20            .80             2.25         .85
         3rd Quarter         1.05            .40             1.09         .47
         4th Quarter         4.09            .65             4.12         .68
2000

         1st Quarter         3.62           1.94             3.65        2.00
         2nd Quarter         2.97           1.38             2.75        1.38
         3rd Quarter         3.09           1.81             3.19        1.25
         4th Quarter         7.13           4.22             7.13        4.25

2001                                HIGH                           LOW
                                    ----                           ---

         1st Quarter                7.38                           1.44
         2nd Quarter                2.19                           0.78
             (through August 15, 2000)



         On August 15, 2000, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $0.94 per share. On December 30, 1999, we had 986 stockholders of record of our common stock.


         Holders of our common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. We have never paid cash dividends on our common stock, and management intends, for the immediate future, to retain any earnings for the operation and expansion of our business. Any future determination regarding the payment of dividends will depend upon results of operations, capital requirements, our financial condition and such other factors that our Board of Directors may consider.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our consolidated financial statements and notes found elsewhere in this prospectus.

OVERVIEW


         We are an incubator of Internet service companies that provides early stage ventures with a single source of management capital, as well as consulting on operations, marketing and strategic planning. Our incubator model is designed to enable the start up companies with whom we partner to become online market leaders in their industries. We began our Internet activities in 1999 with the formation of Parago, an application service provider (ASP) and Internet based business process outsourcer (BPO) that provides an online suite of offerings designed to increase sales, reduce costs, retain customers and increase client profitability. These services include online promotional management, online rebate processing, proactive email, online surveys, online multimedia product demonstrations and manuals, and online customer data warehousing, analysis and reporting. Parago's comprehensive integrated suite of outsourced customer care solutions are marketed across multiple industry lines. In May 2000, we acquired a minority interest in River Logic, Inc., which is headquartered in Beverly, Massachusetts and creates and operates integrated decision support networks for industries such as K-12 education, utilities, forest products, health care and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a competitive advantage.

         In addition to our incubation business, we continue to operate our "Citadel Technology" security software line, which is focused on developing and marketing security and administration software products for both computer networks and desktop personal computers. Our integrated, easy-to-use software products enable network administrators to control access to network resources, automate routine network maintenance tasks, and automatically shutdown and restart servers and desktop PCs in the event of a network crash. These software products also enable individual PC users to control access to their desktops, secure files, and index and retrieve files stored in a variety of storage media. Our Citadel Technology software products are designed to reduce the direct and indirect costs of computer network operations, protect proprietary networks and information, and otherwise improve overall office productivity.

         Our core focus will be on our incubation services, and we are currently analyzing various strategic alternatives for our Citadel Technology security software business, including new strategic alliances with third parties, new applications of the technology, new third party licensing or joint venture arrangements or the sale of the business line. As a result, management believes that the results of operations for our Citadel Technology security software business will continue to be adversely affected in the future by our core focus on incubation services.

OVERVIEW OF PARAGO SUBSIDIARY

         In January 1999, we announced that we had formed a subsidiary, Parago (formerly How2.com), to implement our Internet and e-commerce strategies. Parago is an application service provider (ASP) and Internet based business process outsourcer (BPO) that provides an online suite of continuous customer interaction offerings designed to increase sales, reduce costs, retain customers and increase client profitability. These services include online promotional management (including online rebate processing), proactive email, online surveys, online multimedia product demonstrations and manuals, and online customer data warehousing, analysis and reporting. Parago's comprehensive integrated suite of outsourced continuous customer interaction solutions are marketed across multiple industry lines.

         Parago provides Internet-based solutions that automate customer relationship management. Parago's solutions enable both brick-and-mortar and e-commerce businesses to more efficiently develop, retain and extend customer relationships and improve sales, marketing and customer retention. Parago's Internet-enabled enterprise solutions include PromoCenter, InfoCenter and KnowledgeCenter. By automating customer care activities such as online and traditional rebate processing and promotions, Parago allows its clients to enhance customer retention, increase revenue opportunities and improve operating efficiencies. Parago's Internet-based solutions seek to transform promotional management and product information from customer service liabilities to retention and extension opportunities.

         Parago's online solutions provide a new vehicle for its clients to conduct targeted marketing to customers with whom they have traditionally lost contact subsequent to the point of purchase. Parago is developing proprietary software that will provide an online mechanism for customers, many of whom have immediate purchasing power in the form of promotional proceeds, to apply those proceeds towards the purchase of additional products or services. Parago's solutions also capture valuable customer information that can help its clients better understand customer behavior. Parago plans to provide fee-based customer specific or aggregated data analyses to assist clients in designing future promotions. Parago's solutions also enable businesses to improve operating efficiencies by allowing them to analyze the results of their promotions and manage these promotions on a real time basis.

         Parago has increased the number of its clients to approximately 160 as of July 15, 2000, which include leading national retailers, manufacturers and service providers. For Parago's quarter ended June 30, 2000, Parago reported record revenues of approximately $4,000,000, a 400% increase over the 1999 second quarter. Parago's gross margins improved to approximately 59% in the second quarter of 2000 from 46% in the first quarter of 2000 (on a normalized basis), as Parago expanded its offerings.

         Parago has completed several acquisitions since its inception. In March 1999, Parago acquired 2-Lane Media, Inc., an award-winning interactive/multimedia communications firm. The principal asset acquired in this transaction was the technical expertise of the 2-Lane personnel, who, prior to the acquisition, offered Web site and e-commerce design services for a diverse client roster. In May 1999, Parago completed its acquisition of FCI Services, Inc., Forward Communications, Inc. and Forward Freight, Inc. (collectively, "Forward"), a product rebate and promotional fulfillment operation that offered its clients solutions for designing, implementing and fulfilling merchandise and consumer rebate programs. In addition to processing rebates, Forward handled fulfillment assignments for e-commerce, high technology and other companies. In August 1999, Parago completed its acquisition of some of the assets of Broadcast Production Group, Inc. used in multimedia production and content conversion (to convert traditional media formats into web-enabled content). In addition, in connection with the acquisition, Parago retained certain members of Broadcast Production Group's management team as employees of Parago. In connection with Parago's acquisition of 2-Lane, we agreed to convert the Parago shares of common stock issued in connection with the merger into up to 500,000 of our shares at the option of the 2-Lane shareholders. In addition, pursuant to the terms of the subscription agreements between Parago and some of its stockholders, we may be required to issue up to 414,000 shares of our common stock to such stockholders based upon a conversion price of $3.75 per share. These provisions could have the effect of diluting our stockholders if the market price of our common stock is above the effective conversion prices at the time of conversion.

         At August 7, 2000, we owned 20,000,000 shares of the common stock of Parago, representing 45.2% of the outstanding common stock of Parago (or 38.8% including preferred stock on an as-if-converted basis). As a result, we account for our ownership interest in Parago using the equity method of accounting. Since its inception, Parago has incurred net losses and now has a substantial accumulated deficit, which have had an impact upon and are reflected in our financial statements. For example, for the quarter ended May 31, 2000, we recorded an "equity in loss of unconsolidated affiliate" of $1,060,884. We understand that Parago expects to incur net losses for the foreseeable future, and, even though our investment in Parago is currently carried at zero and will not be further reduced, we may record significant losses relating to our Parago subsidiary as it continues to develop its business services in the future if increases in Parago equity occur.

         Parago filed a registration statement with the Securities and Exchange Commission relating to an initial public offering of shares of its common stock in October 1999, but applied to withdraw this registration statement in March 2000. Parago plans to refile a registration statement covering its proposed initial public offering. We previously announced that we intend to distribute 15% of the shares of Parago common stock that we hold to our stockholders, subject to compliance with the SEC requirements applicable to the proposed distribution and upon the expiration of a 180-day lock-up agreement between the underwriters of the Parago proposed initial public offering and us. If there are some problems associated with compliance with SEC requirements or state law, then the distribution of Parago shares may be delayed or may not occur. There can be no assurance that Parago's initial public offering will be completed, or that we will otherwise complete the distribution of a portion of our shares to our stockholders on the proposed terms or at all.

OVERVIEW OF RIVER LOGIC

         On May 5, 2000 we completed a previously announced transaction whereby we acquired a minority interest in River Logic, Inc. (formerly iNetze.com, Inc.). As part of this transaction we acquired approximately 5.9% of the outstanding shares of capital stock of River Logic, Inc. from several of its existing shareholders in exchange for 333,333 shares of our common stock. We also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by one of our wholly-owned subsidiaries of the ESRN Assets, as described below. The acquired shares of River Logic's preferred stock are convertible into shares of common stock that represent approximately 13.1% of the currently outstanding shares of capital stock of River Logic on a post conversion basis as of May 5, 2000.

         In July 2000, River Logic closed a $3 million private placement of shares of its Series B preferred stock to a venture capital firm that specializes in early stage technology firms that offer B2B Internet solutions that provide strong value-oriented models for their prospective market-space.

         In addition, one of River Logic's resellers, Heads Up! Systems, LLC, and PriceWaterhouseCoopers, LLC entered into a strategic alliance offering clients of process- and supply-chain modeling applications reliability in the use of enterprise modeling tools. New software such as COR Technology(C) by River Logic, provides business planners and managers with the ability to identify profit improvement opportunities, design and communicate supply chain and business process information, and to develop model-based tactical and strategic plans. The crucial step of model validation - ensuring that these complex and detailed models accurately and reliably represent business behaviors and financial results - is vital for instilling confidence by users and ensuring that models function properly.

         Our Chief Executive Officer, Steven B. Solomon, serves on the board of directors of River Logic.

         In connection with our investment in River Logic, we also made two $300,000 bridge loans to River Logic that together are convertible into 800,000 shares, in the aggregate, of common stock that would represent approximately 3.8% of the currently outstanding capital stock of River Logic on a post conversion basis as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter, (ii) is secured by certain assets of River Logic, (iii) is payable upon our demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, we owned approximately 19% (22.2% in the event the bridge loans and other securities are converted in full) of the voting stock of River Logic as of May 5, 2000.

         The ESRN Assets consist of the EBSCO School Resource Network (ESRN Network), an educational network catering to kindergarten through 12th grade (K-12). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs. The ESRN Network is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of CT Holdings from a subsidiary of EBSCO Industries in connection with this transaction in exchange for 666,667 shares of CT Holdings' common stock.

         We intend to file a resale registration statement relating to the shares of our common stock issued in connection with this transaction within 90 days of the closing.

         As we hold a less than 20% ownership interest in River Logic the investment has been accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of River Logic is not included in the consolidated statements of operations.

         River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education, Utilities, Forest Products, Healthcare and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a decisive competitive advantage. River Logic has several industry-specific networks in development. Additionally, River Logic develops and licenses its technologies to key industry partners.

LETTER OF INTENT WITH IDEAVILLAGE

         As part of our strategy to fund early stage Internet companies, we recently entered into a letter of intent with ideavillage.com and its stockholders relating to a transaction in which we would gain the right to acquire a substantial minority interest in ideavillage. ideavillage develops and markets an Internet enabled consumer testing solution that enables businesses to test market products to consumers in advance of the products' release, permitting businesses to reduce the likelihood of a product that lacks consumer interest and to reduce costly inventory returns. In addition to its proprietary technology, ideavillage has created an inventor portal designed to permit inventors to access markets for their inventions. ideavillage also markets and distributes consumer products through retail channels. We currently anticipate that this transaction will close in September 2000. The letter of intent provides, among other things, that we will purchase shares of ideavillage preferred stock convertible into 25% of the outstanding shares of ideavillage common stock in exchange for options to purchase 750,000 shares of our common stock at $1.00 per share and $4,500,000 in cash and Parago services and technology to ideavillage, and the shareholders of ideavillage will grant us an option to acquire up to an additional 26% of the outstanding common stock of ideavillage for the next year for $9 million payable in cash or 1.8 million shares of our common stock valued at $5.00 per share. We will also receive preemptive rights covering certain future ideavillage equity offerings and representation on ideavillage's board. There can be no assurance that the foregoing transaction will close in September 2000 or at all.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MAY 31, 2000 COMPARED WITH THREE MONTHS ENDED MAY 31, 1999

NET REVENUE

During the three months ended May 31, 2000, the Company had net sales of $176,849, a decrease of $1,415,636, or 88.9%, over net sales of $1,592,485 during the three months ended May 31, 1999. The Company attributes the sales decrease primarily to the effect of the deconsolidation of Parago. During the three months ended May 31, 1999, the Company held a majority interest ownership in the outstanding shares of Parago and, as a result, reflected the operating results of Parago within its consolidated statement of operations in accordance with the consolidated method of accounting. However, as of May 31, 2000, the Company's ownership interest has decreased to approximately 45% and the Company is accounting for its subsidiary's results of operations using the equity method of accounting. Excluding the financial results of Parago in the fiscal quarter ended May 31, 1999, the sales attributed to the Company's software products declined from $200,573 for the three months ended May 31, 1999 to $176,849 for the three months ended May 31, 2000, or a decrease of $23,724, or 11.8%. We attribute the decrease in our software product revenues for the three months ended May 31, 2000 to our focus on our activities as an Internet business incubator, as well as the deferral of OEM/system integrator purchases as a result of year 2000 issues, and the late introduction of our WinShield Secure PC products (desktop and network versions).

COST OF SALES, EXCLUDING DEPRECIATION AND AMORTIZATION

The costs and expenses incurred in connection with producing the Company's products were $3,814 during the quarter, a decrease of $934,104, or 99.6%, over cost of sales of $937,918 for the same period last year. As a percentage of sales, the Company's cost of sales for the quarter decreased from 58.9% for the three months ended May 31, 1999 to 2.2% for the three months ended May 31, 2000. The decrease in cost of sales for the current quarter over the same quarter last year can be attributed to the deconsolidation of the results of operations of Parago, as the Company is now accounting for its investment under the equity method of accounting. The actual cost of sales attributed to the Company's software products decreased from $25,921, or 12.9% of software sales, for the quarter ended May 31, 1999 to $3,814, or 2.2% of software sales, for the three months ended May 31, 2000. This decrease was the result of the Company maintaining an increased supply of its product materials during the current quarter as compared to the lower supply maintained for the same period last year, which required the Company to incur additional expenditures to meet product orders.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses for the three months ended May 31, 2000 were $936,426 as compared to $1,989,466 for the three months ended May 31, 1999, or a decrease of $1,053,040, or 52.9%. Excluding Parago's operating results, which were reflected in the consolidated statement of operations for the three months ended May 31, 1999, the Company's selling, general and administrative expenses decreased $402,796 from $1,339,222 for the three months ended May 31, 1999 to $936,426 for the three months ended May 31, 2000, or 30.1%. The decrease in our selling, general and administrative expenses for the three months ended May 31, 2000 resulted primarily from the shift in our business to an Internet business incubator model and our decreased emphasis on selling and marketing activities related to our software business. Accordingly, we have incurred significantly lower costs in advertising, marketing and other general and administrative activities, as well as reduced employee and recruiting expenses, which resulted from our reduced headcount.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development costs charged to expense for the quarter ended May 31, 2000, were $112,992 as compared to $303,076 for the same period last year, or a decrease of $190,084, or 62.7%. Excluding the results of Parago for the three months ended May 31, 1999, research and development costs related to the Company's software products were $150,583 resulting in a decrease of $37,591, or 25.0% in the current fiscal quarter. For the quarters ended May 31, 2000 and May 31, 1999, we capitalized approximately $102,261 and $130,000, respectively. The decrease in costs capitalized for the three months ended May 31, 2000 related primarily to a decrease in the level of development work being performed by outside contract consultants during this quarter when compared to the same quarter last year. In fiscal 2000, we internally developed our WinShield Secure PC product

("Secure PC"), the total security solution for desktops, while we have just completed upgrading Secure PC to become Office 2000 compatible during the current fiscal year quarter.


NONRECURRING LITIGATION SETTLEMENT CHARGE

In July 2000, we entered into a settlement term sheet to resolve the disputes between us and Janssen-Meyers Associates L.P. ("JMA"), pursuant to which we and JMA agreed to settle the lawsuit for an aggregate of $3 million, in a combination of $1.5 million in cash and 300,000 shares of common stock with a guaranteed value of $5 per share as of January, April and October 2001 (with respect to 100,000 of the shares for each period). The settlement is subject to execution of definitive settlement documents and approval of the boards of directors of the companies. As a result, we recorded approximately $1,912,500 as a nonrecurring charge related to the settlement of the litigation. We may be required to record additional charges (in the amount of the difference between $1,500,000 and the gross proceeds from the sales of the stock by JMA at the relevant periods) in the event our shares of common stock do not trade above $5 per share for five consecutive trading days during the guarantee periods.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense decreased $222,859, or 42.9%, to $296,844 from $519,703 for the three months ended May 31, 2000 and 1999, respectively. This decrease resulted primarily from the depreciation and amortization expense associated with Parago included in the results of operations for the three months ended May 31, 1999. Excluding the effect of Parago's depreciation and amortization expense for the three months ended May 31, 1999, the Company's depreciation and amortization expense decreased by $25,549, or 7.9%, to the current quarter. During the last quarter of the previous fiscal year, the Company wrote-off approximately $1,400,000 of purchased software costs. This reduction in depreciation and amortization expense was offset by the commencement of amortization on certain capitalized product development costs.

OTHER INCOME (EXPENSE)

Interest expense for the three months ended May 31, 2000 and May 31, 1999 was $909 and $11,478, respectively. This decrease in expense resulted primarily from the fact that we had less interest bearing debt during this current fiscal quarter than we did in the same quarter last year. Equity in loss of unconsolidated affiliate was $1,060,884 for the three months ended May 31, 2000, resulting primarily from Parago allocating a considerable amount of resources to development and sales of its business-to-business services. We expect that these losses would continue to be significant for at least the foreseeable future as our Internet subsidiary continues to develop its business services.

Included in other income (expense) for the three months ended May 31, 1999 is a charge to earnings of $25,000 reserved in connection with the settlement of a number of lawsuits.

Other income of $28,276 during the quarter ended May 31, 1999 primarily represents interest income received on interest bearing deposits during the quarter.

OPERATING LOSS BEFORE MINORITY INTEREST

For the three months ended May 31, 1999 the Company reported a loss before minority interest of $2,165,880, compared to a loss of $4,147,520 for the three months ended May 31, 2000.

NET LOSS

As a result of the aforementioned, the Company, for the three months ended May 31, 2000, reported a net loss of $4,147,520 compared to a net loss of approximately $1,882,869 for the same period last year.

DIVIDENDS ON PREFERRED STOCK

For the three months ended May 31, 1999, preferred stock dividends consisted primarily of dividends accrued on Series D preferred stock. In June 1999, the Company converted the $2,000,000 of Series D preferred stock, plus dividends in arrears of approximately $238,000, into 2,081,937 shares of the Company's common stock.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents at May 31, 2000 were $39,533.

Cash flows used in operations were $1,021,377 for the three months ended May 31, 2000, as compared to $3,022,261 for the three months ended May 31, 1999. Excluding the cash used in operations by Parago for the three months ended May 31, 1999, which totaled approximately $999,000, the decrease results primarily from an increase in our accrued liabilities resulting primarily from our nonrecurring legal settlement charge, offset by an increase in the net loss funded for the three months ended May 31, 2000, which includes the $1,912,500 nonrecurring charge in addition to $1,060,884, which represents our portion of equity losses in Parago. Also offsetting this decrease in cash used for operations is a slight increase resulting from a reduction in our accounts receivable turnover for the three months ended May 31, 2000.

The Company did not use cash for investing activities for the three months ended May 31, 2000 as compared to cash used of $5,208,586 for the same period last fiscal year. The change results from the inclusion of Parago's investing activities related to acquisitions incurred during the three months ended May 31, 1999, which totaled $5,057,280, as reported under the consolidated method of accounting. At May 31, 1999, the Company held a majority-interest ownership in the outstanding shares of Parago and, as a result, reported consolidated results of operations. However, as of May 31, 2000, the Company's ownership interest has decreased to approximately 45% and the Company is accounting for Parago's results of operations using the equity method of accounting.

Cash flows provided by financing activities were $353,498 for the three months ended May 31, 2000, as compared to $12,479,488 for the three months ended May 31, 1999. The decrease primarily results from the inclusion of $11,642,502 of proceeds raised by our subsidiary, Parago, for the sale of its common stock during the three months ended May 31, 1999. This decrease was also due to the fact that during the three months ended May 31, 1999 we received $931,328 from the exercise of stock options and warrants, net of related underwriting fees. In the quarter ended May 31, 2000, our primary source of cash provided by financing activities resulted from $350,000 received from the issuance of a note payable to the Company's Chief Executive Officer and $36,400 from the issuance of common stock through the exercise of stock options and warrants.

As a result of the aforementioned factors, cash and cash equivalents decreased by $667,879 for the three months ended May 31, 2000, versus an increase of $4,248,641 for the same period last fiscal year.

Since inception, we have incurred losses, and at May 31, 2000, we had an accumulated deficit of $48,734,245 and our current liabilities exceed our current assets by $2,500,838. Our ultimate success in fully implementing our new strategy, continuing our existing business line and meeting our cash flow obligations is dependent on our ability to raise additional capital, as to which there can be no assurances. While the Company currently believes that it has the ability to obtain additional equity or debt financing, we have received a commitment from our President to fund up to $1,500,000 of our expected operating cash flow needs through March 1, 2001 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due. We have used approximately $400,000 of this commitment through July 17,2000. We also plan to sell stock in private equity financings during fiscal year 2001 to cover cash flow deficiencies not covered by the commitment by our President and to repay amounts advanced by our President. We expect that our equity investee, Parago, will incur losses in the foreseeable future as it continues to develop and upgrade its technology and infrastructure, develop and expand its product and service offerings, establish and sustain relationships with manufacturers, retailers and service organizations.

We currently fund our operations through existing cash reserves, cash from operations and issuances of securities. In the event that cash from operations and other available funds prove to be insufficient to fund our anticipated operations, we will be required to seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of our then-current shareholders.


YEAR ENDED FEBRUARY 29, 2000 AS COMPARED WITH YEAR ENDED FEBRUARY 28, 1999

NET REVENUE

During the year ended February 29, 2000, we had net sales of $1,292,250, a decrease of $3,147,358, or 70.9%, compared to net sales of $4,439,608 for the year ended February 28, 1999. We attribute the decrease in our software product revenues for fiscal

2000 to our focus on our activities as an Internet business incubator, as well as the deferral of OEM/system integrator purchases as a result of year 2000 issues, and the late introduction of our WinShield Secure PC products (desktop and network versions). In addition, during fiscal 1999, we had one large system integrator sale that accounted for approximately $1,200,000, or 27% of our revenues.

COST OF SALES

The costs and expenses incurred in connection with producing our products for the year ended February 29, 2000 were $61,564 compared to $190,461 for the year ended February 28, 1999, or a decrease of $128,897, or 67.7%. As a percentage of sales, cost of sales for the years ended February 29, 2000 and February 28, 1999 were 4.8% and 4.3%, respectively. The increase in our cost of sales on a percentage basis for the year ended February 29, 2000 over last year can be attributed to the large sale in fiscal 1999 to a system integrator, which had a higher margin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses for the year ended February 29, 2000 were $4,334,755 as compared to $5,817,188 for the year ended February 29, 1999, or a decrease of $1,482,433, or 25.5%. The decrease in our selling, general and administrative expenses for fiscal year 2000 resulted primarily from the shift in our business to an Internet business incubator model and our decreased emphasis on selling and marketing activities related to our software business. Accordingly, we have incurred significantly lower costs in advertising, marketing and other general and administrative activities, as well as reduced employee and recruiting expenses which resulted from our reduced headcount, and we expect to continue to decrease these costs over the first two quarters of fiscal year 2001.

PROVISION FOR UNCOLLECTIBLE RECEIVABLES

For the year ended February 28, 1999, the provision for uncollectible receivables totaled $1,231,092. In fiscal 1999, the provision was primarily established to reserve part of the international sales made, given the international economic difficulties that were being experienced in fiscal 1999.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense for the year ended February 29, 2000 was $1,361,556, compared to $1,569,519 for the year ended February 29, 1999, or a decrease of $207,963, or 13.3%. This decrease resulted from the write-off of approximately $1,400,000 of software costs in the fourth quarter of fiscal year 1999. This reduction in depreciation and amortization expense was offset by the commencement of amortization on certain capitalized product development costs relating to products that became available for sale during the current fiscal year.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development costs charged to expense for the year ended February 29, 2000, were $392,315 as compared to $485,275 for the year ended February 29, 1999, or a decrease of $92,960, or 19.2%. For the years ended February 29, 2000 and February 28, 1999, we capitalized approximately $649,000 and $882,000, respectively. The decrease in costs capitalized for the year ended February 29, 2000 related primarily to a decrease in the level of development work being performed by outside contract consultants during this fiscal year when compared to last year. In fiscal 1999, we spent considerable resources in upgrading our products to be both Windows 98 and NT compliant. In fiscal 2000, we internally developed our WinShield Secure PC product ("Secure PC"), the total security solution for desktops. We launched the desktop version of Secure PC in August 1999, originally scheduled to be launched in May 1999. The delay was caused by product enhancements determined to be beneficial to the product after the product's initial alpha and beta testing. The network version of this product was launched in December 1999 (originally scheduled for release in October
1999).

WRITE-OFF OF PURCHASED AND CAPITALIZED SOFTWARE COSTS

In fiscal year 2000, purchased and capitalized software costs were written down by $625,336 as compared to $1,422,697 for fiscal 1999, resulting in a decrease of $797,361 or 56.0%. These write-offs were recognized as a result of the net book value of some of our products exceeding the net realizable value associated with those same products.

OTHER INCOME (EXPENSE)

Interest expense for the years ended February 29, 2000 and February 28, 1999 was $53,340 and $141,806, respectively. This decrease in expense resulted primarily from the fact that we had less interest bearing debt during this fiscal year than we did last year. Equity in loss of unconsolidated affiliate was $18,122,874 for the year ended February 29, 2000, resulting primarily from Parago allocating a considerable amount of resources to its marketing and advertising programs aimed at building name/brand awareness for its web site and business-to-business services. We expect that these losses would continue to be significant for at least the foreseeable future as our Internet subsidiary continues to develop its business services.

Included in other income (expense) for fiscal year 1999 is a charge to earnings of $822,000 incurred in connection with the settlement of a number of lawsuits. The major portion of this expense related to the settlement of three lawsuits.

OPERATING LOSS BEFORE EXTRAORDINARY ITEM

As a result of the foregoing, for the year ended February 29, 2000, we reported a net loss before extraordinary items of $23,656,939 (which included the $18,122,874 related to Parago as referred to above), compared to a net loss of $7,209,498 for last year.

EXTRAORDINARY ITEM - FORGIVENESS OF DEBT

During fiscal year 1999, the Company recognized gains on the settlement of debts of $459,592. The gains resulted primarily from the restructuring of a note payable and the settlement of accrued obligations. In connection with the settlement of the note payable, the holder agreed to reduce the amount of the note and accrued interest payable thereon by $520,816. In exchange, the Company agreed to a shorter maturity and the issuance of 250,000 shares of restricted stock to the holder (valued at $92,500 as of the date of the transaction). The value of the stock was treated as a reduction in the gain and the transaction resulted in a net gain of approximately $428,000. In connection with the settlement of accrued obligations, the Company settled approximately $96,000 in obligations for approximately $65,000.

NET LOSS

As a result of these factors, for the year ended February 29, 2000, we reported a net loss of $23,656,939 and $6,749,906 for the year ended February 29, 1999.

DIVIDENDS ON PREFERRED STOCK

Preferred stock dividends consisted primarily of dividends accrued on Series D preferred stock. In June 1999, we converted $2,000,000 of Series D preferred stock, plus dividends in arrears of approximately $238,000, into 2,081,937 shares of our common stock.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents at February 29, 2000 were $707,412.

Cash flows used in operations were $3,365,629 for the year ended February 29, 2000, as compared to $5,209,211 for the year ended February 29, 1999. This decrease results primarily from a decrease in the net loss funded during fiscal year 2000, as compared to fiscal year 1999, in addition to an increase in our accounts receivable turnover. The decrease in cash flows for operating activities was also offset by an increase in our accounts payable turnover.

Cash used in investing activities was $1,387,466 for the year ended February 29, 2000, as compared to $197,095 for last fiscal year. Of the $1,190,371 difference in cash flows from the prior fiscal year, $1,176,292 represents the effect of the deconsolidation of Parago. In fiscal 1999, the Company owned approximately 63% of the outstanding shares of Parago and, as a result, reported consolidated results of operations. However, as of February 29, 2000, the Company's ownership interest has decreased to approximately 45% and the Company is accounting for its subsidiary's results of operations using the equity method of accounting. In addition, during fiscal year 2000 the Company made a capital contribution of approximately $140,000 to Parago.

Cash flows provided by financing activities were $2,074,138 for the year ended February 29, 2000, as compared to $8,784,120 for the year ended February 29, 1999. This decrease was due to the fact that in fiscal year 1999 we received $1,936,904 from the exercise of stock options and warrants, $2,253,642 from the sale of preferred stock and $3,735,000 from the sale of common stock. In fiscal year 2000, our primary source of cash provided by financing activities resulted from $1,872,808 received from the exercise of stock options and warrants and $500,000 from the sale of common stock.

As a result of the aforementioned factors, cash and cash equivalents decreased by $2,678,957 for the year ended February 29, 2000, versus an increase of approximately $3,377,814 for last fiscal year.

Unless software sales increase, we may need to seek additional capital to fund our Citadel Technology operations for at least the next 12 months. Moreover, we will need additional capital resources to implement our new B2B incubation business model. While we have been successful in the past in raising additional capital when needed, there can be no assurances that we will be successful in the future, or if successful, that capital will be available on acceptable terms or will not have a dilutive effect on existing shareholders. While the Company currently believes that it has the ability to obtain additional equity or debt financing, we have received a commitment from our President to fund up to $1,500,000 of our expected operating cash flow needs, if any, through March 1, 2001 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due.


YEAR 2000 COMPLIANCE

Even though the date is now past January 1, 2000, and we experienced no immediate adverse impact from the transition to the year 2000, we cannot provide any assurance that our key partners, suppliers or customers have not been affected in a manner that is not yet apparent. In addition, some computer programs which were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, we will continue to monitor our year 2000 compliance and the year 2000 compliance of our key partners, suppliers and customers. The financial impact of Year 2000 compliance has not been, and is not expected to be, material to our financial position or results of operations in any given year.

INFLATION

Inflation did not have a material effect on our results during the periods discussed.


                                  OUR BUSINESS

OVERVIEW OF CT HOLDINGS


         CT Holdings, Inc. is an incubator of Internet service companies that provides early stage ventures with a single source of management capital, as well as consulting on operations, marketing and strategic planning. Our incubator model is designed to enable the start up companies with whom we partner to become online market leaders in their industries.

         We began our Internet activities in 1999 with the formation of Parago, an application service provider (ASP) and Internet based business process outsourcer (BPO) that provides an online suite of offerings designed to increase sales, reduce costs, retain customers and increase client profitability. These services include online promotional management, online rebate processing, proactive email, online surveys, online multimedia product demonstrations and manuals, and online customer data warehousing, analysis and reporting. Parago's comprehensive integrated suite of outsourced customer care solutions are marketed across multiple industry lines.

         Parago has increased the number of its clients to approximately 160 as of July 15, 2000, which include leading national retailers, manufacturers and service providers. For Parago's quarter ended June 30, 2000, Parago reported record revenues of approximately $4,000,000, a 400% increase over the 1999 second quarter. Parago's gross margins improved to approximately 59% in the second quarter of 2000 from 46% in the first quarter of 2000 (on a normalized basis), as Parago expanded its offerings.

         In March 2000, Parago announced that it had received $36.5 million in new private equity financing from four investors led by THLee.Putnam Internet Partners. Co-investors were Dain Rauscher Wessels Investors LLC, Watershed Capital and Seaboard Ventures. The investments will be used to expand Parago's proprietary Internet-based solutions, which optimize and redefine customer care processes. We continue to hold 20 million shares of Parago common stock.

         In May 2000 we completed a previously announced transaction whereby we acquired a minority interest in River Logic, Inc. (formerly iNetze.com, Inc.). River Logic creates and operates integrated decision support networks for industries such as

K-12 Education, Utilities, Forest Products, Healthcare and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a decisive competitive advantage. River Logic has several industry-specific networks in development. Additionally, River Logic develops and licenses its technologies to key industry partners. As part of this transaction we acquired approximately 5.9% of the outstanding shares of capital stock of River Logic, Inc. from several of its existing shareholders in exchange for 333,333 shares of our common stock. We also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by one of our wholly-owned subsidiaries of the ESRN Assets, as described below. The acquired shares of River Logic's preferred stock are convertible into shares of common stock that represent approximately 13.1% of the currently outstanding shares of capital stock of River Logic on a post conversion basis as of May 5, 2000. In July 2000, River Logic closed a $3 million private placement of shares of its Series B preferred stock to a venture capital firm that specializes in early stage technology firms that offer B2B Internet solutions that provide strong value-oriented models for their prospective market-space.

         As part of our strategy to fund early stage Internet companies, we recently entered into a letter of intent with ideavillage.com and its stockholders relating to a transaction in which we would gain the right to acquire a substantial minority interest in ideavillage. ideavillage develops and markets an Internet enabled consumer testing solution that enables businesses to test market products to consumers in advance of the products' release, permitting businesses to reduce the likelihood of a product that lacks consumer interest and to reduce costly inventory returns. In addition to its proprietary technology, ideavillage has created an inventor portal designed to permit inventors to access markets for their inventions. ideavillage also markets and distributes consumer products through retail channels. We currently anticipate that this transaction will close in September 2000. The letter of intent provides, among other things, that we will purchase shares of ideavillage preferred stock convertible into 25% of the outstanding shares of ideavillage common stock in exchange for options to purchase 750,000 shares of our common stock at $1.00 per share and $4,500,000 in cash and Parago services and technology to ideavillage, and the shareholders of ideavillage will grant us an option to acquire up to an additional 26% of the outstanding common stock of ideavillage for the next year for $9 million payable in cash or 1.8 million shares of our common stock valued at $5.00 per share. We will also receive preemptive rights covering certain future ideavillage equity offerings and representation on ideavillage's board. There can be no assurance that the foregoing transaction will close in September 2000 or at all.

         In addition to our incubation business, we continue to operate our "Citadel Technology" security software line, which is focused on developing and marketing security and administration software products for both computer networks and desktop personal computers. Our integrated, easy-to-use software products enable network administrators to control access to network resources, automate routine network maintenance tasks, and automatically shutdown and restart servers and desktop PCs in the event of a network crash. These software products also enable individual PC users to control access to their desktops, secure files, and index and retrieve files stored in a variety of storage media. Our Citadel Technology software products are designed to reduce the direct and indirect costs of computer network operations, protect proprietary networks and information, and otherwise improve overall office productivity.

         Our core focus will be on our incubation services, and we are currently analyzing various strategic alternatives for our Citadel Technology security software business, including new strategic alliances with third parties, new applications of the technology, new third party licensing or joint venture arrangements or the sale of the business line. As a result, management believes that the results of operations for our Citadel Technology security software business will continue to be adversely affected in the future by our core focus on incubation services.

OVERVIEW OF PARAGO

         Parago provides Internet-based solutions that automate customer relationship management. Parago's solutions enable both brick-and-mortar and e-commerce businesses to more efficiently develop, retain and extend customer relationships and improve sales, marketing and customer retention. Parago's Internet-enabled enterprise solutions include PromoCenter, InfoCenter and KnowledgeCenter. By automating customer care activities such as online and traditional rebate processing and promotions, Parago allows its clients to enhance customer retention, increase revenue opportunities and improve operating efficiencies. Parago's Internet-based solutions seek to transform promotional management and product information from customer service liabilities to retention and extension opportunities.

         Parago's online solutions provide a new vehicle for its clients to conduct targeted marketing to customers with whom they have traditionally lost contact subsequent to the point of purchase. Parago is developing proprietary software that will provide an online mechanism for customers, many of whom have immediate purchasing power in the form of promotional proceeds, to apply those proceeds towards the purchase of additional products or services. Parago's solutions also capture valuable customer information that can help its clients better understand customer behavior. Parago plans to provide fee-based customer specific or aggregated data analyses to assist clients in designing future promotions. Parago's solutions also enable businesses to improve operating efficiencies by allowing them to analyze the results of their promotions and manage these promotions on a real time basis.

         Parago markets its solutions to retailers, manufacturers and service providers across multiple industries. Parago currently provides its online solutions to approximately 130 clients.

         Parago is committed to providing exemplary service to each of its clients. As part of this commitment, Parago is pursuing COPC Certification (www.copc.com), the industry standard for customer service excellence in the call center and fulfillment industry. In addition, Parago has applied for three patents with the United States Patent and Trademark Office involving the technical innovations of Parago's Promotion Tracking System (PTSystem) and the proprietary promotion technology Parago has developed.

         PromoCenter. Parago's PromoCenter offers its business clients the opportunity to increase sales, strengthen brand loyalty and increase customer retention via a fully functional web-based promotion center, branded with the "look and feel" of the clients' own web sites and "powered by Parago". To the clients' end-customers, the PromoCenter will be a part of the clients' web sites, while behind the scenes, it will be completely developed, maintained and serviced by Parago.

         PromoCenter is capable of supporting multiple promotion styles and can scale with clients' business needs. It supports continuous customer interaction through online promotion entry and status check, and targeted email campaigns. These solutions strengthen brand equity and distinguish clients' promotional offerings from competitors'. Moreover, providing these services demonstrates to clients' customer bases their commitment to the highest levels of quality with respect to customer experience.

         PromoCenter is powered by Parago's Promotion Tracking System (PTSystem). The PTSystem enables Parago to support a suite of promotion offerings throughout the lifecycle of clients' products, from pre-purchase to post-purchase.

         The PTSystem can be used to help clients shape their promotion strategies by customizing the information captured from end-customers. This data can then be analyzed to determine the effectiveness of a specific promotion. This continuous evaluation streamlines promotional strategy and enables clients to implement more efficient and effective programs. The PTSystem's design allows for quick and customized implementation of the PromoCenter solution, allowing clients' promotional ideas to work at the speed of Internet business.

         Parago's promotional offerings extend beyond traditional rebate processing to create new lines of revenue for its business clients. Currently, a common promotional strategy is to offer customers a rebate on a specific product purchase. Even though many manufacturers' rebate processing budgets match or exceed their advertising budgets, the return on investment from this promotional method is often limited. The standard rebate process concludes when businesses mail the rebate check to a customer, with no ability to recapture those dollars. Parago's patent-pending process allows clients to recapture promotion expenses and encourage their customers to apply those dollars to new products and services, creating new revenue streams.

         Benefits of Parago's PromoCenter include:

     o   Increase clients' sales and bottom line performance

     o   Increase customer retention

     o   Strengthen brand equity

     o   Convert promotion cost centers into profit centers

         InfoCenter. Clients are often overwhelmed with the challenge of getting timely and relevant information to their customers about new products or advancements. Parago will offer an online solution. Parago's InfoCenter combines its video and audio production studio, extensive expertise in static and animated content development, a substantial investment in technology and the power of the Internet to create state-of-the-art, comprehensive product information mega-centers. This leading edge solution represents a higher level of product information management.

         Although InfoCenter is branded with the "look and feel" of clients' own web sites, behind the scenes it will be developed, hosted, maintained and serviced by Parago. This extension of clients' web sites will strengthen their brand and provide their


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customers with innovative products and services, resulting in increased customer satisfaction, retention and loyalty to clients' businesses.

         The InfoCenter solution contains a host of modules designed to serve as the optimal product information and support package for clients' customers. This robust platform will allow clients' customers to quickly retrieve multimedia product specific information, configuration assistance, online installation help, lost user manuals and other important product support services. InfoCenter provides clients' customers with product information, throughout the lifecycle of clients' products, from pre-launch demonstrations to new product cross sales opportunities.

         InfoCenter has been designed to provide the following tangible and immediate bottom-line benefits to clients' organizations:

     o   Increase product sales

     o   Increase profit margin

     o   Increase customer retention

     o   Reduce product returns

     o   Reduce product support expenses

     o   Strengthen brand equity

     KnowledgeCenter. Parago's KnowledgeCenter is a robust data management solution that is designed to provide clients with a wealth of previously unexplored customer data. With a substantial investment in hardware and software, Parago has built a solid, scalable, world-class data management solution. Parago offers KnowledgeCenter to clients who find their information systems littered with mountains of unexplored customer data, as well as to clients using Parago's PromoCenter and/or InfoCenter solutions. KnowledgeCenter and Parago's team of data management experts will help clients effortlessly turn their gigabytes of useless data into a wealth of information about the clients' customers. KnowledgeCenter can aggregate and analyze the following types of data:

     o   Promotional data gathered through PromoCenter

     o   Product information gathered through InfoCenter

     o   Data from other sources

     o   Any combination of the above

     KnowledgeCenter turns clients' data into value-added information that will enhance sales and marketing efforts, improve strategic analysis, support business planning and much more. This information is presented in a user friendly format via a dynamic, easy-to-use interface for viewing, analyzing, exporting data, and printing reports or charts right on clients' desktops. KnowledgeCenter empowers clients to interact with their customer data, enabling them to better understand their customers and their customers' buying trends. Clients can "drill down" for more information, reveal new data relationships with pivot tables, export data and print professional quality charts, tables, and reports from a familiar web browser interface. Additionally, Parago's team of data management experts offers consulting services to help clients get the most valuable information out of their data.

KnowledgeCenter offers various levels of information access to meet the different needs that drive clients' organizations. For example:

     o Managers can utilize predefined Performance Tracking and Business Intelligence categories for fast insight into promotion performance and customer behavior;

     o Executives can gather at-a-glance information, graphically presented in Executive Snapshots; and


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     o   Business analysts can employ the full power of online analytical processing (OLAP) to get the most business value from every byte of data collected.

     Interactive Customer Care. Interactive Customer Care is the anchor in Parago's philosophy of providing customer satisfaction through the use of technology. The Parago Customer Service Team supports customers through five individual interfaces to facilitate access for all customers. Parago recognizes that its clients' highest priority is their customer base and Parago has invested heavily to provide world-class customer care. In its continuing effort to offer unsurpassed customer response, Parago is constantly reviewing new channels to support customers. Listed below are Parago's current support mediums:

         Live Phone Support. Parago's world-class Customer Service Team is trained to respond to customer calls with client specific scripts. This allows clients to control the entire customer experience including interaction with the Parago customer service representatives. By utilizing scripts, Parago ensures consistency in customer response across all of the clients' promotions. The Customer Service Team has drawn on its service background to compile an outline of suggested responses that can be custom tailored to fit the clients' specific marketing needs. In addition to the monthly training programs, each of the customer service representatives undergoes a live monitoring process weekly, whereby their customer calls are monitored at random to ensure quality and service.

         Interactive Voice Response (IVR) Phone Support. In addition to Live Phone Support, Parago offers IVR technology to permit customers to receive automated information 24 hours a day. This application offers customers a specific menu of options, again fully scripted by the client and the Customer Service Team. IVR gives customers the ability to check the status of their promotions at their convenience, in real-time, over the phone, 24 hours a day, 7 days a week. For advanced questions, the IVR application rolls customers directly over to Live Phone Support for personal assistance.

         Email and Fax Support. Customer Service offers unique email addresses tied directly to a client to provide targeted email support. These emails are answered by the Customer Service Team, which has complete access to the PTSystem and is able to research any questions or issues. Additionally, customer can fax their questions, comments and suggestions 24 hours a day.

         Online Chats. The Parago Customer Service Team will be adding Online Chat as a support channel. Online Chat employs the Internet to provide live interaction with Parago's customer representatives. This service permits online users to ask questions or request information in real-time. Parago expects this to become one of the most utilized support methods as it provides immediate online gratification.

         Online Customer Status Checking for Promotions. In an industry first, Parago leverages the power of the Internet by allowing customers to check the status of their promotion online, 24 hours a day. Online Status Checking allows customers to track their promotion as it progresses through each step of the process. The web interface is tied directly into Parago's PTSystem, ensuring accurate and timely information. By empowering the customer to view their status online, Parago decreases its clients' cost for live-person support while enhancing the overall customer experience.

OVERVIEW OF RIVER LOGIC

         On May 5, 2000 we completed a previously announced transaction whereby we acquired a minority interest in River Logic, Inc. (formerly iNetze.com, Inc.). As part of this transaction we acquired approximately 5.9% of the outstanding shares of capital stock of River Logic, Inc. from several of its existing shareholders in exchange for 333,333 shares of our common stock. We also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by one of our wholly-owned subsidiaries of the ESRN Assets, as described below. The acquired shares of River Logic's preferred stock are convertible into shares of common stock that represent approximately 13.1% of the currently outstanding shares of capital stock of River Logic on a post conversion basis as of May 5, 2000.

         In connection with this transaction, we also made two $300,000 bridge loans to River Logic that together are convertible into 800,000 shares, in the aggregate, of common stock that would represent approximately 3.8% of the currently outstanding capital stock of River Logic on a post conversion basis as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter, (ii) is secured by certain assets of River Logic, (iii) is payable upon the Company's demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, the Company owns approximately 19% (22.2% in the event the bridge loans and other securities are converted in full) of the voting stock of River Logic.



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         The ESRN Assets consist of the EBSCO School Resource Network (ESRN
Network), an educational network catering to kindergarten through 12th grade (K-12). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs. The ESRN Network is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of the Company from a subsidiary of EBSCO Industries in connection with this transaction in exchange for 666,667 shares of the Company's common stock.

         We intend to file a resale registration statement relating to the shares of our common stock issued in connection with this transaction within 90 days of the closing.

         River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education, Utilities, Forest Products, Healthcare and others. These networks are designed to leverage the flow and processing of knowledge and information to provide a decisive competitive advantage. River Logic has several industry-specific networks in development. Additionally, River Logic develops and licenses its technologies to key industry partners.

OVERVIEW OF IDEAVILLAGE

         As part of our strategy to fund early stage Internet companies, we recently entered into a letter of intent with ideavillage.com and its stockholders relating to a transaction in which we would gain the right to acquire a substantial minority interest in ideavillage. ideavillage develops and markets an Internet enabled consumer testing solution that enables businesses to test market products to consumers in advance of the products' release, permitting businesses to reduce the likelihood of a product that lacks consumer interest and to reduce costly inventory returns. In addition to its proprietary technology, ideavillage has created an inventor portal designed to permit inventors to access markets for their inventions. ideavillage also markets and distributes consumer products through retail channels. We currently anticipate that this transaction will close in September 2000. The letter of intent provides, among other things, that we will purchase shares of ideavillage preferred stock convertible into 25% of the outstanding shares of ideavillage common stock in exchange for options to purchase 750,000 shares of our common stock at $1.00 per share and $4,500,000 in cash and Parago services and technology to ideavillage, and the shareholders of ideavillage will grant us an option to acquire up to an additional 26% of the outstanding common stock of ideavillage for the next year for $9 million payable in cash or 1.8 million shares of our common stock valued at $5.00 per share. We will also receive preemptive rights covering certain future ideavillage equity offerings and representation on ideavillage's board. There can be no assurance that the foregoing transaction will close in September 2000 or at all.

ideavillage, headquartered in New Jersey, was launched in August 1999 to take new and innovative product ideas from concept to mass retail shelves at Internet speed. In a "clicks and mortar" process, ideavillage's total solution integrates online product evaluation, direct-response television (DRTV), and in-store media into a comprehensive innovative process that selects and markets only the strongest products. We believe that retail stores, etailers and manufacturers will come to rely on ideavillage's offering as the surest, simplest way to confidently add new and tested products to their offerings.

ideavillage seeks to re-engineer and automate the broken process of launching quality new innovative products to market. ideavillage intends to offer its solutions which will allow companies to implement the results of the online product evaluation process. ideavillage also provides an innovative new Internet enabled entrepreneur portal designed to help innovators to develop and market their new products in a joint venture with ideavillage.


OUR CITADEL TECHNOLOGY BUSINESS LINE




INDUSTRY BACKGROUND RELATING TO OUR CITADEL TECHNOLOGY BUSINESS LINE

         Network Security and Administration. Largely as a result of the increasing power, ease of use, and low cost of PCs, many businesses and other organizations have shifted from a centralized mainframe computer platform, usually procured from a single vendor, to a distributed multiple-PC networked platform, the elements of which are procured from a variety of vendors. These organizations have invested heavily in client-server networks, intranets, and other distributed computing networks to realize the cost and productivity benefits of sharing applications, files, data, and printers and other peripherals among PC users across a work group, department or entire enterprise. As a result of the migration of mainframe applications to network servers, mission critical functions are increasingly performed over such distributed networks. These functions include e-mail; electronic funds transfer; reservation entry for airlines, hotels and rental car companies; and telemarketing and order entry.


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         The use of complex, heterogeneous distributed networks linking multiple host servers and client PCs creates substantial risk. Unauthorized interception, alteration, and theft of proprietary information, as well as electronic vandalism or terrorism aimed at disrupting network operations, can have major adverse effects on the organizations that own, operate, and/or use those distributed networks. This risk grows every day because of the deployment of more capable PCs, growth in the number of network access points, enhancements in the ability of different types of computers to communicate with one another, and expansion in the number of public and private communications networks used to support distributed computing environments. As a result of these developments, protecting distributed networks and the information transmitted over those networks is an increasingly important and difficult task.

         Another challenge facing organizations that depend on distributed computing networks is network administration. In many cases, because of budgetary or other constraints, organizations are hard pressed to address the network administration needs that arise as their networks grow in size and complexity. Some organizations outsource some or all network administration tasks to a service bureau or VAR. Some smaller organizations have no formally trained network administrator available on a daily basis. Organizations without a substantial (and usually expensive) in-house network administration effort are vulnerable to network disruptions. Such disruptions can reduce top-line revenue by preventing the entry of order information and delaying transaction processing, reducing internal productivity by idling network users, alienating customers by interfering with customer service functions, and increasing overall workplace tension.

         PC Security and Administration. Even in a distributed computing environment, many users prefer to maintain all or a substantial portion of their business, personal and other important files on their desktop hard drive or other desktop storage media like diskettes and Zip drives. Desktop computer storage continues to grow and new systems provide on average more than 5 GB of storage for each user's data, e-mail, and Internet downloads. Storage of large amounts of information at the desktop level increases the risk of security breaches by inviting unauthorized access, viewing and copying of confidential information, and access to network information during the many times a user is away from his or her desk, including lunch breaks or meetings. Moreover, organizations are moving to expand sharing of desktop PCs by employees, particularly in functions that require 24-hour service. Shared PCs are found often in service bureaus, call center operations, government and education agencies, libraries, and the home. Protecting an individual user's data and PC settings and configuration is critical, especially in a shared PC environment.

         OUR CITADEL TECHNOLOGY STRATEGY


         Our core focus will be on our incubation services, and we are currently analyzing various strategic alternatives for our Citadel Technology security software business, including new strategic alliances with third parties, new applications of the technology, new third party licensing or joint venture arrangements or the sale of the business. Management has reduced operating expenses related to the software business while we implement our new strategic focus. As a result, management believes that our results of operations for our Citadel Technology security software business will continue to be adversely affected in the future.


         OUR CITADEL TECHNOLOGY PRODUCTS

         WinShield. WinShield is designed to address the problems that arise when users share desktop PCs in work environments such as schools, libraries, government offices, and resource centers such as Kinkos and AlphaGraphics. The product enables a network administrator (or in a smaller office, individual users) to establish different profiles for different users that can only be modified by the administrator. These profiles include desktop appearance, configuration, and initialization, as well as restrictions on user access to various PC and network resources (including hard drives, diskettes, CD-ROMs, printers, Internet access, etc.). The same desktop PC can then toggle between several user profiles.

         WinShield prevents deliberate or accidental configuration changes that can disrupt use of a desktop PC, abuse of PC or network resources (such as unauthorized Internet surfing or installation of unauthorized software), and interception or alteration of proprietary information. The user can govern access to CD-ROM or disk drives and control the specific CDs that can be used. WinShield is currently available for Windows 95, 98 and NT. A WinShield network version was released in June 1998. The product has been included in Compaq's and Microsoft's software bundles for the educational market and has been a feature product of the month on Microsoft's website.

         WinShield Secure PC. In August 1999, we completed beta testing and launched our new WinShield Secure PC product, the next generation WinShield desktop security and configuration tool. The network version of WinShield Secure PC was completed and launched in December 1999. This product provides powerful new Internet security features that allow Internet filtering and blocking which permit the administrator to specify the Internet protocols and Web sites that are available for users of


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the protected computer. Desktop administrators will have the ability to assign access rights to files and folders for all Windows 95, 98, NT and Windows 2000 systems. Other new features WinShield Secure PC provides are security mechanisms such as screen saver control with network authentication, event management for automatic logoff, a well as timed application usage. WinShield Secure PC is available for network or stand alone workstations.

         WinShield 95/NT. In 1998, we introduced WinShield 95/NT, our solution for desktop users who want to protect their PC system from unauthorized modification or access. WinShield was the Spotlight product for February 1998 on Microsoft's educational software Web site.

         NetOFF. NetOFF is designed to protect a network by shutting down unattended client PCs automatically after a specified period of inactivity. Network administrators may also use NetOFF to shut down such PCs to complete a clean backup. The product ensures an orderly shutdown by automatically closing all open files and applications on the PC and saving the information. NetOFF is available for the Windows NT and NetWare platforms and supports Windows 3.1, 95, 98 and NT desktop PCs. The benefits of NetOFF include:

         o Enhancing Overall Computer Security. Unattended desktop PCs subject the network and PC to a heightened risk of data theft. NetOFF protects confidential files and information by loading a password protected screensaver and logging off the unattended PCs, thus shutting off access to PC hard drives and the network.

         o Facilitating Clean Back-Ups. To protect important information, almost every company employs a back-up system. The back-up system is a magnetic tape drive or other storage medium that periodically copies all of the data stored in the network. Should a data loss occur from a power failure, mechanical failure or other error, the lost information can be restored in a relatively short time, saving the company the time and effort necessary to attempt to reconstruct lost data and files. The back-up system, however, backs up only closed files. If a PC is logged on during the process, data in open files can be corrupted or omitted from the back-up tape. NetOFF eliminates these problems by automatically logging off network client stations at a time pre-selected by the network administrator.

         o Conserving Resources. Software license fees are often based on the number of actual users of the licensed product. Many companies pay excess license fees for programs that are left open on unattended computers. NetOFF helps customers reduce costs by logging off unattended PCs.

         FolderBolt. FolderBolt provides desktop users, particularly users in a shared desktop PC environment, such as education, with several tools to protect proprietary information. Users can protect groups of directories, individual directories, or files by designating them as locked or read-only protected or as a secure drop box. Optional data encryption adds another layer of security against more sophisticated intruders. Users are able to send self-extracting encrypted e-mails within the company or across the Internet. FolderBolt is available for Windows 3.1, 95, 98 and NT.

         SALES AND MARKETING FOR CITADEL TECHNOLOGY

         Our multi-channel sales strategy includes an enterprise sales group, OEM distribution arrangements, VAR and dealer channels, direct sales channels, strategic alliances with industry leaders, and trade shows.

         o Enterprise Sales Group and VARs. This direct sales group is responsible for end users owning or operating large, sophisticated enterprise networks, including corporations and educational institutions. These end users place orders primarily for our products and have a sales cycle from two to six months depending on the size of the network and the resources they have available for testing. In addition to managing our relationship with these end users, the Enterprise Sales Group is responsible for recruiting and managing VARs nationwide. Each sales person is responsible for developing relationships with VARs and end users in their geographic territory. VARs and other resellers broaden our exposure to corporate and educational accounts. VARs can purchase our products through wholesale distributors or direct from us, depending on their business model.

         o Direct Sales Group. This group, which is primarily composed of in-house telemarketers, focuses on qualifying leads for the Enterprise Sales Group. This function includes cold calls and follow-up calls from marketing events and trade shows. The group does the majority of the prospecting and qualifying of large deals, thus allowing the Enterprise Sales Group to focus on closing the sale. The Direct Sales Group also closes sales on small deals and inbound calls.


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         o OEM Sales. We have entered into arrangements with OEMs that focus on creating bundled solutions to permit customers to purchase total desktop applications incorporating our software. These partners include Compaq, IBM, Microsoft, Hewlett-Packard and Dell, which resell our products with their hardware, software and networking solutions.

         PRODUCT DEVELOPMENT

         In developing new Citadel Technology products, we strive to meet the following standards in product development:

         o Standards Compliance and Network Compatibility. Our products comply with industry standards and are designed to be compatible with the leading network and desktop PC operating systems, including Novell's NetWare and Microsoft's Windows NT. To that end, our products are currently developed using Microsoft Visual C++ and Novell toolkits.

         o Ease of Use. Our products are designed to function without extensive and continual user involvement. The aim is to simplify, not complicate, the user's work environment.

         o Ease of Administration. We have extended our ease-of-use concept to network administration with our Citadel Network Administrator, which is designed to provide central management and security features with the ability to "plug and play" additional functions at a low cost.

         o Cost Effectiveness. We provide products at a price and performance level that we believe offers superior network and PC security and administration options at affordable prices.

         Schedules for the development of high technology products are inherently difficult to predict, and there can be no assurance that we will achieve targeted initial customer shipment dates for any of our products, or at all.

         We account for software development costs in accordance with SFAS No. 86 ("accounting for the costs of computer software to be sold, leased or otherwise marketed") issued by FASB. Under this pronouncement, we are required to capitalize software development costs after technological feasibility of a project is established and must cease capitalizing such costs when the products derived from the project are available for sale, lease or otherwise marketed. The capitalized costs are then amortized on a product-by-product basis, based on the greater of (a) the amount computed by the straight-line method over the estimated useful life of the product or (b) the amount computed by using the ratio that current gross revenues bear to the total of current and anticipated future revenues. We evaluate the estimated net realizable value of each software product at each balance sheet date and record write-downs to net realizable value for any product for which the net book value is in excess of its net realizable value. For a discussion of the write-downs taken in fiscal 2000 and 1999, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We maintain a core software development staff at our corporate office to maintain existing code bases and define our approach in developing new technologies and products to meet market opportunities. Once a product design has been finalized, the actual final development work is either performed in-house or by third party contractors, depending on project scope and resource schedules.

         CLIENT SUPPORT AND WARRANTIES

         We believe that retention of customers is a critical element. Therefore, we are dedicated to customer support and satisfaction. We encourage our sales employees in their interaction with a customer to be flexible and innovative to ensure that the customer's needs are met. Our information systems also further our customer service goals. They enable our employees to enter comments regarding a customer's order, as well as comments regarding feedback, both positive and negative, from the customer. These comments can then be accessed by other employees, allowing them to quickly reference a particular customer's preferences, needs, and past ordering practices, among other information. Our Citadel Technology products are generally warranted to be free of defects in materials and workmanship for 90 days. We offer yearly maintenance contracts on most of our software and basic technical support and replacement of defective media.

         MANUFACTURING AND SUPPLIERS

         We prepare master software disks, user manuals and packaging for some products and out-source production of other products. Certain of our disk duplication, as well as our product packaging, is performed by us at our offices, while the other disk duplication and product packaging and printing of user manuals and related materials is performed to our specifications by outside


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

sources. During peak demand, we may use outside sources to perform disk duplication and product packaging services. To date, we have not experienced any material difficulties or delays in manufacture through an interruption in our own production or the production of any suppliers. Because of the generally short cycle between order and shipment, we do not believe that our backlog as of a particular date is indicative of future sales.

         CITADEL TECHNOLOGY CUSTOMERS

         Our customers include many Fortune 2000 companies and educational users. There are no assurances that these companies or institutions will continue to utilize our products in the future.

         CITADEL TECHNOLOGY COMPETITION

         The security and administration software industry is intensely competitive and rapidly changing. We compete against large companies (such as Microsoft, Novell, Computer Associates, Network Associates, Symantec and others) that offer network and desktop PC security and administration software as a segment of their businesses. We also compete with a large number of small companies that offer security and administration software for networks and desktop PCs as a portion of their product line. Some of these competitors offer products that address multiple aspects of network and desktop security and administration and management, while other competitors market products that provide narrow solutions. Many of our competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed customer base, than we do. Further, many competitors have established relationships with our customers and end users of our products. Our competitors could, in the future, introduce products with more features and lower prices than our product offerings. These companies could also bundle existing or new products with other, more established products in order to compete with us.

         We generally compete on the basis of product features and functions, product architecture, product quality, the ability of products to run on a variety of different network and desktop operating systems, technical support and other related services, and price/performance features. Based on these factors, we believe that our products are well positioned in the market and that we have targeted promising niche opportunities.

         We also expect that competition may increase as a result of software industry consolidations, which have occurred in the past. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, network and desktop PC operating system vendors could introduce new or upgrade existing operating systems or environments that include security and administration functionality offered by our products, which could render our products obsolete and unmarketable. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results and financial conditions.

         INTELLECTUAL PROPERTY RIGHTS

         We regard some features of our Citadel Technology internal operations, software and documentation to be proprietary intellectual property. We have been and will be dependent in part on our ability to protect our proprietary technology. We rely primarily upon a combination of copyright, trademarks, trade secret laws, confidentiality agreements and other measures to establish and protect our rights in our proprietary technology. We do not have any patents or statutory copyrights on any of our proprietary technology which we believes to be material to our future success, and we cannot be certain that others will not develop substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between our employees and us will provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

         There can be no assurance that we will not become the subject of claims of infringement with respect to intellectual property rights associated with our products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming and could result in costly litigation or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims.

         EMPLOYEES


         As of July 26, 2000, we had nine employees, including three in business development, sales and marketing, three in product research and development, two in administration, finance, MIS, production and operations and one in customer service and technical support, and Parago employs more than 340 persons. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key technical and managerial employees or that we can assimilate or retain other highly qualified technical and managerial personnel in the future. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.


         GOVERNMENT REGULATION

         Government regulation has not had a material effect on the conduct of our business to date.

         PROPERTIES

         We lease approximately 7,200 square feet as our principal executive office premises located at 3811 Turtle Creek Blvd., Suite 770, Dallas, Texas, pursuant to a lease that expires in 2001 with two five-year renewal options. We believe that these facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.


         Our Internet subsidiary, Parago, also leases approximately 14,500 square feet of office space in Dallas, Texas, 99,000 square feet of warehouse and office space in Coppell, Texas, approximately 4,800 square feet in Campbell, California and 4,500 square feet in Los Angeles, California.

         The telephone number of our principal office is (214) 520-9292. The Company maintains a site on the World Wide Web at http://www.ct-holdings.com.


         LEGAL PROCEEDINGS


         Set forth below are certain litigation matters in which we are a party. We believe that they have meritorious defenses and will vigorously defend ourself. However, an unfavorable resolution of or settlement or defense costs related to one or more of these lawsuits could have a material adverse effect on our business, results of operations or financial condition.

         In February 2000, we settled a lawsuit filed by Argos Capital I, LP, by the issuance of 400,000 shares of common stock in exchange for the plaintiffs' relinquishment of rights under (i) a $140,000 promissory note (exclusive of interest and attorneys' fees) and (ii) 438,750 stock purchase warrants at $.59 per share.

         The Company and one of its officers were involved in an arbitration proceeding with Vestcom Ltd., which claimed compensation and a finder's fee for introducing the Company to a third party. Vestcom sought damages of the value of 100,000 shares of Company common stock (alleged to be valued at $1,900,000), plus 50% of additional compensation paid by the Company to the third party. The Company filed a declaratory judgment action against Vestcom to determine that the alleged contract was not valid based on its defenses. The case was styled Citadel Computer Systems, Inc. and Steven B. Solomon v. Vestcom, Ltd., in the 193rd Judicial District Court in Dallas County, Texas. In October 1998, the Texas court entered a judgment and preliminary injunction in favor of the Company and its officer that the purported agreement was a forgery. As a result, the arbitration proceeding was dismissed by the American Arbitration Association. The defendant appealed the decision of the Texas court. In November 1998, Vestcom filed a lawsuit against the Company in Texas state court styled Vestcom v. Citadel in the 68th Judicial Court, Dallas County, Texas, reasserting the same basic claims as in the arbitration proceeding. In January 2000 the parties reached an agreement to settle the suit for the original amount of the warrants claimed (100,000 shares with an exercise price of $1.375 per share). This action was dismissed for want of prosecution on the announcement of settlement by the parties. Assuming Vestcom received actual or constructive notice of that dismissal near the time of its entry, the Company believes that the time to seek reinstatement of the case, a new trial, or review before the Court of Appeals has expired. However, as of the date of issuance of this prospectus, no binding agreement has been signed by both parties.

         In July 2000, following mediation of the disputes between us and Janssen-Meyers Associates L.P. ("JMA"), we and JMA entered into an agreement to settle the lawsuit for an aggregate of $3 million, in a combination of $1.5 million in cash and 300,000 shares of common stock with a guaranteed value of $5 per share as of January, April and October, 2001, subject to execution of definitive settlement documents and approval of the boards of directors of the companies. In August 1998, JMA filed a lawsuit against us arising out of an alleged 1995 contract with our predecessor "("Old Citadel"). The suit alleged that Old Citadel breached a letter of intent dated September 1995 and/or a Placement Agency Agreement dated November 1995 between JMA and Old Citadel. As its damages, JMA claimed that it was entitled to, among other things, the cash value of 1.8 million $0.89 warrants valued during May 1996. According to JMA's valuation of those warrants, potential damages were alleged to exceed $40 million. The Company vigorously disputes that it breached either the letter of intent or the Placement Agency Agreement or that it is liable to JMA. The lawsuit was styled Janssen-Meyers Associates, L.P. v. Citadel Technology, Inc., and was filed in the Supreme Court of the State of New York, County of New York.

         In June 2000, the Company was served with a lawsuit filed in state court in Houston, Texas by Michael and Patricia Ferguson for breach of contract, tortious interference and negligence. Specifically, the Fergusons claim that they were damaged when they attempted to exercise certain warrants during a time when the Company's related registration statement could not be used. On June 29, 2000, the Company moved to transfer venue from Harris County, Texas, to Dallas County, Texas. On June 30, 2000, the Company answered (subject to its Motion to Transfer Venue). On July 28, 2000, also subject to its Motion to Transfer, the Company filed a third party petition against Yorkton Securities, Inc. and Yorkton Capital, Inc., which acted as the Fergusons' broker in connection with the transaction at issue. In the third party petition, the Company contends that the Yorkton entities are liable to the Company based on negligence and contribution for, among other things, failing to disclose to the Fergusons that the registration statement could not be used. The Company will vigorously defend the claims asserted by the Fergusons.

         At this time, the Company is unable to predict the ultimate outcome of these suits, the costs associated with defending the claims and pursuing counterclaims, and monetary compensation awarded, if any. Unfavorable resolutions of these lawsuits or costs of litigation and settlement could have a material adverse effect on our results of operations or financial condition.


         We are a party to some other legal proceedings. At this time, we are unable to predict the ultimate outcome of these proceedings, the costs associated with defending the claims and pursuing counterclaims, and monetary compensation awarded, if any. Unfavorable resolutions of these proceedings or the costs of litigation and settlement could have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS


         The names of our directors, their principal occupations and the year in which each current Director of the Company initially joined the Board of Directors are set forth below.



NAME                 AGE       POSITION WITH THE COMPANY       DIRECTOR SINCE
-----                ---       --------------------------      --------------
Steven B. Solomon     35       President, Chief Executive
                               Officer, and Secretary                 1992

Victor K. Kiam, II    72       Director                               1996

Lawrence Lacerte      47       Director                               1999

Chris A. Economou     45       Director                               1993

Mark Rogers           40       Director                               1996

Dr. Axel Sawallich    55       Director                               1993



STEVEN B. SOLOMON has served as the President and Chief Executive Officer of the Company since May 1997 and as a director of the Company since February 1996. Mr. Solomon has also served as Chairman of the Board of Directors and Chief Executive Officer of Parago, Inc., a subsidiary of the Company that is an application solution provider and Internet-based business process outsourcer that provides an on-line suite of promotional offerings designed to automate promotional management and optimize the customer care services offered by its clients. From February 1996 through April 1997, Mr. Solomon served as Chief Operating Officer of the Company. He was the President and a director of LoneStar Hospitality Corp., a predecessor of the Company that owned and operated a chain of franchised restaurants, from its inception in February 1992 until its merger with the Company in February 1996 and was Chairman of the Board of Directors of LoneStar from December 1994 until February 1996. During his tenure at LoneStar, Mr. Solomon also served as developer and executive producer of SportsWaves!, a division of LoneStar that produced syndicated television programs covering the National Football League and other professional and collegiate sports. Since May 5, 2000, Mr. Solomon has also served as a director of River Logic, Inc., an incubation venture of the Company that creates and operates integrated networks of decision support tools, elearning solutions and ecommerce capabilities designed to enable decision makers to leverage knowledge and information to gain competitive advantage.

VICTOR K. KIAM, II has served as a director of the Company since July 1996 and has served as Chairman of the Company since January 1998. Mr. Kiam is Chairman of Remington Products, L.L.C., a manufacturer, distributor and marketer of electrical shavers and other consumer products, and has served in various managerial capacities at Remington since 1979. From 1988 to 1992, Mr. Kiam was Chairman of the New England Patriots Football Team. Mr. Kiam also serves on the boards of directors of several other consumer product companies (including Ronson, plc, a marketer of lighters and consumer products). Mr. Kiam also serves on the Board of Directors of Parago.

LAWRENCE LACERTE has served as a director of the Company since January 1999. Mr. Lacerte has served as President of Lacerte Technologies, Inc., a Dallas based investment firm, since July 1998. From 1978 until July 1998, Mr. Lacerte served as Chairman and Chief Executive Officer of Lacerte Software Corporation, a tax and accounting software company. In June 1998, Lacerte Software was acquired by Intuit Corporation. Mr. Lacerte also serves on the Boards of Directors of Universal Display Corporation, a publicly traded company engaged in the research and development of flat panel displays, and Teraglobal Communications Corp., a publicly traded communications technology company that designs and markets microprocessor and software-based products and services for real-time communications. Mr. Lacerte also serves as Vice Chairman of the Board of Directors of Parago.

CHRIS A. ECONOMOU has served as a director of the Company since February 1996, and was a director of LoneStar from June 1993 until its merger with the Company. Mr. Economou has been engaged in the private practice of law in Fort Lauderdale, Florida, primarily in the transactional and corporate areas since 1988. He served as Executive Vice President, Secretary and General Counsel of Miami Subs Corporation from August 1992 until June 1994 and as a director from 1989 to 1994.

MARK ROGERS has served as a director of the Company since July 1996. Since 1989, Mr. Rogers has served as a partner and Chief Operating Officer of NFT Ventures, a venture capital fund established by Ray Noorda, the founder of Novell, Inc. In connection with his position at NFT Ventures, Mr. Rogers advises several computer software companies in Texas, Utah and Silicon Valley, with respect to various strategic and developmental matters. Mr. Rogers also serves on the boards of directors of CollegeLink.com Incorporated, an online college application assistance company, and several other high-tech companies.

DR. AXEL SAWALLICH has served as a director of the Company since February 1996 and was a director of LoneStar from March 1993 until its merger with the Company. Since January 1997, Dr. Sawallich has been chief investment consultant for Lifeplan Investments, Vienna, Austria. Since 1993, he has been the managing partner of Global Invest, an investment firm located in Vienna. From 1991 until 1994, he also was a consultant for Serco Investment Counseling Corporation. From 1989 to 1990, Dr. Sawallich was the general manager and director of the Vienna regional branch of Allgemeine Sparkasse Bank AG. From 1985 to 1989, Dr. Sawallich was with Bank fur Arbeit und Wirtschaft AG, Vienna, serving as the deputy head of the credit department until 1986 and as the Executive Vice President of the Bank's Bureau for Commercial Customers thereafter. Dr. Sawallich has also been acting as an independent, publicly certified, investment advisor since 1993.

         There are no family relationships among any of the directors or executive officers of the Company. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and its directors, executive officers or their affiliates.



EXECUTIVE OFFICERS


The executive officers of the Company as of August 7, 2000 are as follows:



NAME                   AGE      POSITION WITH THE COMPANY
----                   ---      -------------------------
Steven B. Solomon      35       President, Chief Executive Officer,
                                Secretary and Director

Carl E. Banzhof        33       Chief Technology Officer

Lester Sideropoulos    44       Vice President of Sales



         Information concerning the business experience of Mr. Solomon is provided under the caption "Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

CARL E. BANZHOF has served as Chief Technology Officer since July 1997, prior to which he served as Vice President - Development of Network Products since joining the Company in February 1996. Mr. Banzhof has more than 15 years of experience in the software industry, including designing, developing and marketing software products, building software development teams and organizations and managing products in network management and PC desktop markets. He was the founding partner and Vice President of Software Engineering from 1992 to 1995 of Circuit Masters Software, Inc., a software company which developed and marketed network management utilities for Novell NetWare environments, and was acquired by the Company in February 1996. Prior to joining Circuit Masters, Mr. Banzhof was lead software developer from 1988 to 1992 at Fluor Daniel Engineering, a software development and worldwide engineering company.

LESTER SIDEROPOULOS has served as Vice President of Sales since joining the Company in January 1999. Mr. Sideropoulos has over 20 years experience in sales. Prior to joining the Company, Mr. Sideropoulos was Director of Business Technology at Constellation Technology, a developer of data acquisition systems from January 1998 to January 1999, Director of Sales for Oxford Instruments, a developer of nuclear detection systems from May 1993 to January 1998, and has held various other product management and direct sales positions during his 20 year career.

The Company and its former Chief Operating Officer and Chief Financial Officer, Richard L. Travis, Jr., agreed to terminate Mr. Travis' employment with the Company effective as of January 14, 2000, and the Company and its former Vice President of Business Development, Bennett Klein, agreed to terminate Mr. Klein's employment with the Company effective as of March 1, 2000. In connection with the termination of employment of Mr. Travis and Mr. Klein, the Company entered into Settlement and

Release Agreements with each of Mr. Travis and Mr. Klein. See "Employment Agreements" and "Certain Relationships and Related Transactions."


DIRECTORS' COMPENSATION

         Our directors do not receive cash compensation for attendance at Board of Directors or committee meetings, but may be reimbursed for some expenses in connection with attendance at Board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS


         The total compensation for the three fiscal years ended February 29, 2000 of Steven B. Solomon, the Company's Chief Executive Officer, Richard L. Travis, Jr., the Company's former Chief Operating and Financial Officer; Carl
E. Banzhof, the Company's Chief Technology Officer; and Bennett Klein, the Company's former Vice President of Business Development (the "Named Executive Officers"), is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended February 29, 2000.


                           SUMMARY COMPENSATION TABLE



                                                      ANNUAL COMPENSATION                    LONG-TERM
                                                      -------------------                  COMPENSATION
                                                                                              AWARDS
                                                                                           ------------
                                                                             OTHER
                                                                             ANNUAL          SHARES
                                FISCAL                                    COMPENSATION      UNDERLYING       ALL OTHER
NAME AND POSITION                YEAR     SALARY($)        BONUS($)           ($)            OPTIONS        COMPENSATION
-----------------               ------  ------------     ------------     ------------     ------------     ------------
Steven B. Solomon                 2000        62,000(1)             0            4,750(2)             0            3,119(2)
  President,                      1999       150,538          120,500           11,400(2)             0 (3)        9,975(2)
  CEO and Secretary ..........    1998       135,000          104,000(1)        11,400(2)     2,000,000            8,342(2)

Richard L. Travis, Jr.            2000       122,084           50,000            9,500(4)             0          627,833(4)
  Former COO/CFO .............    1999       136,667           25,000           11,400(4)             0 (3)        5,400
                                  1998       130,000           10,000           11,400(4)     1,150,000           23,552(4)

Carl E. Banzhof                   2000       115,000           10,000                0                0                0
  Chief Technology                1999       115,000                0                0                0            4,093
  Officer ....................    1998       100,625              500                0          100,000            3,552

Bennett Klein                     2000       135,000                0                0                0           10,933(5)
  Former V.P. - Business          1999       135,000           37,000(5)             0                0           61,467(5)
  Development ................    1998        21,548(5)             0                0          300,000                0



(1) Mr. Solomon has entered into an employment agreement with Parago, pursuant to which Parago now pays Mr. Solomon's salary. During fiscal 1998, in connection with the discharge of a debt owed to the Company, Mr. Solomon forgave $79,000 in accrued compensation due him.

(2) Mr. Solomon received a car allowance of $950 per month and health, life and disability insurance during each fiscal year.

(3) Excludes 6,600,000 and 60,000 shares underlying options granted during the year by Parago to Messrs. Solomon and Travis, respectively. Mr. Travis was originally granted 120,000 shares underlying options that vested over a three year period but pursuant to the terms of his Settlement and Release Agreement with the Company, 60,000 of such shares underlying options were forfeited. See "Employment Agreements" and "Certain Relationships and Related Transactions."

(4) Mr. Travis received a car allowance of $950 per month for fiscal years 1998, 1999 and 2000 and health, life and disability insurance during each fiscal year. Pursuant to Mr. Travis' employment agreement, Mr. Travis could elect to receive Company Common Stock in lieu of certain raises in salary. Mr. Travis exercised this option during fiscal year 1998, and in connection therewith, received 70,000 shares of the Company's common stock (valued at $20,000). Mr. Travis commenced working for the Company in December 1996, and Mr. Travis and the Company agreed to terminate his employment with the Company effective January 14, 2000. As a result of the termination of Mr. Travis' employment agreement and the severance provisions therein, "All Other Compensation" for 2000 includes $295,000 relating to the forgiveness of indebtedness owed to the Company by Mr. Travis and $285,000 in compensation expense recognized by the Company in connection with the acceleration of certain Parago options granted to Mr. Travis, which forgiveness of indebtedness and acceleration of options were negotiated in connection with Mr. Travis' termination and the cancellation of Mr. Travis' remaining options to purchase 60,000 Parago shares.

(5) Mr. Klein commenced working for the Company in January 1998. In connection with his employment agreement, Mr. Klein received a relocation package of $56,542 and 100,000 shares of the Company's Common Stock as a sign-on bonus, valued at $37,000 as of the date of grant. Mr. Klein also received, as part of his employment agreement, health, life and disability insurance. Mr. Klein commenced working for the Company in January 1998 and his employment with the Company was terminated effective March 1, 2000.

OPTION GRANTS DURING FISCAL YEAR 2000

         The Company did not grant any stock options or stock appreciation rights to the Named Executive Officers during the fiscal year ended February 29, 2000. Parago granted stock options to some of the Named Executive Officers during the 2000 fiscal year, as described in "Certain Relationships and Related Transactions."


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


         The following table describes, for each of the Named Executive Officers, options exercised and the potential values for their unexercised in-the-money options at February 29, 2000 (the Company issued no SARs during the 2000 fiscal year):



                                                                                                VALUE OF
                                                                  NUMBER OF SECURITIES         UNEXERCISED
                                                                 UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                    OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                   FISCAL YEAR END($)       FISCAL YEAR END
                                                                 ----------------------         ($) (2)
                                                                                            ---------------
                                  SHARES           VALUE
                               ACQUIRED ON        REALIZED             EXERCISABLE/           EXERCISABLE/
         NAME                  EXERCISE(#)        ($) (1)             UNEXERCISABLE          UNEXERCISABLE
         ----                  -----------        -------             -------------         ---------------
Steven B. Solomon..........           0                  0                     0/0(4)               0/0(4)

Richard L. Travis, Jr. ....           0                  0                     0/0(4)               0/0(4)

Carl E. Banzhof............           0                  0               100,000/0            618,750/0(4)

Bennett Klein..............     208,337          1,194,270                0/91,667            0/560,773(4)



(1) Based on the market price on the date exercised less the exercise price payable for each share.

(2) Based on the fair market value of the Company's Common Stock (at February 29, 2000) per share less the exercise price payable for each share.

(3) Excludes options to purchase 4,000,000 shares of Parago exercised by Mr. Solomon during the 1999 fiscal year and options to purchase 1,000,000 shares of Parago granted to and exercised by Mr. Solomon during the 2000 fiscal year (after giving effect to the four-for-one stock split of Parago's common stock effective in July 1999).

(4) Excludes Parago options to purchase 1,600,000 shares (400,000 of which are currently exercisable), 60,000 shares (all of which are currently exercisable), 100,000 shares (all of which are unexcercisable), and 60,000 shares (of which all were canceled subsequent to fiscal year
         2000) for Messrs. Solomon, Travis, Banzhof and Klein respectively (after giving effect to the four-for-one stock split of Parago's common stock effective in July 1999).


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS


         The Company has entered into an employment agreement with Mr. Solomon. The annual base salary payable to Mr. Solomon was $168,000 as of February 29, 2000, and the employment agreement provides for periodic salary increases and bonuses. The employment agreement continues until February 2002 and annually thereafter until terminated by either party. In addition, the employment agreement provides for a severance benefit of the greater of (i) the remaining term of the contract, discounted at a rate of six percent, or (ii) 24 months of base salary, in the event of termination without cause or constructive termination. Mr. Solomon has entered into an Employment Agreement with Parago effective as of January 1, 1999, and the Company ceased paying Mr. Solomon's salary effective as of July 1, 1999.

         Richard L. Travis, Jr., the Company's former Chief Operating Officer and Chief Financial Officer, and the Company agreed to terminate his employment with the Company and his employment agreement was terminated effective as of January 14, 2000. In connection with his resignation from the Company and the termination of his employment agreement, Mr. Travis and the Company entered into a Settlement and Release Agreement which provided, among other things, for the payment of an aggregate of $50,001 to Mr. Travis in three equal monthly installments of $16,667 commencing on the last day of each of the first three months following Mr. Travis' resignation from the Company, forgiveness of indebtedness of $295,000, acceleration of options to purchase 60,000 Parago shares, and termination of Mr. Travis' remaining 60,000 options to purchase Parago shares. The Settlement and Release Agreement also provided for Mr. Travis to perform certain financial consulting services for the Company (as an independent contractor) until April 14, 2000. See "Certain Relationships and Related Transactions."

         Bennett Klein, CT Holdings' former Vice President of Business Development, and CT Holdings agreed to terminate Mr. Klein's employment with CT Holdings and his employment agreement was terminated effective March 1, 2000. In connection with the termination of his employment with CT Holdings and the termination of his employment agreement, Mr. Klein and CT Holdings entered into a Settlement and Release Agreement which provides, among other things, for the accelerated vesting of his 83,342 remaining options, the waiver of payment of the exercise price of those options, and Mr. Klein's forfeiture of any right to severance payments.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         Mr. Solomon is the Chief Executive Officer and President and a director of the Company and serves as the Chief Executive Officer and Chairman of the Board of Directors of Parago. Other than Mr. Solomon, none of the Company's executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee. See "Certain Relationships and Related Transactions" for information regarding transactions with members of the compensation committee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The following is a discussion of some relationships and related transactions between CT Holdings and its officers, directors and principal shareholders. Please see below for a discussion of some relationships and related transactions between Parago and CT Holdings and its officers, directors and principal shareholders.

     The Company has contracted with a major shareholder in the Company, PSINet Consulting Solutions, Inc., formerly known as Metamor Software Solutions, a division of Metamor Worldwide, Inc. (PSINet) to provide various development services for the Company. The Company incurred approximately $2,000 and $600,000 in expenses related to these services during fiscal years ended February 29, 2000 and February 28, 1999, respectively. Kenneth R. Johnsen, one of the Company's former directors, was the Executive Vice President of PSINet during this time. In June 1999, Mr. Johnsen joined the Company's subsidiary, Parago, as its President and Chief Operating Officer. In connection therewith, Mr. Johnsen was granted options to purchase 2,000,000 shares of Parago common stock at $0.025 per share and options to purchase 1,800,000 shares at $0.25 per share.

     We have received a commitment from our President to fund up to $1,500,000 of our expected operating cash flow needs through March 1, 2001 in the event our cash flows from operating, investing and financing activities are insufficient to meet our expected operating obligations as they come due. We have used approximately $400,000 of this commitment through July 17, 2000.

     On January 7, 1999, the Company acquired 20,000,000 shares of Parago common stock in an organizational subscription for an aggregate purchase price of $50,000 and sharing of the Company's resources, including personnel, administrative and financial resources. The Company continued to provide these resources to Parago through June 30, 1999. In consideration for these resources, the Company allocated a portion of its overhead costs related to these services to Parago. These allocated expenses, totaling approximately $141,000, were recognized by Parago as a contribution to equity, as the services were provided in connection with the Company's initial equity investment.

     During the fiscal year ended February 29, 2000, the Company borrowed cash from Parago to cover short-term cash requirements. As a result, Parago issued promissory notes to the Company for approximately $571,299 for its initial investment of

$50,000 in Parago and sharing of other cash disbursements made to assist the Company in meeting short-term cash requirements. The promissory notes are secured by 300,000 shares of Parago common stock, are due on demand, and bear interest at five percent. In December 1999, the Company paid $500,000 of its outstanding note balance.

     The Company has announced that, subject to compliance with SEC and state regulations and the expiration of a lock-up agreement with Parago's underwriters of its proposed initial public offering, the Company intends to initiate a distribution of fifteen percent of the shares of Parago's common stock that the Company owns. If there are problems associated with compliance with SEC requirements or state law, then the distribution of Parago shares may be delayed or may not occur. There can be no assurance that the Company will complete the distribution on the proposed terms or at all.

     Richard L. Travis, Jr., the Company's former Chief Operating Officer and Chief Financial Officer, and the Company agreed to terminate Mr. Travis' employment with the Company and his employment agreement was terminated effective as of January 14, 2000. In connection with the termination of his employment with the Company and the termination of his employment agreement, Mr. Travis and the Company entered into a Settlement and Release Agreement which provides, among other things, for the payment of an aggregate of $50,001 to Mr. Travis in three equal monthly installments of $16,667 commencing on the last day of each of the first three months following Mr. Travis' termination of employment with the Company. The Settlement and Release Agreement also provides for Mr. Travis to perform certain financial consulting services for the Company (as an independent contractor) until April 14, 2000. Also, in connection with the Settlement and Release Agreement, the Company agreed to forgive an aggregate of $295,000, plus accrued interest, of indebtedness owed by Mr. Travis to the Company. In addition, Parago accelerated certain of the Parago options granted to Mr. Travis, which resulted in compensation expense of $285,000 to the Company and agreed to cancel his remaining options to purchase 60,000 Parago shares.

     Bennett S. Klein, the Company's former Vice President of Business Development, and the Company agreed to the termination of Mr. Klein's employment with the Company and his employment agreement was terminated effective as of March 1, 2000. In connection with his termination of employment with the Company and the termination of his employment agreement, Mr. Klein and the Company entered into a Settlement and Release Agreement which provides, among other things, for Mr. Klein to forgive the remaining amounts due to him from the Company under his Employment Agreement in exchange for the Company's agreement to accelerate the vesting of Mr. Klein's remaining options and to pay the exercise price related to such shares.

     In August 1998, the Company granted stock options to a stockholder and reduced the exercise price of certain other stock options in consideration for the stockholder's assumption of indebtedness of the Company in the principal amount of $500,000. The transactions resulted in no gain or loss. At February 28, 1999, the Company had a $125,000 receivable from the stockholder. This outstanding balance was repaid in full during fiscal 2000.

     During the year ended February 28, 1999, the Company loaned approximately $1,525,000, exclusive of financing provided for the exercise of stock options, to its Chief Executive Officer, Mr. Solomon. At February 29, 2000 and February 28, 1999, $209,000 and $354,000, respectively, remained unpaid.

     During fiscal years ended February 29, 2000 and February 28, 1999, the Company and Parago incurred legal fees in the amount of approximately $86,000 and $140,000, respectively to Wood, Exall & Bonnet, L.L.P. David Wood, a partner of such firm, is a relative of Mr. Solomon. Subsequent to February 28, 1999, Mr. Wood joined Parago as its General Counsel.

CERTAIN TRANSACTIONS BETWEEN CT HOLDINGS' EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS AND PARAGO

         Since its inception on January 7, 1999, Parago has issued and sold common stock to CT Holdings and the executive officers and directors listed below:


                                           SHARES OF                     AGGREGATE
             INVESTOR                  COMMON STOCK (1)(#)            PURCHASE PRICE($)
             --------                  -------------------            -----------------
Lawrence Lacerte .................         2,400,000                     4,000,000
CT Holdings, Inc. ................        20,000,000                       191,000(2)
Michael Ruff (3) .................         2,300,000                     3,075,000

(1) Does not include shares issued pursuant to the exercise of options.


(2) $141,000 of which represents an intercompany payable for services performed by and expenditures paid by CT Holdings in support of Parago's initial operations, which amount was converted into equity subsequent to June 30, 1999.


(3) Represents shares owned by Icarus Investments I, Ltd., of which Mr. Ruff is the president of the general partner.


         Parago sold the shares of its common stock to finance its development activities, operations and acquisitions. Parago issued the shares of common stock to CT Holdings on January 7, 1999 in a private transaction for a promissory note plus the provision of services including administrative, personnel, facilities and financial services through June 30, 1999. None of the investors were affiliated with Parago prior to purchasing these shares, other than Mr. Lacerte, who served as a director of CT Holdings at the time, and Mr. Ruff, who also served as a director of CT Holdings at the time.

         Parago has granted options to purchase Parago shares to some of CT Holdings' directors and executive officers and some of the directors and executive officers have exercised such options. Parago granted options to purchase 6,600,000 shares of its common stock to Mr. Solomon (5,000,000 of which have been exercised at a weighted average exercise price of $0.07 per share), 600,000 shares to Mr. Rogers (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share), 60,000 to Mr. Travis, 100,000 to Mr. Banzhof and 40,000 to Mr. Sideropoulos. Parago has also granted Icarus Investments warrants to purchase 1,000,000 shares of Parago common stock (300,000 of which have been exercised at an exercise price of $.25 per share).

         During 1999 Parago loaned an aggregate of $700,000 to Mr. Solomon, which loans have been repaid in full. These loans bore interest at five percent per annum, had a maturity of less than two years, were full recourse and were secured by a pledge of 4,000,000 shares of CT Holdings' stock owned by Mr. Solomon. In addition, in July 1999 after repayment of the $700,000 in loans, Parago loaned $250,000 to Mr. Solomon, which loan has been repaid in full. This loan which bore interest at five percent per annum was full recourse, had a maturity of less than three months, and was secured by a pledge of 1,000,000 shares of Parago common stock owned by Mr. Solomon. In December 1999, Mr. Solomon loaned Parago $4,000,000 pursuant to promissory notes bearing interest at 5 percent per year.

CERTAIN TRANSACTIONS BETWEEN CT HOLDINGS AND PARAGO

         As of May 31, 2000, CT Holdings owned approximately 45.2% of Parago's outstanding shares of common stock (or 38.8% if Parago's preferred stock were converted to common). Through June 30, 1999, CT Holdings provided various services to Parago, including the professional services of a number of its executives and employees. In consideration for these services, CT Holdings allocated a portion of its overhead costs related to such services to Parago. These allocated expenses, totaling approximately $141,000, were contributed to Parago as a portion of the consideration for the shares of Parago issued to CT Holdings. Management of CT Holdings believes that the amounts allocated to Parago have been no less favorable to it than the expenses it would have incurred to provide such services on its own or from unaffiliated third parties. None of these services have been provided to Parago pursuant to any written agreement between Parago and CT Holdings. In addition, CT Holdings has guaranteed the obligations of Parago under an office lease in Santa Monica, California.

         In the past, CT Holdings has borrowed cash from Parago to cover short-term cash requirements. Parago has made those loans to CT Holdings, totaling approximately $578,000, pursuant to a promissory note secured by 300,000 shares of Parago common stock owned by CT Holdings. The note is due upon demand and bears interest at five percent per annum. As of December 31, 1999, CT Holdings had repaid Parago $500,000 under these notes.

         CT Holdings has announced that, subject to compliance with SEC and state regulations and the expiration of a lock-up agreement with Parago's underwriters of its proposed initial public offering, CT Holdings intends to initiate a distribution of 15% of the shares of Parago's common stock that CT Holdings owns. If there are problems associated with compliance with SEC requirements or state law, then the distribution of Parago shares may be delayed or may not occur. There can be no assurance that CT Holdings will complete the distribution on the proposed terms or at all.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         CT Holdings' Bylaws provide that CT Holdings will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. CT Holdings believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits CT Holdings to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. CT Holdings has in place liability insurance for its officers and directors.

         In addition, CT Holdings' Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to CT Holdings and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to CT Holdings for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling CT Holdings pursuant to the foregoing provisions, CT Holdings has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. CT Holdings believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

PRINCIPAL STOCKHOLDERS


         As of August 7, 2000, there were issued and outstanding 48,749,718 shares of Common Stock. There is no other class of voting security of the Company issued or outstanding. The following table sets forth the number of shares of the Company's Common Stock beneficially owned, as of August 7, 2000 by
(i) each person known to the Company to own more than 5% of the Common Stock of the Company (the only class of voting securities now outstanding), (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors, named executive officers and other executive officers as a group. Unless otherwise indicated, the number of shares and percentage of ownership of Common Stock for each of the stockholders set forth below assumes that shares of Common Stock that the stockholder may acquire within sixty days of August 7, 2000 are outstanding. Except as otherwise indicated, all shares are owned directly and the owner has the sole voting and investment power with respect thereto.



                                                             NUMBER OF       APPROXIMATE PERCENT OF
                        NAME AND ADDRESS                    SHARES OWNED              CLASS
                        ----------------                    ------------     ----------------------
Carl E. Banzhof(1)
 3811 Turtle Creek Blvd., Suite 770
 Dallas, Texas 75219 .............................             159,401                   *

Chris A. Economou
 150 North Federal Highway, Suite 210
 Fort Lauderdale, Florida 33301 ..................             474,400                   *

Icarus Investments I, Ltd.(2)
 200 Crescent Court, Suite 600
 Dallas, Texas 75201 .............................           3,000,000                 6.2%

Victor K. Kiam
 RPI Corporation
 350 Fifth Avenue, Suite 5408
 New York, New York 10018 ........................             744,452                 1.5%

Bennett Klein
 3811 Turtle Creek Blvd., Suite 770
 Dallas, Texas 75219 .............................             300,000                   *

Lawrence Lacerte(4)
 5950 Sherry Lane #900
 Dallas, Texas 75225 .............................           1,200,000                 2.5%

PSINet Consulting Solutions, Inc.(5)
 4400 Post Oak Parkway, Suite 1100
 Houston, Texas 77027 ............................           5,031,937                 9.9%

Mark Rogers
 NFT Ventures, Inc.
 751 Laurel Street, No.19
 San Carlos, California 94070 ....................             401,500                   *

Dr. Axel Sawallich(6)
 Beatrixgasse 3
 A-1030 Vienna, Austria ..........................             137,144                   *

Steven B. Solomon
 3811 Turtle Creek Blvd., Suite 600
 Dallas, Texas 75219 .............................           5,485,993                11.3%

Lester Sideropoulos(7)
 3811 Turtle Creek Blvd., Suite 770
 Dallas, Texas 75219 .............................             100,000                   *

Richard L. Travis, Jr
 7067 Inwood Lane
 Dallas, Texas 75209 .............................             933,000                 1.9%

Thomas E. Oxley(8)
 2727 South Ocean Blvd., Apt. 803
 Highland Beach, FL 33487   ......................           4,000,000                 7.8%

All officers and directors
 As a group (10 persons)(9) ......................          13,085,483                26.6%


*Less than 1%.


(1) Includes 100,000 shares presently issuable pursuant to options to purchase Common Stock and 2,000 shares owned by his spouse.

(2) Based solely on the 13G/A (Amendment No. 1) filed with the Securities and Exchange Commission ("SEC") on July 15, 1998 with respect to the Company's Common Stock owned by Icarus. According to the 13G/A (Amendment No. 1), Icarus may be deemed to own beneficially 3,000,000 shares of Common Stock, acquired for investment purposes.

(3) Includes 250,000 shares held by RPI, Inc., a company owned and controlled by Mr. Kiam.

(4) Includes 200,000 shares of Common Stock subject to options vesting within 60 days of August 7, 2000.

(5) Includes 2,000,000 shares presently issuable pursuant to warrants to purchase Common Stock. Based solely on the 13D/A (Amendment No. 2) filed with the SEC on November 24, 1999 with respect to the Company's Common Stock owned by PSINet.

(6) Includes 12,144 shares held by Dr. Sawallich as trustee, over which he has voting and dispositive power.

(7) Includes 100,000 shares presently issuable or issuable within 60 days of August 7, 2000 pursuant to options to purchase Common Stock held by Mr. Sideropoulos.

(8) Based solely on the Schedule 13G/A (Amendment No. 4) filed with the SEC on March 20, 2000.

(9) Includes shares issuable pursuant to presently exercisable options or warrants or options or warrants exercisable within 60 days of August 7, 2000, held by Messrs. Banzhof, Lacerte, Sideropoulos and/or their affiliates.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 60,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK


         There were 48,749,718 shares of our common stock outstanding and held of record by approximately 986 stockholders as of August 7, 2000.


         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable, and the shares to be issued pursuant to this Offering shall be fully paid and nonassessable, assuming compliance with the exercise provisions of the related warrants.

         Our Board of Directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning our common stock does not purport to be complete. Reference is made to our Certificate of Incorporation and By-laws which are available for inspection upon proper notice at our offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

PREFERRED STOCK

         We currently have no outstanding shares of preferred stock. The Board of Directors has the authority, without further action by our stockholders, to issue up to one million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

WARRANTS


         In addition to the shares of our common stock that are issuable upon the exercise of the warrants held by the several selling stockholders, we have issued to Metamor Worldwide, Inc. warrants to purchase 2,000,000 shares of our common stock.

DELAWARE LAW AND SOME OF OUR CHARTER PROVISIONS


         We are subject to the provisions of Section 203 of the Delaware General Corporation law and anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in some employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         Our Certificate of Incorporation includes a provision that allows the Board of Directors to issue preferred stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provisions may delay or prevent a change of control of us. See "-- Preferred Stock."

REGISTRATION RIGHTS


         The holders of approximately 4,536,537 shares of common stock, also referred to as the Registrable Securities for purposes of this paragraph, or some of their transferees, will be entitled to some rights with respect to the registration of such shares for sale under the Securities Act. Such holders may request that we file a registration statement under the Securities Act with respect to such common stock, after which we must use our best efforts to effect such registration, subject to some conditions. The registration statement of which this prospectus forms a part was filed as a result of the demand of some of such Holders. Holders of such registration rights may have two requests for registration until such time as we qualify for registration of the offer and sale of our securities on Form S-3 under the Securities Act. After such qualification, such Holders may make an unlimited number of requests for registration of such shares on Form S-3, subject to the limitation that we will not be obligated to effect a registration more than once during any year. Finally, if we propose to register any of our securities for sale under the Securities Act (with some exceptions), either for our own account or the account of other shareholders, holders of Registrable Securities are entitled to "piggyback" onto our registration by requesting inclusion of their Registrable Securities in the registration. However, the underwriters of any offering which includes Registrable Securities retain the right to limit the number of shares to be included in the offering. These registration rights will expire as to any holder when such holder has disposed of all of its Registrable Securities or may resell under Rule 144. In general, we are required to bear the expenses of all requested registrations, provided that holders participating in the registration are required to bear their pro rata share of underwriting discounts and commissions.

         The holders of approximately 1,150,000 shares of common stock (or options convertible into shares of common stock) are entitled to some rights with respect to the registration of such shares for sale under the Securities Act. We expect to file a registration statement covering the resale of such shares shortly. With respect to 483,333 of such shares, we are obligated to use commercially reasonable efforts to cause such registration statement to become and remain effective until the earlier of 120 days from the date of effectiveness of the registration statement or the period of time required to allow for the holders of such shares to dispose of the shares. With respect to the remaining 666,667 shares, we are obligated to use reasonable best efforts to cause such registration statement to become and remain effective until the earlier of the seller's disposition of such shares, the eligibility for resale of such shares under Rule 144 or one year from the date of effectiveness of the registration statement. In general, we are required to bear the expenses of registration of the registration statement.

STOCK TRANSFER AGENT AND REGISTRAR


         The stock transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON FINANCIAL AND ACCOUNTING
MATTERS

         In April 2000, we filed current reports on Form 8-K related to our determination to dismiss our former independent public accountants, Grant Thornton LLP, and to engage Ernst & Young LLP as our independent public accountants for fiscal year 2000 and a disagreement with Grant Thornton. Ernst & Young serves as the independent public accountants for our subsidiary, Parago and we believe that using that firm to provide audit services is in our best interests.

         Grant Thornton's reports on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except as set forth below, during the past two years there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the disagreement in connection with its reports. We have been advised by Grant Thornton that Grant Thornton believes that the following matter meets the criteria of the Securities and Exchange Commission for a reportable disagreement, even though the matter was resolved to the satisfaction of Grant Thornton: We recorded in our preliminary year-end financial statements for the fiscal year ended February 28, 1999 a $500,000 sale in the fourth quarter of fiscal 1999 to our distributor in Mexico under an international distribution agreement dated November 24, 1998. While management initially believed that the sales commitment schedule included in the distribution agreement, combined with receipt of the master licenses by the distributor, warranted the recognition of revenues, in accordance with the advice of Grant Thornton, we did not include the sale in our financial statements.

         During our two most recent fiscal years and the subsequent interim periods preceding Grant Thornton's dismissal:

         (i) Grant Thornton has not advised us that the internal controls necessary for us to develop reliable financial statements do not exist;

         (ii) Grant Thornton has not advised us that information has come to its attention that has led it to no longer be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management;

         (iii) Grant Thornton has not advised us (a) of the need to expand significantly the scope of our audit, or that information has come to its attention, during the two most recent fiscal years and the subsequent interim periods preceding the dismissal, that if further investigated may (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with the Registrant's financial statements or, (b) that due to its dismissal, or for any other reason, it did not so expand the scope of its audit or conduct such further investigation;

         We have been advised by Ernst & Young that neither the firm nor any of its associates has any material relationship with us or any affiliate of ours. During our two most recent fiscal years and the subsequent interim periods prior to engaging Ernst & Young, we have not consulted Ernst & Young regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, for which advice was provided that Ernst & Young concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Regulation S-K Item 304) or a reportable event (as described in paragraph (a)(1)(v) of Regulation S-K, Item 304).


                                 LEGAL MATTERS


         The validity of the shares offered hereby has been passed upon for us by Wood, Exall & Bonnet, L.L.P. Mr. David Wood, a partner of Wood, Exall & Bonnet, L.L.P., is the brother-in-law of Steven B. Solomon, our Chief Executive Officer. Mr. Wood owns 100,000 shares of our common stock and options to purchase 50,000 shares of our common stock, and Mr. Exall owns options to purchase 35,000 shares of our common stock. Mr. Wood serves as General Counsel of Parago and Mr. Exall serves as Deputy General Counsel and Vice President of Acquisitions of Parago.


                                    EXPERTS


         The consolidated financial statements of CT Holdings at February 29, 2000, and for the year then ended, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at February 28, 1999, and for the year then ended, by Grant Thornton LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                               CT HOLDINGS, INC.
                      (FORMERLY CITADEL TECHNOLOGY, INC.)


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                 PAGE
                                                                                                 ----
Audited Annual Financial Statements
         Reports of Independent Accountants ............................................         F-2

         Consolidated Balance Sheets as of February 29, 2000 and February 28, 1999 .....         F-4

         Consolidated Statements of Operations for the years ended
            February 29, 2000 and February 28, 1999 ....................................         F-6

         Consolidated Statements of Stockholders' Equity for the years ended
             February 29, 2000 and February 28, 1999 ...................................         F-7

         Consolidated Statements of Cash Flows for the years ended
             February 29, 2000 and February 28, 1999....................................         F-10

         Notes to Consolidated Financial Statements.....................................         F-11

Interim Condensed Consolidated Financial Statements

         Condensed Consolidated Balance Sheets as of May 31, 2000 (unaudited) and
            February 29, 2000 (audited).................................................         F-26

         Condensed Consolidated Statement of Operations for the three months ended
            May 31, 2000 and 1999 (unaudited)................... .......................         F-28

         Condensed Consolidated Statements of Cash Flows for the three months ended
            May 31, 2000 and 1999 (unaudited)...........................................         F-29

         Notes to Condensed Consolidated Financial Statements...........................         F-30

      REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS - FISCAL YEAR 2000

The Board of Directors
CT Holdings, Inc.

         We have audited the accompanying consolidated balance sheet of CT Holdings, Inc. and subsidiaries (the Company) as of February 29, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CT Holdings, Inc. and subsidiaries as of February 29, 2000, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



                              /s/ Ernst & Young LLP

Dallas, Texas
June 2, 2000

     REPORT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS - FISCAL YEAR 1999


Board of Directors
Citadel Technology, Inc.


We have audited the accompanying consolidated balance sheet of CT Holdings, Inc. (formerly Citadel Technology, Inc.) as of February 28, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CT Holdings, Inc. (formerly Citadel Technology, Inc.) as of February 28, 1999, and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.




GRANT THORNTON LLP

Dallas, Texas
June 11, 1999

                               CT HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS




                                                                February 29,   February 28,
                 ASSETS                                             2000           1999
                                                                ------------   ------------
CURRENT ASSETS
    Cash and cash equivalents                                   $    707,412   $  3,386,369
    Accounts receivable-trade, less allowance for returns and
       doubtful accounts of $1,100,000 and $1,208,000                 55,241        466,288
    Receivables from sale of common stock of subsidiary                   --      6,042,000
    Notes receivable from related parties                            208,934        478,933
    Inventory                                                         80,617        148,676
    Prepaid expenses                                                  78,535        208,223
                                                                ------------   ------------

                 Total current assets                              1,130,739     10,730,489

INVESTMENT IN UNCONSOLIDATED AFFILIATE                               827,350             --

PROPERTY AND EQUIPMENT, NET                                          228,102        386,901

PURCHASED SOFTWARE, net of accumulated
    amortization of $1,505,536 and $2,718,486                        546,864      1,394,706

CAPITALIZED SOFTWARE DEVELOPMENT COSTS,
    net of accumulated amortization of $785,762 and $577,000         944,674      1,181,052

OTHER ASSETS                                                         154,308        448,372
                                                                ------------   ------------

                                                                $  3,832,037   $ 14,141,520
                                                                ============   ============



The accompanying notes are an integral part of these statements.

                               CT HOLDINGS, INC.

                    CONSOLIDATED BALANCE SHEETS - CONTINUED




                                                                       February 29,    February 28,
         LIABILITIES AND STOCKHOLDERS' EQUITY                              2000            1999
                                                                       ------------    ------------
CURRENT LIABILITIES
    Accounts payable and accrued expenses                                 1,030,501       2,247,600
    Payable to affiliate                                                     71,299              --
    Current maturities of long-term debt                                    150,000         311,812
    Notes payable                                                           111,288         347,424
                                                                       ------------    ------------

          Total current liabilities                                       1,363,088       2,906,836

OTHER LIABILITIES
    Minority interest in consolidated subsidiary                                 --       2,742,432
                                                                       ------------    ------------

          Total liabilities                                               1,363,088       5,649,268

COMMITMENTS AND CONTINGENCIES                                                    --              --

STOCKHOLDERS' EQUITY
    Common stock, $.01 par value per share; authorized,
       60,000,000 shares; issued and outstanding, 50,136,400
       shares in 2000 and 43,259,274 shares in 1999                         501,364         432,592
    Preferred stock, $.01 par value per share; authorized, 1,000,000 shares; issued and outstanding
          Series B convertible, 50 shares in 2000 and 1999
                (liquidation value, $50,000)                                      1               1
          Series D convertible, 2,000 shares in 1999 (liquidation
               value, $2,000,000)                                                --              20
    Equity notes                                                                 --         150,000
    Additional paid-in capital                                           50,390,070      32,985,018
    Accumulated deficit                                                 (44,586,725)    (20,641,875)
    Treasury stock, at cost (4,164,613 common shares)                    (2,500,239)     (2,500,239)
    Notes receivable for the exercise of stock options
       Officers and directors                                            (1,335,522)     (1,857,577)
       Others                                                                    --         (75,688)
                                                                       ------------    ------------

          Total stockholders' equity                                      2,468,949       8,492,252
                                                                       ------------    ------------

                                                                       $  3,832,037    $ 14,141,520
                                                                       ============    ============


The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              Years ended
                                                      ----------------------------
                                                      February 29,    February 28,
                                                          2000            1999
                                                      ------------    ------------
NET SALES                                             $  1,292,250    $  4,439,608

COST OF SALES, EXCLUDING DEPRECIATION, AMORTIZATION
     AND WRITE-OFF OF CAPITALIZED SOFTWARE COSTS            61,564         190,461
                                                      ------------    ------------

                 Gross profit                            1,230,686       4,249,147

OPERATING EXPENSES
    Selling, general and administrative expenses         4,334,755       5,817,188
    Provision for uncollectible receivables                     --       1,231,092
    Depreciation and amortization                        1,361,556       1,569,519
    Research and development expense                       392,315         485,275
    Write-off of capitalized software costs                625,336       1,422,697
                                                      ------------    ------------
                                                         6,713,962      10,525,771

                 Operating loss                         (5,483,276)     (6,276,624)

OTHER INCOME (EXPENSE)
    Interest expense                                       (53,340)       (141,806)
    Other                                                    2,551          30,932
    Litigation settlement expense                               --        (822,000)
    Equity in loss of unconsolidated affiliate         (18,122,874)             --
                                                      ------------    ------------
                                                       (18,173,663)       (932,874)

                 Loss before extraordinary item        (23,656,939)     (7,209,498)

EXTRAORDINARY ITEM - FORGIVENESS OF DEBT                        --         459,592
                                                      ------------    ------------

                 Net loss                              (23,656,939)     (6,749,906)

Preferred stock dividend requirement                       (64,493)       (128,956)
                                                      ------------    ------------

Net loss allocable to common stockholders             $(23,721,432)   $ (6,878,862)
                                                      ============    ============

Loss per share-basic and diluted
    Loss before extraordinary item                    $      (0.56)   $      (0.26)
    Extraordinary item                                          --            0.01
                                                      ------------    ------------

       Net loss                                       $      (0.56)   $      (0.25)
                                                      ============    ============

Weighted average shares outstanding                     42,503,070      27,807,748
                                                      ============    ============


The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY




                                        Common stock                                           Additional
                                ---------------------------    Preferred         Equity         paid-in
                                   Shares         Amount         stock           notes          capital
                                ------------   ------------   ------------    ------------    ------------
Balance at March 1, 1998          25,881,327   $    258,813   $         51    $    944,000    $ 16,058,442

Exercise of stock options
   and warrants                   10,943,099        109,431             --              --       3,760,738

Sale of preferred stock -
   2,000 shares of Series D
   and 5,000 shares of
   Series E                               --             --             70              --       2,253,572

Conversion of debt to 253
   shares of Series D
   preferred stock                        --             --              3              --         252,997

Conversions to common stock
   Debt                            1,254,766         12,548             --              --         831,535
   Equity notes and preferred
   stock - 5,000 shares of
   Series C and 253 shares
   of Series D                     1,735,082         17,350            (53)       (794,000)      1,190,466

Redemption of Series E
   preferred stock - 5,000
   shares                                 --             --            (50)             --        (562,450)

Stock options and common
   stock granted as payment
   of liabilities                    445,000          4,450             --              --         345,150

Sale of common stock,
   net of issuance costs
   of $268,855                     3,000,000         30,000             --              --       3,705,000

Stock options granted as
   consideration for
   assumption of debt by
   stockholder                            --             --             --              --         500,000

Equity in sales of common
   stock by subsidiary                    --             --             --              --       4,649,568

Net loss                                  --             --             --              --              --
                                ------------   ------------   ------------    ------------    ------------

Balances at February 28, 1999     43,259,274   $    432,592   $         21    $    150,000    $ 32,985,018
                                ============   ============   ============    ============    ============



The accompanying notes are an integral part of this statement.

                                CT HOLDINGS, INC.

                                  Accumulated        Treasury           Notes
                                   deficit            stock           receivable          Total
                                --------------    --------------    --------------    --------------
Balance at March 1, 1998        $  (13,473,206)   $   (2,500,239)   $           --    $    1,287,861

Exercise of stock options
   and warrants                 $           --    $           --    $   (1,933,265)   $    1,936,904

Sale of preferred stock -
   2,000 shares of Series D
   and 5,000 shares
   of Series E                              --                --                --         2,253,642

Conversion of debt to 253
   shares of Series D
   preferred stock                          --                --                --           253,000

Conversions to common stock
   Debt                                     --                --                --           844,083
   Equity notes and preferred
   stock - 5,000 shares of
   Series C and 253 shares
   of Series D                        (413,763)               --                --                --

Redemption of Series E
   preferred stock - 5,000
   shares                               (5,000)               --                --          (567,500)

Stock options and common
   stock granted as payment
   of liabilities                           --                --                --           349,600

Sale of common stock,
   net of issuance costs
   of $268,855                              --                --                --         3,735,000

Stock options granted as
   consideration for
   assumption of debt by
   stockholder                              --                --                --           500,000

Equity in sales of common
   stock by subsidiary                      --                --                --         4,649,568

Net loss                            (6,749,906)               --                --        (6,749,906)
                                --------------    --------------    --------------    --------------

Balances at February 28, 1999   $  (20,641,875)   $   (2,500,239)   $   (1,933,265)   $    8,492,252
                                ==============    ==============    ==============    ==============


The accompanying notes are an integral part of this statement.

                                CT HOLDINGS, INC.
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED



                                        Common stock                                            Additional
                                 ---------------------------    Preferred         Equity         paid-in
                                    Shares         Amount         stock           notes          capital
                                 ------------   ------------   ------------    ------------    ------------
Balances at March 1, 1999          43,259,274   $    432,592   $         21    $    150,000    $ 32,985,018
Exercise of stock options
   and warrants                     3,652,505         36,526             --              --       1,892,142
Conversions to common stock
   Equity notes                       533,684          5,337             --        (150,000)        194,492
   Preferred stock -
      Series D                      2,081,937         20,819            (20)             --         217,283
   Debt                               400,000          4,000             --              --         193,000
Sale of common stock                  200,000          2,000             --              --         498,000
Shares issued for legal
    settlement                          7,500             75             --              --          21,225
Equity in sales of common
   stock by subsidiary                     --             --             --              --      14,157,466
Repayment of notes receivable              --             --             --              --              --
Forgiveness of note receivable
    issued as payment for the
    exercise of stock options              --             --             --              --              --
Stock-based compensation                   --             --             --              --         285,000
Other                                   1,500             15             --              --         (53,556)
Net loss                                   --             --             --              --              --
                                 ------------   ------------   ------------    ------------    ------------

Balances at February 29, 2000      50,136,400   $    501,364   $          1    $         --    $ 50,390,070
                                 ============   ============   ============    ============    ============



                                  Accumulated         Treasury           Notes
                                    deficit            stock           receivable          Total
                                 --------------    --------------    --------------    --------------
Balances at March 1, 1999        $  (20,641,875)   $   (2,500,239)   $   (1,933,265)   $    8,492,252
Exercise of stock options
   and warrants                              --                --           (55,860)        1,872,808
Conversions to common stock
   Equity notes                         (49,829)               --                --                --
   Preferred stock -
      Series D                         (238,082)               --                --                --
      Debt                                   --                --                --           197,000
Sale of common stock                         --                --                --           500,000
Shares issued for legal
    settlement                               --                --                --            21,300
Equity in sales of common
   stock by subsidiary                       --                --                --        14,157,466
Repayment of notes receivable                --                --           224,603           224,603
Forgiveness of note receivable
    issued as payment for the
    exercise of stock options                --                --           295,000           295,000
Stock-based compensation                     --                --                --           285,000
Other                                        --                --           134,000            80,459
Net loss                            (23,656,939)               --                --       (23,656,939)
                                 --------------    --------------    --------------    --------------

Balances at February 29, 2000    $  (44,586,725)   $   (2,500,239)   $   (1,335,522)   $    2,468,949
                                 ==============    ==============    ==============    ==============


The accompanying notes are an integral part of this statement.

                                CT HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Years ended
                                                                     ----------------------------
                                                                     February 29,    February 28,
                                                                         2000            1999
                                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                         $(23,656,939)   $ (6,749,906)
    Adjustments to reconcile net loss to net cash used
       by operating activities
          Depreciation and amortization                                 1,361,556       1,569,519
          Equity in loss of unconsolidated affiliate                   18,122,874              --
          Common stock and options issued as payment of expenses           25,482         349,600
          Write-down of software development costs                        625,336       1,422,697
          Extraordinary item                                                   --        (459,592)
          Noncash employee severance expense                              580,000              --
          Provision for losses on accounts receivable
              and sales returns                                                --       1,231,092
          Other                                                            91,999          49,054
    Changes in operating assets and liabilities
       Accounts receivable                                                411,047      (1,261,765)
       Notes receivable                                                   369,603        (102,446)
       Prepaid expenses                                                   129,686        (136,243)
       Inventory                                                           68,059         (91,163)
       Software development costs                                        (649,131)       (895,546)
       Cash overdraft                                                          --         (10,249)
       Accounts payable and accrued expenses                           (1,170,572)        (26,541)
       Payable to affiliate                                                71,299              --
       Other assets                                                       254,072         (97,722)
                                                                     ------------    ------------
                 NET CASH USED IN OPERATING ACTIVITIES                 (3,365,629)     (5,209,211)

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures                                                  (70,388)       (197,095)
    Reduction in cash due to deconsolidation of Parago, Inc.           (1,176,292)             --
    Capital contributions to unconsolidated affiliate                    (140,786)             --
                                                                     ------------    ------------
                 NET CASH USED IN INVESTING ACTIVITIES                 (1,387,466)       (197,095)

CASH FLOWS FROM FINANCING ACTIVITIES
    Payments on notes payable                                            (149,362)       (355,167)
    Proceeds from notes payable                                            70,226         471,900
    Proceeds from long-term debt                                               --              --
    Repayments on long-term debt                                         (161,812)        (40,659)
    Proceeds from sale of preferred stock                                      --       2,253,642
    Proceeds from sale of equity notes                                         --              --
    Proceeds from sale of common stock                                  2,315,086       5,821,904
    Proceeds from sale of subsidiary stock                                     --       1,200,000
    Redemption of equity notes                                                 --              --
    Redemption of preferred stock                                              --        (567,500)
                                                                     ------------    ------------
                 NET CASH PROVIDED BY FINANCING ACTIVITIES              2,074,138       8,784,120
                                                                     ------------    ------------
Net increase (decrease) in cash                                        (2,678,957)      3,377,814
Cash at beginning of the year                                           3,386,369           8,555
                                                                     ------------    ------------
Cash at end of the year                                              $    707,412    $  3,386,369
                                                                     ============    ============


The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business


The Company is an incubator of business-to-business (B2B) Internet companies that provides Internet-based early stage business-to-business ventures with a single source of management capital, as well as consulting on operations, marketing and strategic planning.

The Company began its Internet activities in 1999 with the formation of Parago, Inc. (formerly How2.com, Inc.). Parago is an application service provider (ASP) and business process outsourcer (BPO) which provides online promotional services, online multimedia product information and support services, and online data aggregation and management services to its business clients. Parago's comprehensive integrated suite of outsourced customer care solutions includes manufacturer rebate processing, product information, customer data asset management and other services that are marketed across multiple industry lines. At February 29, 2000 and February 28, 1999, the Company had a 45% and 63% ownership interest in Parago, respectively. See Note G.

In addition to its B2B incubation business, the Company continues to operate its "Citadel Technology" business line, which is focused on developing and marketing security and administration software products for both computer networks and desktop personal computers.

Since its inception the Company has incurred losses, and at February 29, 2000 has an accumulated deficit of $44,586,725. The Company's ultimate success in fully implementing its new strategy and continuing its existing business line is dependent on its ability to raise additional capital. While the Company currently believes that it has the ability to obtain additional equity or debt financing, the Company has received a commitment from its President to fund up to $1,500,000 of the expected operating cash flow needs, if any, of the Company through March 1, 2001 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due. Additionally, the Company also plans to sell stock in private equity financings during fiscal year 2001. The Company expects that its equity investee, Parago, will incur losses in the foreseeable future as it continues to develop and upgrade its technology and infrastructure, develop and expand its product and service offerings, and establish and sustain relationships with manufacturers, retailers and service organizations. Parago believes that the net proceeds from its private equity financings will be sufficient to fund its working capital needs for at least the next 12 months.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

For the year ended February 28, 1999, the consolidated financial statements include the accounts of the Company and its then 50% or more owned subsidiary, Parago, Inc. All significant intercompany accounts and transactions were eliminated in consolidation. For the year ended February 29, 2000, the Company's investment in Parago, Inc. is presented under the equity method of accounting, for the Company has the ability to exercise significant influence, but not control, of the investee. Significant influence generally represents an ownership interest of the affiliate's voting stock of between 20% and 50%. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or loss is included in the consolidated statements of operations. The Company records it investments in equity-method investees on the consolidated balance sheets as "Investment in Unconsolidated Affiliate" and its share of the investee's earnings or losses in "Equity in Loss of Unconsolidated Affiliate."

                               CT HOLDINGS, INC.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Under the equity method, when Parago sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that affiliate increases. The Company records a contribution to additional paid in capital representing the difference between the carrying value of the Company's investment and its proportionate share of the underlying net book value of the affiliate after sales of the affiliate's common stock to unrelated parties.

All other investments for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, are accounted for under the cost method of accounting.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of a sale arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.

Revenues generated from products sold through traditional channels where the right of return exist are reduced by reserves for estimated product returns. Such reserves are based on estimates developed by management. As unused products in these channels are exposed to rapid changes in consumer preferences or technological obsolescence due to new operating systems or computing products, it is reasonably possible that these estimates may change in the future.

Revenues related to significant post-contract support agreements (generally product maintenance agreements) are deferred and recognized over the period of the agreements.

Royalty revenues are recognized as earned unless collection of such revenues is not probable. When collection is not probable, revenues are recognized as payments are received.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of the assets.

Software Costs

Purchased software is recorded at cost and is amortized by the greater of the revenue method or the straight-line method over four to seven years.

The Company capitalizes software development costs when technological feasibility has been established. Software development costs not qualifying for capitalization are expensed as research and development costs. Research and development expense totaled $392,315 and $485,275 in 2000 and 1999, respectively. Capitalized costs are amortized using the greater of the revenue method or the straight-line method with useful lives ranging from three to five years. Amortization expense was $1,108,017 and $1,371,402 in fiscal 2000 and 1999, respectively. The Company evaluates the estimated net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the net book value is in excess of net realizable value. In the fourth quarters of fiscal 2000 and fiscal 1999, software costs were written

                               CT HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

down by $625,336 and $1,422,697, respectively. It is reasonably possible that future events could cause a reduction in the amortization period of software costs, or additional write downs may be required.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews long-lived assets pertaining to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If conditions indicate an asset might be impaired , the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. The impairment would be measured by the amount by which the asset exceeds the future discounted cash flow.

Income Taxes

Deferred income tax expenses are provided based upon estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based upon provisions of enacted laws.

Advertising and Marketing Expense

The Company expenses costs associated with advertising and marketing as they are incurred and includes these costs in selling, general and administrative expense. Advertising and marketing expense for fiscal year 2000 and fiscal year 1999 was $748,605 and $1,509,758, respectively.

Stock-Based Compensation

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note F regarding the pro forma net loss and earnings per share information as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123).

The Company accounts for stock based awards issued to non-employees in accordance with the fair value method of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123." See Note F.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and long-term obligations are carried at cost, which approximates fair value due to the short maturity of these instruments.

Net Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Basic loss per share excludes any dilutive effects of options. Diluted

                               CT HOLDINGS, INC.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

loss per common share includes the dilutive effect of options and warrants calculated using the treasury stock method, and, includes the effect of convertible preferred stock using the if-converted method. Stock options and warrants to purchase 5,823,022 shares of common stock have been excluded from the computation of diluted loss per share, as the effect would be anti-dilutive. In addition, approximately 9,400 shares (based on the price per share for the Company's common stock on February 29, 2000), which would be issued upon the conversion of Series B preferred stock, have been excluded from the computation of loss per share.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It also provides guidance for accounting changes in the fair value of the derivative (i.e., gains and losses). SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 will have a material effect on its financial statements.

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. It is effective for the fourth fiscal quarter beginning after December 15, 1999. We do not expect the adoption of SAB No. 101 will have a material effect on our results of operation or financial condition.


NOTE B - PROPERTY AND EQUIPMENT

Major classes of property and equipment and their estimated useful lives are as follows:




                                                 February 29,    February 28,
                                     Lives           2000            1999
                                  ------------   ------------    ------------
Furniture                           5-10 years   $    170,981    $    138,770
Office equipment                     3-7 years         83,935          82,712
Leasehold improvements              Lease term         68,672          68,672
Computer equipment                   3-7 years        643,753         606,798
                                                 ------------    ------------
                                                      967,341         896,952
  Less accumulated depreciation                      (739,239)       (510,051)
                                                 ------------    ------------

Net property and equipment                       $    228,102    $    386,901
                                                 ============    ============

                                CT HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE C - NOTES PAYABLE

Notes payable consist of the following:


                                                                February 29,   February 28,
                                                                    2000           1999
                                                                ------------   ------------
Unsecured notes payable to individuals,
   due at various dates in 1999, bearing
   interest at rates ranging from 0% to 10%; weighted average
   interest rate is approximately 6.1% (1)                      $     27,500   $    192,500

Note payable to banks, bearing interest at 7.35% to 7.45%             55,833        120,833

Other notes payable                                                   27,955         34,091
                                                                ------------   ------------

                                                                $    111,288   $    347,424
                                                                ============   ============



         (1) Certain of these notes were issued with warrants to purchase common stock. The total number of warrants issued was 509,375 with an exercise price ranging from $0.32 to $0.89 per share. A note for $400,000 was converted into common stock, at $1.075 per share during the year ended February 28, 1999. Additionally, a note for $140,000 plus accrued interest was converted into 400,000 shares of common stock in fiscal year 2000.


NOTE D - LONG-TERM DEBT


                                                                         February 29,   February 28,
                                                                             2000           1999
                                                                         ------------   ------------
Note payable to Xerox Corporation, non-interest bearing, which matured
   September 1998, interest imputed at 10% (net of discount)                  150,000        200,000

Note payable to a bank, payable in monthly installments with interest
   at 9.75%, through January 2000                                                  --        111,812


                                                                         ------------   ------------
                                                                              150,000        311,812
Less current maturities                                                       150,000        311,812
                                                                         ------------   ------------

                                                                         $         --   $         --
                                                                         ============   ============

                                CT HOLDINGS, INC.

NOTE E - INCOME TAXES


Following is the reconciliation of the Company's income tax provision with the amount of tax computed at the statutory rate:



                                                       February 29,    February 28,
                                                           2000            1999
                                                       ------------    ------------
Expense (benefit) computed at federal statutory rate   $ (7,885,000)   $ (2,295,000)
Losses not benefited                                      8,815,000       2,228,000
Other                                                      (930,000)         67,000
                                                       ------------    ------------

                                                       $         --    $         --
                                                       ============    ============



The significant components of the Company's deferred tax liabilities and assets are as follows:



                                           February 29,    February 28,
                                               2000            1999
                                           ------------    ------------
Deferred tax assets
   Net operating loss carryforwards        $  7,432,000    $  6,044,000
   Accounts receivable                          479,000         410,000
   Investment in subsidiary                    (257,000)             --
   Accounts payable and accrued expenses        (15,000)             --
                                           ------------    ------------
Total deferred tax assets                     7,639,000       6,454,000
Valuation allowance                          (7,639,000)     (6,454,000)
                                           ------------    ------------

       Total deferred tax assets, net      $         --    $         --
                                           ============    ============



For federal income tax purposes, at February 29, 2000, the Company had a net operating loss carryforward of approximately $22,500,000. The net operating loss carryover, which is subject to annual limitations as prescribed by the Internal Revenue Code, is available to offset future taxable income through 2013. A valuation allowance has been recorded for the entire amount of the net deferred tax asset as management does not believe it is more likely than not that the deferred tax assets will be utilized in future years.

                                CT HOLDINGS, INC.

NOTE F - STOCKHOLDERS' EQUITY

Preferred Stock

The Company's outstanding Series B preferred stock is convertible into shares of common stock at 83% of the average market price of the common stock for the five days preceding conversion. Each share of Series B preferred stock has a conversion value of $1,000. Dividends accrue at 5%. As of February 29, 2000 all but 50 shares have been converted into common stock. If the shares had been converted on February 29, 2000, approximately 9,400 shares of common stock would be issued.

The Series D preferred stock is convertible into shares of common stock at $1.075 per share. Dividends accrue at 11%. As of February 29, 2000 all outstanding shares and accrued dividends have been converted into common stock.

Holders of Series B and Series D convertible preferred stock have voting rights only to the extent required under Delaware corporate law.

During fiscal 1999, the Company issued and redeemed 5,000 shares of Series E convertible preferred stock for $452,920 and $567,500, respectively.

Dividends on all series of preferred stock are payable in cash or common stock at the option of the Company.

Equity Notes

The equity notes are unsecured and are convertible at any time until maturity into common stock at 80% of the average market price of the Company's common stock. The equity notes bear interest at 8% and the principal and interest due at maturity is payable only in common stock. Any unpaid balance past the maturity date bears interest at 15%. During fiscal year 2000, the remaining balance of the equity notes were converted to common stock.

                                CT HOLDINGS, INC.

NOTE F - STOCKHOLDERS' EQUITY - CONTINUED

Stock Options and Warrants

The Company has issued stock options to directors, employees, and others. Options are granted at no less than fair value at date of grant, as determined by the board of directors. Generally, the options vest over no more than three years. Following is a summary of option transactions for the periods beginning March 1, 1998:



                                                                      Weighted
                                                                       average
                                                                       exercise
                                                          Shares        price
                                                        ----------    ----------
Outstanding at March 1, 1998                             9,796,750    $     0.41
Granted                                                  1,804,088          0.82
Exercised                                               (8,124,181)         0.32
Expired or canceled                                       (514,500)         1.31
                                                        ----------    ----------

Outstanding at February 28, 1999                         2,962,157          0.55

Granted                                                    728,000          4.92
Exercised                                               (2,169,455)         0.47
Expired or cancelled                                      (254,435)         1.06
                                                        ----------    ----------

Outstanding at February 29, 2000                         1,266,267    $     3.07
                                                        ==========    ==========

Exercisable at February 28, 1999                         1,163,170    $     0.63
Exercisable at February 29, 2000                           377,821    $     0.63

Weighted-average fair value of options granted during the year ended February 28, 1999 - $0.73

Weighted-average fair value of options granted during the year ended February 29, 2000 - $2.88



At February 29, 2000, $1,335,000 of notes receivable are outstanding in connection with notes issued in fiscal 1999 for the exercise of certain stock options. These notes were issued with recourse, bear interest at 5%, and mature in fiscal year 2001.

                                CT HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



NOTE F - STOCKHOLDERS' EQUITY - CONTINUED

The following table summarizes other information regarding stock options at February 29, 2000:



                                                            Outstanding                           Exercisable
                                           -----------------------------------------        ----------------------
                                                             Weighted
                                                              average
                                                             remaining     Weighted                       Weighted
                                                            contractual    average                        average
          Range of                                             life        exercise                       exercise
       exercise prices                        Shares        (in years)       price           Shares        price
       ---------------                     ----------       ----------     --------         ---------    ---------
       $ 0.25 - 0.50                          273,017           4.4         $ 0.31            173,393      $ 0.30
         0.67 - 1.75                          275,250           3.2           0.86            204,428        0.90
         3.00 - 5.00                          718,000           5.0           4.96                 --          --
                                           ----------                       ------          ---------      ------

                                            1,266,267                       $ 3.07            377,821      $ 0.63
                                           ==========                       ======          =========      ======



The Company has adopted the disclosure provisions of Statement No. 123, as discussed in Note A, and continues to apply Opinion 25 for stock options granted to employees. If the Company had recognized compensation expense based upon the fair value at the grant date for options granted to employees during fiscal years ended February 29, 2000 and February 28, 1999, the effect on net loss and loss per share would have been as follows:



                                          Years ended
                               --------------------------------
                                 February 29,     February 28,
                                    2000              1999
                               --------------    --------------
       Net loss
          As reported          $  (23,656,939)   $   (6,749,906)
          Pro forma               (24,130,110)       (7,194,115)
       Loss per common share
          As reported                    (.56)             (.25)
          Pro forma                      (.57)             (.26)



The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:



                                                 Years ended
                                      ---------------------------------
                                       February 29,        February 28,
                                          2000                 1999
                                      -------------        ------------
       Expected volatility                   113.5%            134-149%
       Risk-free interest rates                6.0%            4.2-5.6%
       Dividend yield                            0%                  0%
       Expected option lives              1-3 years           1-2 years

                               CT HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE F - STOCKHOLDERS' EQUITY - CONTINUED

The following summarizes the warrant transactions for 2000 and 1999:



                                                        Weighted
                                                        average
                                       Shares        exercise price
                                   --------------    --------------
Outstanding at March 1, 1998            6,105,138    $         2.00

Issued                                  5,557,383              1.60
Exercised                              (3,400,453)             0.58
Expired or canceled                    (2,222,263)             1.04
                                   --------------    --------------

Outstanding at February 28, 1999        6,039,805              2.82

Issued                                         --                --
Exercised                              (1,483,050)             0.58
Expired or cancelled                           --                --
                                   --------------    --------------

Outstanding at February 29, 2000        4,556,755    $         3.55
                                   ==============    ==============



During fiscal 1999, the Company issued warrants to purchase:

o 1,750,000 shares of common stock in connection with the sale of common stock,

o 150,000 shares of common stock in connection with the sale of preferred stock,

o        200,000 shares of common stock as payment of legal fees, and

o        351,125 shares of common stock in other transactions.

Also, the terms of warrants to purchase 2,172,263 shares at $.89 per share were adjusted pursuant to antidilution provisions of the warrant agreements to increase the number of warrants to 3,106,258 and reduce the price to $.59 per share; these warrants have been reflected as cancelled and granted in the table above for fiscal 1999.

NOTE G. INVESTMENT IN UNCONSOLIDATED AFFILIATE


At February 28, 1999, the Company owned 63% of Parago's common stock and accounted for its investment under the consolidation method. Through subsequent sale and distribution by Parago of shares of its common stock, the Company's ownership was reduced below 50% beginning in July 1999. As a result, beginning July 1999, the Company began accounting for its remaining investment in Parago under the equity method of accounting rather than the consolidated method. Prior to these events, the operating results of Parago were consolidated in the Company's consolidated financial statements. At February 29, 2000, the Company owns 45% of Parago's outstanding shares of common stock.

In connection with acquisitions, exercise of stock options and warrants, and various private placement transactions during the fiscal year 1999 and 2000, Parago issued 24,207,913 shares of common stock to other

                                CT HOLDINGS, INC.

NOTE G. INVESTMENT IN UNCONSOLIDATED AFFILIATE - CONTINUED

unrelated parties for a total value of $39,783,832, and at prices ranging from $0.025 to $10.00 per share. During fiscal year 2000, the Company recorded to additional paid in capital contributions totaling $14,157,466, which represents the difference between the carrying value of the Company's investment in Parago and its proportionate share of the underlying net book value of Parago after the issuance of Parago's common stock to unrelated parties.

In January 2000, Parago raised $15,000,000 through the issuance of 200,000 shares of Series A Convertible Preferred Stock to Seaboard Ventures, LLC and 100,000 shares of Series B Convertible Preferred Stock to Watershed Capital I, L.P. At the time of issuance, the Series A and B preferred stock is convertible into 3,000,000 shares of Parago common stock. Subsequent to fiscal year 2000, Parago raised $21,500,000 through the issuance of 430,000 shares of Series C Convertible Preferred Stock to THLee.Putnam Internet Partners LP, Dain Rauscher Wessels Investors LLC and Watershed Capital I, L.P. At the time of issuance, the Series C preferred stock is convertible into 4,300,000 shares of Parago common stock. In connection with the Series A, B, and C financing, the preferred stockholders were issued 3,300,000 warrants to purchase common stock. The warrants vest immediately and have a weighted average exercise price of $2.13.

At February 29, 2000, Parago has 16,757,317 stock options outstanding with a weighted average exercise price of $1.47, and 5,458,813 of the options outstanding are exercisable at a weighted average exercise price of $0.96.


The following is the condensed financial information of Parago at February 29, 2000 and for the fiscal year then ended.



SUMMARIZED BALANCE SHEET      FEBRUARY 29, 2000
------------------------     ------------------
Current assets               $       18,880,751
Noncurrent assets                    21,931,528
                             ------------------
         Total assets        $       40,812,279
                             ==================

Current liabilities          $       23,870,338
Long-term debt                          623,140
                             ------------------
         Total liabilities           24,493,478
                             ------------------
Redeemable common stock               2,000,000
Shareholders' equity                 14,318,801
                             ------------------
                             $       40,812,279
                             ==================



                                                     TWELVE MONTHS ENDED
   SUMMARIZED STATEMENT OF OPERATIONS                 FEBRUARY 29, 2000
   ----------------------------------                ------------------
         Revenues                                      $   8,293,650
         Gross profit                                      4,807,836
         Sales and marketing expenses                     20,171,534
         Operating loss                                  (40,491,249)
         Net loss                                        (39,307,459)

                                CT HOLDINGS, INC.

NOTE G. INVESTMENT IN UNCONSOLIDATED AFFILIATE - CONTINUED

The Company has announced that it intends to distribute to its shareholders, shares of common stock of Parago upon compliance with Securities and Exchange Commission (SEC) requirements applicable to CT Holdings and Parago in connection with the proposed spin-off and upon the expiration of a 180 day lockup agreement between the underwriters of Parago's proposed initial public offering and Parago. Compliance with SEC requirements and state law requirements could delay or prevent the completion of the spin-off. There can be no assurances that CT Holdings will be able to effect the distribution of the shares of Parago to CT Holdings' stockholders on a timely basis or at all.

In addition, CT Holdings has agreed to convert certain shares of Parago common stock issued in connection with certain acquisitions by Parago as well as issued pursuant to the terms of the stock purchase agreements between Parago and some of its stockholders into shares of CT Holdings common stock. This could result in the issuance of up to 500,000 additional shares of CT Holdings common stock (in connection with Parago's acquisition of 2-Lane Media) and up to 414,000 additional shares of CT Holdings common stock at a conversion price of $3.75 per share (in connection with the stock purchase agreements), which would have the effect of diluting CT Holding's stockholders if the market price for CT Holding's stock is above that price at the time of conversion.

NOTE H - RELATED PARTY TRANSACTIONS

During the year ended February 28, 1999, the Company loaned approximately $1,525,000, exclusive of financing provided for the exercise of stock options, to its Chief Executive Officer, Mr. Solomon. At February 29, 2000 and February 28, 1999, $209,000 and $354,000, respectively, remained unpaid.

The Company has contracted with a major shareholder in the Company, Metamor Software Solutions, a division of Metamor Worldwide, Inc. (Metamor) to provide various development services for the Company. The Company incurred approximately $2,000 and $600,000 in expenses related to these services during fiscal years ended February 29, 2000 and February 28, 1999, respectively. Kenneth R. Johnsen, one of the Company's former directors, was the Executive Vice President of Metamor during this time. In June 1999, Mr. Johnsen joined the Company's subsidiary, Parago, as its President and Chief Operating Officer. In connection therewith, Mr. Johnsen was granted options to purchase 2,000,000 shares of Parago common stock at $0.025 per share and options to purchase 1,800,000 shares at $0.25 per share.

During fiscal years ended February 29, 2000 and February 28, 1999, the Company and Parago incurred legal fees in the amount of approximately $86,000 and $140,000, respectively to Wood, Exall & Bonnet, L.L.P. David Wood, a partner of such firm, is a relative of Mr. Solomon. Subsequent to February 28, 1999, Mr. Wood joined Parago as its General Counsel.

In August 1998, the Company granted stock options to a stockholder and reduced the exercise price of certain other stock options in consideration for the stockholder's assumption of indebtedness of the Company in the principal amount of $500,000. The transactions resulted in no gain or loss. At February 28, 1999, the Company had a $125,000 receivable from the stockholder. This outstanding balance was repaid in full during fiscal 2000.

Richard L. Travis, Jr., the Company's former Chief Operating Officer and Chief Financial Officer, resigned from the Company and his employment agreement was terminated effective as of January 14, 2000. In connection with his resignation from the Company and the termination of his employment agreement, Mr. Travis and the Company entered into a Settlement and Release Agreement which provides, among other things, for the payment of an aggregate of $50,001 to Mr. Travis in three equal monthly installments of $16,667 commencing on the last day of each of the first three months following Mr. Travis' resignation from the Company. The Settlement and Release Agreement also provides for Mr. Travis to perform certain financial consulting services for the Company (as an independent contractor) until April 14, 2000. Also, in connection with the Settlement and Release

                                CT HOLDINGS, INC.

NOTE H - RELATED PARTY TRANSACTIONS - CONTINUED

Agreement, the Company agreed to forgive an aggregate of $295,000, plus accrued interest, of indebtedness owed by Mr. Travis to the Company. In addition, Parago accelerated certain of the Parago options granted to Mr. Travis, which resulted in compensation expense of $285,000 to the Company.

On January 7, 1999, the Company acquired 20,000,000 shares of Parago common stock in an organizational subscription for an aggregate purchase price of $50,000 and sharing of the Company's resources, including personnel, administrative and financial resources. The Company continued to provide these resources to Parago through June 30, 1999. In consideration for these resources, the Company allocated a portion of its overhead costs related to these services to Parago. These allocated expenses, totaling approximately $141,000, were recognized by Parago as a contribution to equity, as the services were provided in connection with the Company's initial equity investment.

During the fiscal year ended February 29, 2000, the Company borrowed cash from Parago to cover short-term cash requirements. As a result, Parago issued promissory notes to the Company for approximately $571,299 for its initial investment of $50,000 in Parago and sharing of other cash disbursements made to assist the Company in meeting short-term cash requirements. The promissory notes are secured by 300,000 shares of Parago common stock, are due on demand, and bear interest at five percent. In December 1999, the Company paid $500,000 of its outstanding note balance.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain equipment under noncancellable operating lease agreements expiring at various dates through 2003. Future minimum lease payments under these leases at February 29, 2000, were as follows:



          Year ending
          February 29,
          ------------
              2001                            $   170,085
              2002                                170,085
              2003                                 22,715
                                              -----------

              Total                           $   362,885
                                              ===========



Rental expense totaled approximately $228,000 and $316,000 for the years ended February 29, 2000 and February 28, 1999, respectively.

On January 7, 1998, the Company's former Houston landlord filed a lawsuit against the Company alleging that the Company breached a certain lease covering the Company's former Houston office space. The suit seeks damages to date of approximately $486,000, plus attorney's fees, pre and post judgment interest and court costs. In July 1999, the parties reached an agreement in principle to settle the suit for $325,000 to be paid over nine months ending in April 2000.

The Company and one of its officers were involved in an arbitration proceeding with Vestcom Ltd., which claimed compensation and a finder's fee for introducing the Company to a third party. Vestcom sought damages of the value of 100,000 shares of Company common stock (alleged to be valued at $1,900,000), plus 50% of additional compensation paid by the Company to the third party. The Company filed a declaratory judgment action against Vestcom to determine that the alleged contract was not valid based on its defenses. The case was styled Citadel Computer Systems, Inc. and Steven B. Solomon v. Vestcom, Ltd., in the 193rd Judicial District Court in Dallas County, Texas. In October 1998, the Texas court entered a judgment and preliminary injunction in favor of the Company and its officer that the purported agreement was a forgery. As a result, the arbitration proceeding was

                                CT HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE I - COMMITMENTS AND CONTINGENCIES - CONTINUED

dismissed by the American Arbitration Association. The defendant appealed the decision of the Texas court. In November 1998, Vestcom filed a lawsuit against the Company in Texas state court styled Vestcom v. Citadel in the 68th Judicial Court, Dallas County, Texas, reasserting the same basic claims as in the arbitration proceeding. In January 2000 the parties reached an agreement to settle the suit for the original amount of the warrants claimed (100,000 shares with an exercise price of $1.375 per share). This action was dismissed for want of prosecution on the announcement of settlement by the parties. Assuming Vestcom received actual or constructive notice of that dismissal near the time of its entry, the Company believes that the time to seek reinstatement of the case, a new trial, or review before the Court of Appeals has expired. However, as of the date of issuance of these financial statements, no binding agreement has been signed by both parties.

In August 1998, Janssen-Meyers Associates L.P. ("JMA") filed a lawsuit against us. The suit alleges that we breached a letter of intent dated September 1995 and/or a Placement Agency Agreement dated November 1995 between JMA and Citadel Computer Systems Incorporated, which merged with a subsidiary of the Company in February 1996. As its damages, JMA claims that it is entitled to, among other things, the cash value of 1.8 million $0.89 warrants valued during May 1996. According to JMA's valuation of those warrants, potential damages are alleged to exceed $25 million. The Company vigorously disputes that it breached either the letter of intent or the Placement Agency Agreement or that it is liable to JMA. The Company has retained a valuation expert to address JMA's valuation claims. The lawsuit, styled Janssen-Meyers Associates, L.P. v. Citadel Technology, Inc., was filed in the Supreme Court of the State of New York, County of New York. We removed the case to federal court in the Southern District of New York. Subsequent to November 30, 1999, Janssen-Meyers filed a motion for partial summary judgment and we filed a motion for summary judgment in the matter. On March 30, 2000, the court heard the motions for summary judgment and denied the motions filed by the Company and JMA. The case is scheduled for mediation on June 27, 2000, and is set for trial on August 14, 2000. In addition to vigorously defending the claims asserted by JMA, the Company will be filing a separate lawsuit to recover some potential overpayments to JMA.

At this time, the Company is unable to predict the ultimate outcome of these suits, the costs associated with defending the claims and pursuing counterclaims, and monetary compensation awarded, if any.

The Company is also involved in other litigation. Such litigation is not material to the Company's consolidated financial condition or results of operations.

At February 29, 2000, the Company had an employment agreement with one of its officers. The agreement expires in 2002. Parago has an employment agreement with its chief executive officer, who is also the Company's chief executive officer, that expires in 2004. Parago has been paying the chief executive officer's salary since July 1999.

NOTE J - SUPPLEMENTAL CASH FLOW INFORMATION



                                                             Years ended
                                                     ---------------------------
                                                     February 29,   February 28,
                                                         2000           1999
                                                     ------------   ------------
Supplemental disclosures of cash flow information:
   Cash paid during the year for interest            $         --   $         --
   Non-cash investing and financing transactions:
      Notes payable converted to preferred stock               --        253,600
      Payment of dividends in common stock                     --             --
      Conversions to common stock
          Debt                                            197,000        844,083
          Preferred stock and equity notes                437,931      1,956,956
      Common stock and stock options
         issued in satisfaction of debt                        --        849,600
      Common stock sold for notes or subscriptions             --      8,245,265



NOTE K - EXTRAORDINARY ITEM


The extraordinary item in fiscal 1999 results from gains on debt forgiveness, which consists principally of a $428,316 reduction in the note payable to Xerox Corporation (Note D).

                                CT HOLDINGS, INC.

NOTE L - MAJOR CUSTOMERS

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts based on the expected collectibility of all trade accounts receivable. To date, the losses incurred by the Company have not exceeded management's expectations.

Major customer information is presented based on the aggregate amount of sales net of any returns. In fiscal year 2000, four customers accounted for approximately 29% of our net sales, while in fiscal year 1999, four customers accounted for approximately 54% of net sales.

NOTE M - SUBSEQUENT EVENTS

On May 5, 2000 the Company completed a previously announced transaction whereby it acquired a significant minority interest in River Logic, Inc., a Delaware corporation formerly known as iNetze.com, Inc. The Company acquired an aggregate of approximately 5.9% of the outstanding shares of common stock of River Logic, Inc. ("River Logic") from Robert C. Whitehair, Tim Collins, and F. Shanahan McAdoo in exchange for 333,333 shares of the Company's common stock. The Company also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by a wholly-owned subsidiary of the Company of certain assets (the "ESRN Network"), as described below. The acquired preferred stock, upon conversion, would represent approximately 13.1% of the outstanding shares of common stock of River Logic as of May 5, 2000. In connection with the transaction, the Company, River Logic and certain of River Logic's stockholders entered into a Stockholders Agreement providing for, among other things, restrictions on the transferability of River Logic securities, rights of first refusal and co-sale with respect to River Logic securities, and registration rights with respect to River Logic securities. The Stockholders Agreement also provides the Company with the right to appoint one member of River Logic's Board of Directors so long as the Company continues to own at least 10% of River Logic's capital stock on a fully diluted basis.

In connection with the transaction, the Company also made two $300,000 bridge loans to River Logic, convertible into 800,000 shares, in the aggregate, of common stock that would represent approximately 3.8% of the outstanding common stock of River Logic as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter, (ii) is secured by certain assets of River Logic, (iii) is payable upon the Company's demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, the Company possesses approximately 19% (22.2% in the event the bridge loans and other securities are converted in full) of the voting power with respect to River Logic.

The ESRN Assets consist of the EBSCO School Resource Network (ESRN Network), an educational network catering to kindergarten through 12th grade (K-12). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs. The ESRN Network is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of the Company from EBSCO Industries in connection with this transaction in exchange for 666,667 shares of the Company's common stock.

We intend to file a resale registration statement relating to the shares of our common stock issued in connection with this transaction within 90 days of the closing.

River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education. In addition to K-12 education, River Logic has several other industry-specific networks in development.

The Company has valued its investment in River Logic at $2,380,000 based on the fair value of the 1,000,000 shares of common stock issued and will account for its investment using the cost method.

                                CT HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                           MAY 31,        FEBRUARY 29,
                                          ASSETS                            2000              2000
                                                                         -----------      ------------
                                                                         (UNAUDITED)
CURRENT ASSETS
     Cash and cash equivalents                                           $   39,533        $  707,412
     Accounts receivable, less allowance for returns and
        doubtful accounts of $1,100,000 and $1,100,000                       64,171            55,241
     Notes receivable from related parties                                  208,934           208,934
     Notes receivable from affiliates                                       600,000                --
     Inventory                                                               78,277            80,617
     Prepaid expenses                                                        40,297            78,535
                                                                         ----------        ----------

     Total current assets                                                 1,031,212         1,130,739

INVESTMENT IN UNCONSOLIDATED AFFILIATES                                   2,486,917           827,350

PROPERTY AND EQUIPMENT, net                                                 170,360           228,102

PURCHASED SOFTWARE, net of accumulated
     amortization of $1,601,584 and $1,505,536                              450,816           546,864

CAPITALIZED SOFTWARE DEVELOPMENT COSTS,
     net of accumulated amortization of $922,728 and $785,762               909,969           944,674

OTHER ASSETS                                                                148,221           154,308
                                                                         ----------        ----------

                                                                         $5,197,495        $3,832,037
                                                                         ==========        ==========



The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED



                                                                                      MAY 31,           FEBRUARY 29,
                         LIABILITIES AND STOCKHOLDERS' EQUITY                          2000                 2000
                                                                                   ------------         ------------
                                                                                    (UNAUDITED)
CURRENT LIABILITIES
      Accounts payable and accrued expenses                                        $    969,865         $  1,030,501
      Accrual for legal settlement                                                    1,912,500                   --
      Payable to affiliate                                                               71,299               71,299
      Current maturities of long-term debt                                              150,000              150,000
      Notes payable                                                                     428,386              111,288
                                                                                   ------------         ------------

      Total current liabilities                                                       3,532,050            1,363,088

      Total liabilities                                                               3,532,050            1,363,088

COMMITMENTS AND CONTINGENCIES                                                                --                   --

STOCKHOLDERS' EQUITY
      Common stock, $.01 par value per share; authorized
        60,000,000 shares; issued, 51,325,325 shares
        at May 31, 2000 and 50,136,400 shares at February 29, 2000                      513,253              501,364
      Preferred stock, $.01 par value per share;
        authorized 1,000,000 shares; issued and outstanding
            Series B convertible, 50 shares (liquidation value $50,000)                       1                    1
      Additional paid-in capital                                                     53,722,197           50,390,070
      Accumulated deficit                                                           (48,734,245)         (44,586,725)
      Notes receivable for exercise of options/warrants                              (1,335,522)          (1,335,522)
      Treasury stock, at cost (4,164,613 shares)                                     (2,500,239)          (2,500,239)
                                                                                   ------------         ------------

      Total stockholders' equity                                                      1,665,445            2,468,949
                                                                                   ------------         ------------

                                                                                   $  5,197,495         $  3,832,037
                                                                                   ============         ============


The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                      THREE MONTHS ENDED
                                                                            MAY 31,
                                                                   2000                 1999
                                                               ------------         ------------
                                                                (UNAUDITED)         (UNAUDITED)
Net sales                                                      $    176,849         $  1,592,485

Cost of sales, excluding depreciation and
         amortization                                                 3,814              937,918
                                                               ------------         ------------
         Gross profit                                               173,035              654,567

Operating expenses
    Selling, general and administrative expense                     936,426            1,989,466
    Research and development expenses                               112,992              303,076
    Nonrecurring litigation settlement charge                     1,912,500                   --
    Depreciation and amortization expense                           296,844              519,703
                                                               ------------         ------------
                                                                  3,258,762            2,812,245
                                                               ------------         ------------
    Operating loss                                               (3,085,727)          (2,157,678)

Other income (expense)
    Interest, net                                                      (909)             (11,478)
    Settlement of lawsuits                                               --              (25,000)
    Other                                                                --               28,276
    Equity in loss of unconsolidated affiliate                   (1,060,884)                  --
                                                               ------------         ------------
                                                                 (1,061,793)              (8,202)
                                                               ------------         ------------

         Loss before minority interest                           (4,147,520)          (2,165,880)

Minority interest in loss of consolidated
         subsidiary                                                      --              283,011
                                                               ------------         ------------
                         Net loss                                (4,147,520)          (1,882,869)

Preferred stock dividend requirement                                     --              (55,452)
                                                               ------------         ------------
Net loss allocable to common stockholders                      $ (4,147,520)        $ (1,938,321)
                                                               ============         ============

Loss per share - basic and diluted

         Net loss per share                                    $      (0.09)        $      (0.05)
                                                               ============         ============

Weighted average shares outstanding                              46,366,436           40,490,633
                                                               ============         ============


The accompanying notes are an integral part of these statements.

                                CT HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                THREE MONTHS ENDED
                                                                                      MAY 31,
                                                                             2000                 1999
                                                                         ------------         ------------
                                                                          (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income (loss)                                                  $ (4,147,520)        $ (1,882,869)
      Adjustments to reconcile net loss to net cash
           used by operating activities
                Depreciation and amortization                                 296,844              519,703
                Minority interest in loss of consolidated
                      subsidiary                                                   --             (283,011)
                Equity in loss of unconsolidated affiliate                  1,060,884                   --
                Common stock and options issued as payment
                      of expenses                                              30,439                   --
                Noncash employee severance                                    556,725                   --
      Changes in operating assets and liabilities
           Accounts receivable                                                 (8,930)            (594,197)
           Notes receivable from related parties                                   --              144,460
           Note receivable                                                   (600,000)                  --
           Prepaid expenses                                                    38,238               73,729
           Inventory                                                            2,340                1,722
           Software development costs                                        (102,261)            (129,867)
           Accounts payable and accrued expenses                              (60,636)            (891,258)
           Accrual for legal settlement                                     1,912,500                   --
           Promotional payable                                                     --              254,949
           Other assets                                                            --             (235,622)
                                                                         ------------         ------------
      NET CASH USED BY OPERATING ACTIVITIES                                (1,021,377)          (3,022,261)

CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures                                                         --             (151,306)
      Acquisition of companies, net                                                --           (5,057,280)
                                                                         ------------         ------------
      NET CASH USED BY INVESTING ACTIVITIES                                        --           (5,208,586)

CASH FLOW FROM FINANCING ACTIVITIES
      Payments on notes payable                                               (32,902)             (48,149)
      Proceeds from notes payable                                             350,000                   --
      Payments on long-term debt                                                   --              (46,193)
      Proceeds from the sale of subsidiary stock                                   --           11,642,502
      Proceeds from sale of common stock                                       36,400              931,328
                                                                         ------------         ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                               353,498           12,479,488
                                                                         ------------         ------------
      Net increase (decrease) in cash
        and cash equivalents                                                 (667,879)           4,248,641
      Cash and cash equivalents at the beginning
        of the period                                                         707,412            3,386,369
                                                                         ------------         ------------
     Cash and cash equivalents at the end
       of the period                                                     $     39,533         $  7,635,010
                                                                         ============         ============


The accompanying notes are an integral part of these statements.

CT HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION


The consolidated financial statements of CT Holdings, Inc., formerly Citadel Technology, and its majority-owned subsidiaries (collectively, "CT Holdings") as of May 31, 2000 and for the three month period ended May 31, 2000 and May 31, 1999 are unaudited and, in the opinion of management, contain all adjustments necessary for the fair presentation of the financial position and results of operations for the interim period. These consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in CT Holdings' Form 10-KSB for the year ended February 29, 2000. The results of operations for the three months ended May 31, 2000 are not necessarily indicative of the results to be expected for the entire year (see "Part II. Item 1. Management's Discussion and Analysis of Results of Operations and Financial Condition - Risk Factors"). All significant intercompany accounts and transactions have been eliminated.

Principles  of Accounting for Ownership Interests in Investees

The ownership interests that the Company holds in Parago, Inc. ("Parago"), formerly How2.com, and River Logic, Inc. ("River Logic") as of May 31, 2000 have been accounted for under the equity method for Parago and the cost method for River Logic. The Company records its investments in equity-method and cost-method investees on its consolidated balance sheets as "Investment in Unconsolidated Affiliates" and its share of the equity-method investee's losses in "Equity in Loss of Unconsolidated Affiliate."

For the three months ended May 31, 2000, the Company's investment in Parago is presented under the equity method of accounting, because the Company has the ability to exercise significant influence, but not control, of the investee. Significant influence generally represents an ownership interest of the affiliate's voting stock of between 20% and 50%. Accordingly, under the equity method of accounting, the Company's share of the investee's income or losses is included in the consolidated statements of operations. Under the equity method, when Parago sells its common stock to unrelated parties at a price in excess of its book value, the Company's net investment in that affiliate increases. The Company records a contribution to additional paid in capital representing the difference between the carrying value of the Company's investment and its proportionate share of the underlying net book value of the affiliate after sales of the affiliate's common stock to unrelated parties. If the carrying value of the Company's net investment falls below zero, the Company is required by the guidelines set forth under the equity method of accounting to discontinue applying the equity method until the carrying value of the net investment rises above zero. In addition, in the event the value of the Company's equity investment rises above zero, the Company will resume applying the equity method and will recognize an investment in Parago after the Company's share of net losses not recognized during the period the equity method was suspended are recovered by income or an increase in equity. As of May 31, 2000, the Company's share of Parago's net losses during the period the equity method was suspended was approximately $3 million. The Company continues to hold 20,000,000 shares of Parago which represents 45.2% of the outstanding shares of common stock of Parago at May 31, 2000.

At May 31, 1999, the Company had originally accounted for its investment in Parago under the consolidated method of accounting, because the Company held a majority interest in Parago. Under this method, Parago's results of operations were reflected within the Company's consolidated statements of operations. All significant intercompany accounts were eliminated. Participation by other shareholders in the losses of Parago for the three months ended May 31, 1999 is reflected in the caption "Minority interest in loss of consolidated subsidiary" in the Company's consolidated statement of operations for the three months ended May 31, 1999. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the losses recognized by Parago.

Because the Company owned less than 20% of the ownership interest in River Logic at May 31, 2000 the investment has been accounted for under the cost method of accounting. Under this method, the Company's share of the income or losses of River Logic is not included in the Company's consolidated statements of operations. As discussed above, our investment in Parago was reduced to below zero for accounting purposes and, therefore, not recognized on our consolidated balance sheet at May 31, 2000. Accordingly, the investment in affiliate at May 31, 2000 represents our investment in River Logic.

CT HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 1. BASIS OF PRESENTATION -- CONTINUED

Reclassifications

Certain amounts for the period ended May 31, 1999 have been reclassified to conform to the presentation for the period ended May 31, 2000.

Net Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Basic loss per share excludes any dilutive effects of options. Diluted loss per common share includes the dilutive effect of options and warrants calculated using the treasury stock method, and, includes the effect of convertible preferred stock using the if-converted method. Stock options and warrants to purchase 5,784,105 shares of common stock have been excluded from the computation of diluted loss per share, as the effect would be anti-dilutive. In addition, approximately 41,000 shares (based on the price per share for the Company's common stock on May 31, 2000), which would be issued upon the conversion of Series B preferred stock, have been excluded from the computation of loss per share.

Cash Flow Requirements

Since inception, we have incurred losses, and at May 31, 2000, we had an accumulated deficit of $48,734,245 and our current liabilities exceeded our current assets by $2,500,838. Our ultimate success in fully implementing our new strategy, continuing our existing business line and meeting our cash flow obligations is dependent on our ability to raise additional capital, as to which there can be no assurances. While the Company currently believes that it has the ability to obtain additional equity or debt financing, we have received a commitment from our President to fund up to $1,500,000 of our expected operating cash flow needs through March 1, 2001 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due. We have used approximately $400,000 of this commitment through July 17, 2000. We also plan to sell stock in private equity financings during fiscal year 2001 to cover cash flow deficiencies not covered by the commitment by our President and to repay amounts advanced by our President. We expect that our equity investee, Parago, will incur losses in the foreseeable future as it continues to develop and upgrade its technology and infrastructure, develop and expand its product and service offerings, establish and sustain relationships with manufacturers, retailers and service organizations. If Parago does not complete its initial public offering or find an alternative source of funds, its business and results of operations will be seriously harmed.

We currently fund our Citadel Technology product development and sales and marketing activities through existing cash reserves and cash from operations and issuances of securities. In the event that cash from operations and other available funds prove to be insufficient to fund our Citadel Technology anticipated operations, we will be required to seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of our then-current shareholders.

CT HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 2. CAPITAL TRANSACTIONS

During the quarter CT Holdings issued 55,583 shares of its common stock in connection with the exercise of certain options and warrants for net proceeds of $36,400. The Company's former Vice President of Business Development resigned from the Company and his employment agreement was terminated effective March 1, 2000. In connection with his resignation and the termination of his employment agreement, the former employee and the Company entered into a Settlement and Release Agreement which provides, among other things, for the accelerated vesting of his 83,342 remaining options, the waiver of payment of the exercise price of those options, and the former employee's forfeiture of any right to severance payments, resulting in a charge of $556,725 for the quarter ended May 31, 2000.

On May 5, 2000, CT Holdings completed a previously announced transaction whereby it acquired a significant minority interest in River Logic, Inc., a Delaware corporation formerly known as iNetze.com, Inc. The Company acquired an aggregate of approximately 5.9% of the outstanding shares of capital stock (as of May 5, 2000) of River Logic, Inc. ("River Logic") from Robert C. Whitehair, Tim Collins, and F. Shanahan McAdoo in exchange for 333,333 shares of the Company's common stock. The Company also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by a wholly-owned subsidiary of the Company of certain assets (the "ESRN Network"), as described below. The acquired shares of Series A Convertible Preferred Stock are convertible into shares of common stock that, upon conversion, would represent approximately 13.1% of the outstanding shares of capital stock of River Logic as of May 5, 2000. In connection with the transaction, the Company, River Logic and certain of River Logic's stockholders entered into a Stockholders Agreement providing for, among other things, restrictions on the transferability of River Logic securities, rights of first refusal and co-sale with respect to River Logic securities, and registration rights with respect to River Logic securities. The Stockholders Agreement also provides the Company with the right to appoint one member of River Logic's Board of Directors so long as the Company continues to own at least 10% of River Logic's capital stock on a fully diluted basis.

In connection with the transaction, the Company also made two $300,000 bridge loans to River Logic that together are convertible into 800,000 shares, in the aggregate, of common stock that, upon conversion, would represent approximately 3.8% of the outstanding capital stock of River Logic as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter,
(ii) is secured by certain assets of River Logic, (iii) is payable upon the Company's demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, the Company possesses approximately 19% (22.2% in the event the bridge loans are converted in full) of the voting power with respect to River Logic as of May 5, 2000.

The ESRN Network consists of the EBSCO School Resource Network, an educational network catering to kindergarten through 12th grade ("K-12"). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs and is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of the Company from EBSCO Industries in connection with the transaction in exchange for 666,667 shares of the Company's common stock.

The consideration paid by the Company in connection with the transaction was determined on the basis of arm's-length negotiations between the parties. In accordance with the terms of the transaction agreements, CT Holdings intends to file a resale registration statement relating to the shares of its common stock issued in connection with the transaction within 90 days of May 5, 2000. Although the Company also received an option to purchase certain additional shares of capital stock of River Logic, the Company elected not to exercise this option prior to its expiration.

River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education. In addition to K-12 education, River Logic has several other industry-specific networks in development.

The Company has announced that it intends to distribute to its shareholders, shares of common stock of Parago upon compliance with Securities and Exchange Commission (SEC) requirements applicable to CT Holdings and Parago in connection with the proposed spin-off and upon the expiration of a 180 day lockup agreement between the underwriters of Parago's proposed initial public offering and Parago. Compliance with SEC requirements and state law requirements could delay or prevent the completion

CT HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 2. CAPITAL TRANSACTIONS - CONTINUED

of the spin-off. There can be no assurances that CT Holdings will be able to effect the distribution of the shares of Parago to CT Holdings' stockholders on a timely basis or at all.

In addition, CT Holdings has agreed to convert certain shares of Parago common stock issued in connection with certain acquisitions by Parago as well as issued pursuant to the terms of the stock purchase agreements between Parago and some of its stockholders into shares of CT Holdings common stock. This could result in the issuance of up to 500,000 additional shares of CT Holdings common stock (in connection with Parago's acquisition of 2-Lane Media) and up to 414,000 additional shares of CT Holdings common stock at a conversion price of $3.75 per share (in connection with the stock purchase agreements), which would have the effect of diluting CT Holding's stockholders if the market price for CT Holding's stock is above that price at the time of conversion.


NOTE 3.  INVESTMENT IN UNCONSOLIDATED AFFILIATE

At May 31, 1999, the Company accounted for its investment under the consolidation method. Through subsequent sale and distribution by Parago of shares of its common stock, the Company's ownership was reduced below 50% beginning in July 1999. As a result, beginning July 1999, the Company began accounting for its remaining investment in Parago under the equity method of accounting rather than the consolidated method. Prior to these events, the operating results of Parago were consolidated in the Company's consolidated financial statements. At May 31, 2000, the Company owns 45% of Parago's outstanding shares of common stock.

During the first quarter of fiscal year 2001, Parago raised $21,500,000 through the issuance of 430,000 shares of Series C Convertible Preferred Stock to THLee.Putnam Internet Partners LP, Dain Rauscher Wessels Investors LLC and Watershed Capital I, L.P. At the time of issuance, the Series C preferred stock is convertible into 4,300,000 shares of Parago common stock. In connection with the Series A, B, and C financing, the preferred stockholders were issued 3,300,000 warrants to purchase common stock. The warrants vest immediately and have a weighted average exercise price of $2.13.

The following is the unaudited condensed financial information of Parago at May 31, 2000 and for the three months then ended.

SUMMARIZED BALANCE SHEET         MAY 31, 2000
------------------------     ------------------
Current assets               $       28,418,226
Noncurrent assets                    23,512,340
                             ------------------
         Total assets        $       51,930,566
                             ==================

Current liabilities          $       21,796,688
Long-term debt                          869,445
                             ------------------
         Total liabilities           22,666,133
                             ------------------
Redeemable common stock               2,000,000
Shareholders' equity                 27,264,433
                             ------------------
                             $       51,930,566
                             ==================

                                                     THREE MONTHS ENDED
   SUMMARIZED STATEMENT OF OPERATIONS                   MAY 31, 2000
   ----------------------------------                ------------------
         Revenues                                      $   3,429,996
         Gross profit                                      1,892,184
         Sales and marketing expenses                      1,177,166
         Operating loss                                   (9,039,214)
         Net loss                                         (9,073,221)

CT HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 4. COMMITMENTS AND CONTINGENCIES

On January 7, 1998, the Company's former Houston landlord filed a lawsuit against the Company alleging that the Company breached a certain lease covering the Company's former Houston office space. The suit seeks damages to date of approximately $486,000, plus attorney's fees, pre and post judgment interest and court costs. In July 1999, the parties reached an agreement in principle to settle the suit for $325,000 to be paid over nine months. This settlement was paid in full as of May 31, 2000.

The Company and one of its officers were involved in an arbitration proceeding with Vestcom Ltd., which claimed compensation and a finder's fee for introducing the Company to a third party. Vestcom sought damages of the value of 100,000 shares of Company common stock (alleged to be valued at $1,900,000), plus 50% of additional compensation paid by the Company to the third party. The Company filed a declaratory judgment action against Vestcom to determine that the alleged contract was not valid based on its defenses. The case was styled Citadel Computer Systems, Inc. and Steven B. Solomon v. Vestcom, Ltd., in the 193rd Judicial District Court in Dallas County, Texas. In October 1998, the Texas court entered a judgment and preliminary injunction in favor of the Company and its officer that the purported agreement was a forgery. As a result, the arbitration proceeding was dismissed by the American Arbitration Association. The defendant appealed the decision of the Texas court. In November 1998, Vestcom filed a lawsuit against the Company in Texas state court styled Vestcom v. Citadel in the 68th Judicial Court, Dallas County, Texas, reasserting the same basic claims as in the arbitration proceeding. In January 2000 the parties reached an agreement to settle the suit for the original amount of the warrants claimed (100,000 shares with an exercise price of $1.375 per share). This action was dismissed for want of prosecution on the announcement of settlement by the parties. Assuming Vestcom received actual or constructive notice of that dismissal near the time of its entry, the Company believes that the time to seek reinstatement of the case, a new trial, or review before the Court of Appeals has expired. However, as of the date of issuance of these financial statements, no binding agreement has been signed by both parties.

In July 2000, following mediation of the disputes between us and Janssen-Meyers Associates L.P. ("JMA"), we and JMA entered into an agreement to settle the lawsuit for an aggregate of $3 million, in a combination of $1.5 million in cash due on or before October 31, 2000 and 300,000 shares of common stock with a guaranteed value of $5 per share as of January, April and October, 2001. The settlement is subject to execution of definitive settlement documents and approval of the boards of directors of the companies. We recognized a charge of approximately $1.9 million based on the cash portion of the settlement and the current value of the 300,000 shares to be issued. We may be required to recognize additional charges to the extent of any difference between the $1.5 million guaranteed value of the shares and the gross proceeds from the sale of the shares by JMA at the relevant periods, in the event our common stock does not trade above $5 per share for five consecutive trading days during the guarantee periods. In August 1998, JMA filed a lawsuit against us arising out of an alleged 1995 contract with our predecessor "("Old Citadel"). The suit alleged that Old Citadel breached a letter of intent dated September 1995 and/or a Placement Agency Agreement dated November 1995 between JMA and Old Citadel. As its damages, JMA claimed that it was entitled to, among other things, the cash value of 1.8 million $0.89 warrants valued during May 1996. According to JMA's valuation of those warrants, potential damages were alleged to exceed $40 million. The Company vigorously disputes that it breached either the letter of intent or the Placement Agency Agreement or that it is liable to JMA. The lawsuit was styled Janssen-Meyers Associates, L.P. v. Citadel Technology, Inc., and was filed in the Supreme Court of the State of New York, County of New York.

In June, 2000, the Company was served with a lawsuit filed in state court in Houston, Texas by Michael and Patricia Ferguson for breach of contract, tortious interference and negligence. Specifically, the Fergusons claim that they were damaged when they attempted to exercise certain warrants during a time when the Company's related registration statement could not be used. On June 29, 2000, the Company moved to transfer venue from Harris County, Texas, to Dallas County, Texas. On June 30, 2000, the Company answered (subject to its Motion to Transfer Venue). The Company will vigorously defend the claims asserted by the Fergusons.

At this time, the Company is unable to predict the ultimate outcome of some of these suits, the costs associated with defending the claims and pursuing counterclaims, and monetary compensation awarded, if any. The Company has, when appropriate, recorded its current estimate of the amounts necessary to settle the litigation.

The Company is also involved in other litigation. Such litigation is not material to the Company's consolidated financial condition or results of operations.

                                 786,784 SHARES



                                CT HOLDINGS, INC.



                                  COMMON STOCK





                                   PROSPECTUS







                                AUGUST ___, 2000





         You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Certificate of Incorporation and Bylaws of CT Holdings, Inc. (together with certain of its predecessors in interest, the "Company") provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and include a provision limiting director liability to the Company or its shareholders for monetary damages arising from certain acts or omissions in the director's capacity as a director. In addition, the Company has the ability to maintain insurance on behalf of its directors and executive officers to insure them against any liability asserted against them in their capacities as directors or officers or arising out of such status. See "Management -- Indemnification and Limitation of Liability."

         Certain of the Company's registration rights agreements contain reciprocal agreements of indemnity between the Company and certain of the selling stockholders as to certain liabilities, including liabilities under the Securities Act and in certain circumstances could provide for indemnification of the Company's directors and officers.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the estimated expenses that have been or will be incurred in connection with the Offering, all of which will be paid by the Company.

SEC registration fee ..................................   $    1,874
Accounting fees and expenses ..........................       27,500
Legal fees and expenses ...............................       59,000
Printing and shipping .................................       20,000
Blue Sky fees and expenses (including counsel fees) ...        4,000
Miscellaneous expenses ................................        5,000
                                                          ----------

     Total ............................................   $  117,374
                                                          ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information regarding all sales of unregistered securities of the Company during the past three years. All such shares were exempt from registration under the Securities Act by reason of
Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions relating to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company or otherwise, to information about the Company. Unless otherwise indicated, the issuances of the securities described below were effected without the involvement of underwriters.

         On March 11, 1997, the Company sold $1,080,000 of 5% redeemable convertible notes due February 2000 (before fees and expenses). The notes were sold to certain offshore accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S. For each $25,000 of notes purchased, each investor received warrants to purchase 5,000 shares of the common stock of the Company at $2.00 per share. The warrants have a two year term and will vest as follows: (a) 33-1/3% vest in respect of that portion of the note still held by the holder after the expiration of 90 days following the closing date; (b) 33-1/3% vest in respect of that portion of the note still held by the holder after the expiration of 135 days following the closing date;

and (c) 33-1/3% vest in respect of that portion of the note still held by the holder after the expiration of 180 days following the closing date. First Bermuda, as placement agent, received a commission of eight percent (8%) of the proceeds, payable in shares of the Company's stock, and a warrant to purchase approximately 120,000 shares of Company common stock at an exercise price of $2.00 per share.

         In April 1997, the Company issued an aggregate of $500,000 of its 8% Convertible Notes due April 2000 (the "Willora Notes") to Willora Company Ltd. The notes were sold to certain offshore accredited investors pursuant to
Section 4(2) under the Securities Act and Regulation S. The notes are convertible into shares of common stock based on a discount to the market price at the time of conversion.

         In May 1997, the Company issued an aggregate of $150,000 of its 10% Convertible Notes due May 7, 2000 to Offshore Nominees Limited. The notes were sold to certain offshore accredited investors pursuant to Section 4(2) under the Securities Act and Regulation S. The notes are convertible into shares of common stock based on a discount to the market price at the time of conversion.

         In June 1997, the Company issued an aggregate of $1,125,000 ($500,000 of which was used to redeem the Willora Notes and $125,000 was paid to the lender as a premium) of its 8% Convertible Notes due June 2000 to Silenus Limited. The notes were sold to certain offshore accredited investors pursuant to Section 4(2) under the Securities Act and Regulation S. The notes are convertible into shares of common stock based on a discount to the market price at the time of conversion.

         On October 6, 1997, the Company entered into a Purchase Agreement with CORESTAFF, Inc. ("CORESTAFF") wherein CORESTAFF purchased 2,500,000 shares of common stock for $750,000, together with other valuable consideration. Pursuant to the Agreement, CORESTAFF also received warrants to purchase 1,000,000 shares of the common stock of Citadel at a purchase price of $4.00 per share and to purchase 1,000,000 shares of the common stock of Citadel at a purchase price of $5.00 per share for a ten-year term. Such securities were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. No underwriters were involved in connection with the sale of the securities.

         In November 1997, the Company, pursuant to Regulation D, issued 5,000 shares of convertible Series C Preferred Stock to Lakeshore International, Ltd. McGinn, Smith & Co., Inc. served as the placement agent for the issuance. These shares are convertible, at the option of the holder, after a 4 month lock-up period, into shares of common stock of the Company, at conversion rates ranging from between 70% to 80% of the average market price of the common stock for five days preceding conversion, depending on the date of conversion. Each share of preferred stock has a conversion value of $100 and warrants for five years to purchase 10 shares of common stock, of the Company, at a price of $1.00 per share. Dividends accrue at 8% and are payable, at the option of the Company, in cash or common stock at the time of conversion.

         In January 1998, the Company received a loan in the amount of $400,000 from Thomas E. Oxley. In connection with the loan, Mr. Oxley received warrants to purchase 200,000 shares of common stock at $.32 per share (the then fair market value of the Company's common stock at the date of the transaction). The warrants vested immediately and expire on January 5,1999. In May 1998, Mr. Oxley converted this debt into shares of the Company's common stock. Such securities were not registered under the Securities Act, in reliance upon
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. No underwriters were involved in connection with the sale of the securities.

         In April 1998, the Company received a loan in the amount of $250,000 from Edward Coppola. The loan bore interest at 10% per annum and is payable in full on or before July 13, 1998. In connection with the loan, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $.50 per share (the fair market value of the Company's common stock at the date of the transaction). The warrants vest immediately and expire on April 1, 2001. Mr. Coppola has the right to convert this debt into shares of the Company's Series D Convertible Redeemable preferred stock (the terms of which are described below under Series D preferred). Such securities were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. No underwriters were involved in connection with the sale of the securities. On May 26, 1998, Mr. Coppola converted this debt into shares of the Company's Series D Convertible Redeemable preferred stock.

         On April 30, 1998, the Company and Precision Capital Investors Limited Partnership I ("Precision") entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which Precision purchased shares of 6% Series E Convertible Redeemable preferred stock for $500,000. The Series E preferred stock was redeemed by the Company at a redemption price in cash equal to 112.5% of the original issue price, plus accrued and unpaid dividends to the redemption date. In connection with the transaction, the Company also issued warrants to purchase up to 100,000 shares of the Company's common stock at $0.75 per share (above the fair market value of the Company's common stock at the date of the transaction), which expire on April 30, 2001. Such securities were not registered under the Securities Act, in reliance upon.

         On May 15, 1998, the Company and Metamor Worldwide, Inc. (formerly Corestaff, Inc.) ("Metamor") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Metamor purchased 2,000 shares of Citadel's 11% Series D Convertible Redeemable preferred stock for proceeds of $2,000,000. The preferred shares are convertible into common stock of the Company at the election of the holder at a conversion price equal to 150% of the twenty day average of the closing bid price of the Company's common stock prior to the closing of the purchase ($1.07 per share). The preferred shares will automatically convert into shares of common stock upon (i) the closing of an underwritten public offering that values the Company at a minimum equity value of $20,000,000 with proceeds to the Company of a minimum of $10,000,000 before expenses, or (ii) the date at which the Company's common stock maintains a closing bid price that is 100% greater than the conversion price for at least 20 consecutive days. Such shares were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. No underwriters were involved in connection with the sale of the shares under the Stock Purchase Agreement. Beginning one year from the date of closing, the Company may redeem all or part of the unconverted preferred shares based on a redemption price equal to 120% of the issuance price if redeemed prior to two years after the closing, 115% of the issuance price if redeemed prior to three years after the closing, or 100% of the issuance price if redeemed prior to four years after the closing.

         On May 26, 1998, the Company and Icarus Investments I, Ltd. ("Icarus") entered into a Stock Purchase Agreement pursuant to which Icarus purchased 2,000,000 shares of Citadel's common stock for proceeds of $2,500,000. Such shares were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. In connection with the transaction, the Company issued warrants to purchase 500,000 shares of the Company's common stock at $4.00 per share and 500,000 at $5.00. No underwriters were involved in connection with the sale of the shares under the Stock Purchase Agreement.

         On June 30, 1998, the Company and Icarus entered into a Stock Purchase Agreement pursuant to which Icarus purchased 1,000,000 shares of Citadel's common stock for proceeds of $1,500,000. In connection with the transaction, the Company issued warrants to purchase 500,000 shares of the Company's common stock at $3.00 per share and 250,000 at $2.00 per share. Such securities were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act. No underwriters were involved in connection with the sale of the shares under the Stock Purchase Agreement.

         In January 1999, the Company issued 25,000 and 220,000 shares of its common stock, respectively, to two former employees. The shares of common stock were issued in connection with the settlement of two separate lawsuits filed against the Company. Such securities were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act.

         In December 1999, the Company issued 200,000 shares to Tom Oxley. Such securities were not registered under the Securities Act, in reliance upon
Section 4(2) of the Securities Act.

         In January 2000, the Company issued Vestcom Ltd. warrants to purchase 100,000 shares of its common stock at an exercise price of $1.375 per share in connection with the settlement of a lawsuit. Such securities were not registered under the Securities Act, in reliance upon Section 4(2) of the Securities Act.

         In May 2000, the Company issued 1,050,000 shares of its common stock to various shareholders of River Logic, Inc. in consideration for the receipt of approximately 19% of the outstanding shares of capital stock of River Logic and certain services provided to the Company by one of River Logic's shareholders, Morris D. Presley. In addition, the Company separately issued to Mr. Presley options to purchase 100,000 shares of the Company's common stock at an exercise price of $5.00 per share in partial consideration for the services rendered to the Company by Mr. Presley. The foregoing securities were not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. No underwriters were involved in connection with the sale of the securities in these transactions.

ITEM 27.  EXHIBITS.


   2.1 Second Amended and Restated Plan of Merger, dated February 29, 1996, by and between LoneStar Hospitality Corporation, LSHC Acquisition,
          Inc. and Citadel Computer Systems Incorporated (without exhibits)
          (incorporated by reference to Exhibit 2.1 of the Company's Current
          Report on Form 8-K dated February 29, 1996).


   2.2    Purchase and Sale Agreement, dated March 1, 1996, by and between the
          LoneStar Hospitality Corporation, LS Holding Corp. and Miami Subs USA,
          Inc. (without exhibits) (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K dated February 29, 1996).

   2.3    Technology Transfer Agreement, by and between LoneStar Hospitality
          Corporation and Circuit Masters Software, Inc., dated February 29,
          1996 (without exhibits) (incorporated by reference to Exhibit 2.3 of the Company's Current Report on Form 8-K dated February 29, 1996).

   2.4    Technology Transfer Agreement, by and between the Company and Bill
          Mulvany, dated February 29, 1996 (without exhibits) (incorporated by reference to Exhibit 2.4 of the Company's Current Report on Form 8-K dated February 29, 1996).

   2.5    Technology Transfer Agreement, by and between the Company and Kim
          Marie Newman, dated February 29, 1996 without exhibits) (incorporated by reference to Exhibit 2.5 of the Company's Current Report on Form
          8-K dated February 29, 1996).

   2.6    Agreement, by and between the Company, Circuit Masters Software, Inc.,
          Patrick William Mulvany and Kim Marie Newman, dated May 16, 1996, effective as of February 29, 1996 (incorporated by reference to Exhibit 2.6 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 10, 1996).

   3.1 Certificate of Incorporation (incorporated by reference to the registration statement on Form S-1, File No. 33-25462, for Apollo
          Resources, Inc., on November 10, 1988, and declared effective January
          4, 1989).

   3.2 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on June 4, 1990 (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 1996).

   3.3 Bylaws (incorporated by reference to the registration statement on Form S-1, File No. 33-25462, filed with the Securities and Exchange
          Commission on November 10, 1988).

   3.4 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on October 15, 1991 (incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1991).

   3.5 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on July 20, 1994 (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

   3.6 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on December 11, 1995 (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995).

   3.7 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on May 1, 1996 (incorporated by reference to Exhibit 3.7 of the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 1996).

   3.8 Certificate of Designations of Series A preferred stock (incorporated by reference to Exhibit 4 of the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended May 31, 1996).

   3.9 Certificate of Designations of Series B preferred stock (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended August 31, 1996).

   3.10 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on February 27, 1998 (incorporated by reference to Exhibit 4.2 of the Company's registration statement on Form S-8 filed May 20, 1998, File No. 333-53131).

   3.11 Certificate of Designations of Series C preferred stock (incorporated by reference to Exhibit 4.6 of the Company's registration statement on Form S-8 filed May 20, 1998, File No. 333-53131).

   3.12 Certificate of Designations of Series D preferred stock (incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8 filed May 20, 1998, File No. 333-53131).


   3.13 Certificate of Designations of Series E preferred stock (incorporated by reference to Exhibit 4.7 of the Company's registration statement on Form S-8 filed May 20, 1998, File No. 333-53131).

   3.14   Certificate of Renewal and Revival of Charter filed with the Delaware
          Secretary of State on October 29, 1999 (incorporated by reference to
          Exhibit 3.14 of the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000).

 **5.1    Opinion of Wood, Exall & Bonnet, L.L.P.

  10.1 Employment Agreement dated July 15, 1997, by and between the Company and Steven Solomon (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended
          February 28, 1998).

  10.2 Employment Agreement dated January 1998, by and between the Company and Bennett Klein (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended
          February 28, 1998).

  10.3    Employment Agreement dated May 1, 1997, by and between the Company and
          Richard L. Travis, Jr. (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended
          February 28, 1998).

  10.4    Stock Purchase Agreement, dated August 16, 1996, among the Company,
          Kent-Marsh Ltd., Inc., Bob Wesolek and Vance Nesbitt. (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed September 3, 1996).

  10.5    Stock Purchase Agreement, dated August 16, 1996, among the Company,
          Astonishing Developments, Inc., Bob Wesolek and Vance Nesbitt
          (incorporated by reference to Exhibit 2.2 of the Company's Current
          Report on Form 8-K filed September 3, 1996).

  10.6    Agreement, dated April 11, 1997, among the Company, George Sharp and
          Gil Gertner (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed April 11, 1997).

  10.7 Form of Offshore Securities Subscription Agreement, Convertible Notes, warrants and Registration Rights Agreement between the Company and First Bermuda Securities Limited (incorporated by reference to
          Exhibits 99.1 through 99.4 of the Company's Current Report on Form 8-K filed March 26, 1997).

  10.8 Form of Offshore Securities Subscription Agreement, Convertible Notes, warrants and Registration Rights Agreement between the Company and Willora Company Ltd. (incorporated by reference to Exhibits 99.1 through 99.4 of the Company's Current Report on Form 8-K filed April
          28, 1997).

  10.9 Form of Offshore Securities Subscription Agreement, Convertible Notes, warrants and Registration Rights Agreement between the Company and Silenus Ltd. (incorporated by reference to Exhibits 99.1 through 99.4 of the Company's Current Report on Form 8-K filed June 24, 1997).

  10.10   Purchase Agreement between the Company and CORESTAFF, Inc., dated
          October 6, 1997 (incorporated by reference to Exhibit 10.10 to the
          Company's Annual Report on Form 10-KSB for the fiscal year ended
          February 28, 1997).

  10.11   Warrant to Purchase common stock of the Company issued to Worldwide
          PetroMoly Inc. (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-KSB for the fiscal year ended
          February 28, 1997).

  10.12   Series D Preferred Stock Purchase Agreement between the Company and
          METAMOR WORLDWIDE, Inc., dated May 15, 1998 (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

  10.13   Stock Purchase Agreement between the Company and Precision Capital
          Limited Partnership I, dated April 30, 1998 (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

  10.14   Stock Purchase Agreement between the Company and Icarus Investments I,
          Ltd., dated May 27, 1998 (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).


  10.15   Stock Purchase Agreement, dated March 11, 1999, among Parago, Inc.,
          2-Lane Media, Inc., and the shareholders of 2-Lane Media, Inc.
          (incorporated by reference to Exhibit 10.15 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 28, 1999).

  10.16   Stock Purchase Agreement, dated May 20, 1999, among Parago, Inc.,
          Forward Communications, Inc., FCI Services Inc., and the shareholders of Forward Communications, Inc. and FCI Services Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed June 3, 1999).

  10.17   Agreement and Plan of Reorganization, dated May 20, 1999, among
          Parago, Inc., Forward Freight, Inc., and the shareholders of Forward
          Freight Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed June 3, 1999).

**10.18   Settlement and Release Agreement dated January 14, 2000 by and among
          Richard L. Travis, Parago, Inc. and the Company.

**10.19   Severance and Release Agreement dated March 1, 2000 by and among
          Bennett Klein and the Company.

  10.20   Standard Office Lease, dated August 2, 1999, between Arden Realty
          Limited Partnership and How2HQ.com, Inc. (Santa Monica, California)
          (incorporated by reference to Exhibit 10.18 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 29, 2000).

  10.21   Guaranty of Lease, dated August 2, 1999, by the Company to Arden
          Realty Limited Partnership, with respect to certain obligations of How2HQ.com, Inc. under Standard Office Lease (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form
          10-KSB for the fiscal year ended February 29, 2000).

  10.22   Promissory Note dated September 30, 1999 payable to How2HQ.com, Inc.
          (incorporated by reference to Exhibit 10.20 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 29, 2000)

  10.23   Asset Purchase Agreement dated as of May 5, 2000 by and between EBSCO
          CASIAS, Inc., iNetze.com, Inc., ESRN Acquisition, LLC and the Company
          (incorporated by reference to Exhibit 2.1 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  10.24 Asset Contribution Agreement dated as of May 5, 2000 by and between iNetze.com, Inc., ESRN Acquisition, LLC, the Company and the stockholders set forth on the signature pages attached hereto
          (incorporated by reference to Exhibit 2.2 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  10.25 Stock Purchase Agreement dated as of May 5, 2000 by and between the Company, Tim Collins, F. Shanahan McAdoo and Robert C. Whitehair
          (incorporated by reference to Exhibit 2.3 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  21.1 Subsidiaries of the Company (incorporated by reference to exhibit 21 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000).

 *23.1    Consent of Grant Thornton LLP.

 *23.2    Consent of Ernst & Young LLP.

**23.2    Consent of Wood, Exall & Bonnet, L.L.P. (included in Exhibit 5.1).

**24.1    Power of Attorney (included with signature pages).

----------
*  Filed herewith.
** Previously filed.

ITEM 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Company pursuant to the Company's Certificate of Incorporation, Bylaws, Delaware law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

         The Company also hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 16, 2000.


                                         CT HOLDINGS, INC.

                                         By:  /s/ STEVEN B. SOLOMON

                                            Steven B. Solomon,
                                            Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form SB-2 has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the date stated.



         SIGNATURE                          CAPACITY                                      DATE
         ---------                          --------                                      ----
         *                         Chairman of the Board of Directors                  August 16, 2000
----------------------------
Victor K. Kiam, II


/s/ STEVEN B. SOLOMON              Chief Executive Officer, President & Director       August 16, 2000
----------------------------       (Principal Executive Officer and Principal
Steven B. Solomon                  Financial and Accounting Officer)

         *                          Director                                            August 16, 2000
----------------------------
Lawrence Lacerte

         *                         Director                                            August 16, 2000
----------------------------
Chris A. Economou

         *                         Director                                            August 16, 2000
----------------------------
Mark Rogers


         *                         Director                                            August 16, 2000
----------------------------
Dr. Axel Sawallich


*By: /s/ STEVEN B. SOLOMON

     Steven B. Solomon, Attorney-in-fact

                                  EXHIBIT INDEX





EXHIBIT
NUMBER              DESCRIPTION
-------             -----------

2.1               Second Amended and Restated Plan of Merger, dated February 29,
                  1996, by and between LoneStar Hospitality Corporation, LSHC
                  Acquisition, Inc. and Citadel Computer Systems Incorporated
                  (without exhibits)(incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K dated February 29,
                  1996).

2.2 Purchase and Sale Agreement, dated March 1, 1996, by and between LoneStar Hospitality Corporation, LS Holding Corp. and
                  Miami Subs USA, Inc. (without exhibits) (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K dated February 29, 1996).

2.3               Technology Transfer Agreement, by and between LoneStar
                  Hospitality Corporation and Circuit Masters Software, Inc., dated February 29, 1996 (without exhibits) (incorporated by reference to Exhibit 2.3 of the Company's Current Report on Form 8-K dated February 29, 1996).

2.4 Technology Transfer Agreement, by and between the Company and Bill Mulvany, dated February 29, 1996 (without exhibits)
                  (incorporated by reference to Exhibit 2.4 of the Company's
                  Current Report on Form 8-K dated February 29, 1996).

2.5 Technology Transfer Agreement, by and between the Company and Kim Marie Newman, dated February 29, 1996 (without exhibits)
                  (incorporated by reference to Exhibit 2.5 of the Company's
                  Current Report on Form 8-K dated February 29, 1996).

2.6               Agreement, by and between the Company, Circuit Masters
                  Software, Inc., Patrick William Mulvany and Kim Marie Newman, dated May 16, 1996, effective as of February 29, 1996
                  (incorporated by reference to Exhibit 2.6 of the Current
                  Report on Form 8-K/A filed with the Securities and Exchange
                  Commission on June 10, 1996).

3.1 Certificate of Incorporation (incorporated by reference to the registration statement on Form S-1, File No. 33-25462, for
                  Apollo Resources, Inc., on November 10, 1988, and declared effective January 4, 1989).

3.2 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on June 4, 1990
                  (incorporated by reference to Exhibit 3.2 of the Company's
                  Annual Report on Form 10-KSB for the fiscal year ended
                  February 29, 1996).

3.3 Bylaws (incorporated by reference to the registration statement on Form S-1, File No. 33-25462, filed with the Securities and Exchange Commission on November 10, 1988).

3.4 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on October 15, 1991
                  (incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1991).

3.5 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on July 20, 1994
                  (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

3.6 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on December 11, 1995
                  (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995).

3.7 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on May 1, 1996
                  (incorporated by reference to Exhibit 3.7 of the Company's
                  Annual Report on Form 10-KSB for the fiscal year ended
                  February 29, 1996).

3.8               Certificate of Designations of Series A preferred stock
                  (incorporated by reference to Exhibit 4 of the Company's
                  Quarterly Report on Form 10-QSB for the fiscal quarter ended
                  May 31, 1996).

3.9               Certificate of Designations of Series B preferred stock
                  (incorporated by reference to Exhibit 4.2 of the Company's
                  Quarterly Report on Form 10-QSB for the fiscal quarter ended
                  August 31, 1996).

3.10 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on February 27, 1998
                  (incorporated by reference to Exhibit 4.2 of the Company's registration statement on Form S-8 filed May 20, 1998, File
                  No. 333-53131).

3.11              Certificate of Designations of Series C Preferred Stock
                  (incorporated by reference to Exhibit 4.6 of the Company's registration statement on Form S-8 filed May 20, 1998, File
                  No. 333-53131).

3.12              Certificate of Designations of Series D Preferred Stock
                  (incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8 filed May 20, 1998, File
                  No. 333-53131).

3.13              Certificate of Designations of Series E preferred stock
                  (incorporated by reference to Exhibit 4.7 of the Company's registration statement on Form S-8 filed May 20, 1998, File
                  No. 333-53131).

3.14 Certificate of Renewal and Revival of Charter filed with the Delaware Secretary of State on October 29, 1999 (incorporated by reference to Exhibit 3.14 of the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000).

**5.1             Opinion of Wood, Exall & Bonnet, L.L.P.

10.1              Employment Agreement dated July 15, 1997, by and between the
                  Company and Steven Solomon (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

10.2 Employment Agreement dated January 1998, by and between the Company and Bennett Klein (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

10.3              Employment Agreement dated May 1, 1997, by and between the
                  Company and Richard L. Travis, Jr. (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

10.4              Stock Purchase Agreement, dated August 16, 1996, among the
                  Company, Kent-Marsh Ltd., Inc., Bob Wesolek and Vance Nesbitt.
                  (incorporated by reference to Exhibit 2.1 of the Company's
                  Current Report on Form 8-K filed September 3, 1996).

10.5              Stock Purchase Agreement, dated August 16, 1996, among the
                  Company, Astonishing Developments, Inc., Bob Wesolek and Vance
                  Nesbitt (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K filed September 3, 1996).

10.6              Agreement, dated April 11, 1997, among the Company, George
                  Sharp and Gil Gertner (incorporated by reference to Exhibit
                  99.1 of the Company's Current Report on Form 8-K filed April
                  11, 1997).

10.7              Form of Offshore Securities Subscription Agreement,
                  Convertible Notes, warrants and Registration Rights Agreement between the Company and First Bermuda Securities Limited
                  (incorporated by reference to Exhibits 99.1 through 99.4 of the Company's Current Report on Form 8-K filed March 26,
                  1997).

10.8              Form of Offshore Securities Subscription Agreement,
                  Convertible Notes, warrants and Registration Rights Agreement between the Company and Willora Company Ltd. (incorporated by reference to Exhibits 99.1 through 99.4 of the Company's
                  Current Report on Form 8-K filed April 28, 1997).

10.9              Form of Offshore Securities Subscription Agreement,
                  Convertible Notes, warrants and Registration Rights Agreement between the Company and Silenus Ltd. (incorporated by reference to Exhibits 99.1 through 99.4 of the Company's
                  Current Report on Form 8-K filed June 24, 1997).

10.10 Purchase Agreement between the Company and CORESTAFF, Inc., dated October 6, 1997 (incorporated by reference to Exhibit
                  10.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1997).

10.11 Warrant to Purchase common stock of the Company issued to Worldwide PetroMoly Inc. (incorporated by reference to Exhibit
                  10.11 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1997).

  10.12   Series D Preferred Stock Purchase Agreement between the Company and
          METAMOR WORLDWIDE, Inc., dated May 15, 1998 (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

  10.13   Stock Purchase Agreement between the Company and Precision Capital
          Limited Partnership I, dated April 30, 1998 (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

  10.14   Stock Purchase Agreement between the Company and Icarus Investments I,
          Ltd., dated May 27, 1998 (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998).

  10.15   Stock Purchase Agreement, dated March 11, 1999, among Parago, Inc.,
          2-Lane Media, Inc., and the shareholders of 2-Lane Media, Inc.
          (incorporated by reference to Exhibit 10.15 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 28, 1999).

  10.16   Stock Purchase Agreement, dated May 20, 1999, among Parago, Inc.,
          Forward Communications, Inc., FCI Services Inc., and the shareholders of Forward Communications, Inc. and FCI Services Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed June 3, 1999).

  10.17   Agreement and Plan of Reorganization, dated May 20, 1999, among
          Parago, Inc., Forward Freight, Inc., and the shareholders of Forward
          Freight Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed June 3, 1999).

**10.18   Settlement and Release Agreement dated January 14, 2000 by and among
          Richard L. Travis, Parago, Inc. and the Company.

**10.19   Severance and Release Agreement dated March 1, 2000 by and among
          Bennett Klein and the Company.

  10.20   Standard Office Lease, dated August 2, 1999, between Arden Realty
          Limited Partnership and How2HQ.com, Inc. (Santa Monica, California)
          (incorporated by reference to Exhibit 10.18 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 29, 2000).

  10.21   Guaranty of Lease, dated August 2, 1999, by the Company to Arden
          Realty Limited Partnership, with respect to certain obligations of How2HQ.com, Inc. under Standard Office Lease (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form
          10-KSB for the fiscal year ended February 29, 2000).

  10.22   Promissory Note dated September 30, 1999 payable to How2HQ.com, Inc.
          (incorporated by reference to Exhibit 10.20 to the Company's Annual
          Report on Form 10-KSB for the fiscal year ended February 29, 2000)

  10.23   Asset Purchase Agreement dated as of May 5, 2000 by and between EBSCO
          CASIAS, Inc., iNetze.com, Inc., ESRN Acquisition, LLC and the Company
          (incorporated by reference to Exhibit 2.1 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  10.24 Asset Contribution Agreement dated as of May 5, 2000 by and between iNetze.com, Inc., ESRN Acquisition, LLC, the Company and the stockholders set forth on the signature pages attached hereto
          (incorporated by reference to Exhibit 2.2 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  10.25 Stock Purchase Agreement dated as of May 5, 2000 by and between the Company, Tim Collins, F. Shanahan McAdoo and Robert C. Whitehair
          (incorporated by reference to Exhibit 2.3 to the Company's Current
          Report on Form 8-K filed June 12, 2000).

  21.1 Subsidiaries of the Company (incorporated by reference to exhibit 21 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000).

 *23.1    Consent of Grant Thornton LLP.

 *23.2    Consent of Ernst & Young LLP.

**23.2    Consent of Wood, Exall & Bonnet, L.L.P. (included in Exhibit 5.1).

**24.1    Power of Attorney (included with signature pages).



----------
*  Filed herewith.
** Previously filed.